As filed with the Securities and Exchange Commission on July 25, 2019

Registration No. 333-232370

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

AMENDMENT No. 1
To

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________

Nutriband Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	81-1118176
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Address and telephone number of principal executive offices)

_________________

Gareth Sheridan, Chief Executive Officer

Nutriband Inc.

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

Darrin M. Ocasio, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas; 37th floor New York, New York 10036 (212) 930-9700 Fax: (212) 930-9725 Email: DMOcasio@srf.law	Asher S. Levitsky P.C. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105-0302 (646) 895-7152 Fax: (646) 895-7238 Email: alevitsky@egsllp.com

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

_________________

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Common Stock, par value $0.001 per share	$6,900,000	$836.28
Warrants	12,000	1.46
Common Stock, par value $0.001 per shares	8,625,000	1,045.35
		$1,883.09

____________

(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) based on the proposed maximum aggregate offering price of the securities. Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)      Includes (i) the offering price of shares of common stock issuable in this offering, (ii) the offering price of the warrants issuable in this offering and (iii) the exercise price of the common stock issuable upon exercise of the warrants at an exercise price equal to 125% of the offering price of the common stock, in each case including any shares of common stock and warrants issuable upon exercise of the underwriters’ overallotment option and the common stock issuable upon exercise of the warrants issuable upon exercise of the underwriters’ overallotment option.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 25, 2019

x,xxx,xxx Shares of Common Stock and

x,xxx,xxx Warrants

Nutriband Inc.

OTCQB trading symbol for the common stock: NTRB

This prospectus relates to the public offering of an aggregate of x,xxx,xxx shares of common stock at $x.xx per share, and x,xxx,xxx warrants, at $0.01 per warrant to purchase one share, on a firm commitment basis. Each warrant will have an estimated per share exercise price of 125% of the per share public offering price of the common stock, will be exercisable immediately and will expire five years from the date of issuance. Each purchaser of common stock in the offering will purchase an equal number of warrants. Each share of common stock issued in the offering will be sold together with a warrant, and no warrant will be issued without an accompanying share.

Our common stock is quoted on the OTCQB market under the symbol NTRB. As a result of the one-for-four reverse split, which became effective on July 24, 2019, the symbol for the common stock will be NTRBD until August 20, 2019. On July 24, 2019, the last reported sale price of our common stock on the OTCQB was $35.00 per share.

We have applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols NTRB and NTRBW. There is no public market for our warrants. It is a condition to the underwriter’s obligation to close that the common stock and warrants be listed on the NASDAQ Capital Market.

We have granted the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional xxx,000 shares of common stock and xxx,000 warrants at the respective public offering prices less the underwriting discount and commissions to cover over-allotments.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Risk Factors” and “Prospectus Summary — Emerging Growth Company Status.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total(2)
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

____________

(1)      In addition, we have agreed to provide the underwriters additional compensation, including reimbursement for certain expenses. See “Underwriting” on page 63 of this prospectus for additional information.

(2)      If the underwriters’ over-allotment option is exercised in full, the underwriting discounts and commissions will be $              , and the proceeds to us, before expenses will be $              .

The underwriters expect to deliver the shares of common stock and warrants to purchasers in the offering against payment on Xxx x, 2019.

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is               , 2019.

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, operating results, and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

References to “we,” “us,” “our” and words of like import refer to us and our subsidiaries, including 4P Therapeutics LLC following our acquisition of 4P Therapeutics on August 1, 2018, unless the context indicates otherwise. References to 4P Therapeutics refer to the business and operations of 4P Therapeutics prior to our acquisition unless the context indicates otherwise.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product is our abuse deterrent fentanyl transdermal system which we are developing to provide clinicians and patients with an extended-release transdermal fentanyl product for use in managing chronic pain requiring around the clock opioid therapy combined with properties designed to help combat the opioid crisis by deterring the abuse and misuse of fentanyl patches.

We believe that our abuse deterrent technology can be broadly applied to other products and our strategy is to follow the development of our abuse deterrent fentanyl transdermal system with the development of additional transdermal prescription products for pharmaceuticals that have risks or history of abuse. We believe that our technology can be utilized in other transdermal products to deter the abuse of other drugs or biologics, such as buprenorphine, an opioid used to treat acute pain and chronic pain, and methylphenidate, a central nervous system stimulant. We are also exploring potential product applications to use our technology to deliver proteins and peptides such as exenatide for type 2 diabetes and follicle stimulating hormone (FSH) for infertility. Presently, these products are only available by injection or oral routes. We believe that transdermal delivery has the added potential to improve compliance, which can lead to improved therapeutic outcomes associated with these treatments.

Through July 31, 2018, we had not generated any revenue from our business, which was the development and marketing of a range of transdermal consumer patches. Consumer products are products that can be sold over-the-counter and do not require a prescription. Most of these products are considered drugs in the United States and cannot be marketed in the United States without approval by the Food and Drug Administration (the “FDA”). We have not taken any steps to seek to obtain FDA approval for any of our consumer products, and we have no plans to do so in the near term. As a result, none of our consumer products will be available for sale in the United States.

Our marketing effort with respect to our consumer over the counter transdermal products is presently limited to our exclusive distribution agreement dated April 13, 2018 with EMI-Korea (Best Choice), Inc., whom we refer to as Best Choice, for marketing in certain countries in Asia. Pursuant to our agreement with Best Choice, we granted Best Choice exclusive distribution rights for all of our consumer products in South Korea, Taiwan (the Republic of China), South Asia and the People’s Republic of China. Best Choice is conducting preliminary marketing activities with respect to three of our product lines only in South Korea. Best Choice is responsible for compliance with all applicable regulations. Our revenue from Best Choice through January 31, 2019 has not been significant. In view of the need for Best Choice to obtain regulatory approval to market our products, the amount and timing of revenue from Best Choice is uncertain, and we do not anticipate that we will generate significant revenue from Best Choice during the next year. The Best Choice agreement has an initial term which expired on April 30, 2019. The agreement provides for an automatic renewal for and initial three-year term and five-year terms thereafter if certain minimum purchases are made. Best Choice did not meet the conditions for the continuation of the agreement. On May 26, 2019, we entered into an extension agreement with Best Choice pursuant to which the initial term was extended to April 30, 2020 and all of the dates by which target levels of purchases must be made were deferred by one year.

On August 1, 2018, we acquired 4P Therapeutics LLC for $2,250,000, consisting of 62,500 shares of common stock, valued at $1,850,000, and cash of $400,000, and a royalty payable to Steven Damon, who was the equity owner of 4P Therapeutics, of 6% on all revenue generated by us from the abuse deterrent intellectual property that had been developed by 4P Therapeutics prior to our acquisition. The royalty is payable pursuant to the acquisition agreement and continues as long as we generate revenue from our utilization or sale of the abuse deterrent intellectual property we acquired as part of the acquisition of 4P Therapeutics.

With the acquisition of 4P Therapeutics, 4P Therapeutics’ drug development business became our principal business. 4P Therapeutics was engaged in developing a series of transdermal pharmaceutical products that are all in the preclinical stage of development. Prior to our acquisition of 4P Therapeutics, 4P Therapeutics developed abuse deterrent technology upon which our lead product is based. Prior to our acquisition, 4P Therapeutics filed an international patent application under the Patent Cooperation Treaty for worldwide prosecution of the abuse deterrent transdermal technology used in our abuse deterrent fentanyl transdermal system. The patent is being prosecuted in the United States and in other countries throughout the world. We have received patent protection from the European Patent Office and the Japan patent office for the patent applications filed by 4P Therapeutics entitled “Abuse and Misuse Deterrent Transdermal System.” In addition to applying the technology to developing an abuse deterrent fentanyl transdermal system, we believe that the abuse deterrent patch technology can be applied to other opioids and pain medication patches where there is a risk of abuse and overdose, as well as other transdermal pharmaceuticals where we believe our technology can help prevent abuse or accidental exposure. The principal asset that we acquired with our acquisition of 4P Technology is the abuse deterred technology, which included the patent applications.

Our general approach is to use generic drugs that are off patent and incorporate them into our transdermal drug delivery system. Although these medications have received FDA approval in oral or injectable form, we need to conduct a transdermal product development program which will include the preclinical and clinical trials that are necessary to receive FDA approval before we can market any of our pharmaceutical products.

Our lead product under development is our abuse deterrent fentanyl transdermal system. We believe that our abuse deterrent technology can reduce the abuse (both intentional and accidental) and misuse potential of the fentanyl patch thereby reducing the liability associated with the manufacture, sales and marketing and prescribing of fentanyl patches while maintaining the same chronic pain management associated with conventional fentanyl patches. In 2017, according to a report from the National Institute on Drug Abuse, of the more than 72,000 drug overdose deaths in the United States, nearly 30,000 occurred due to overdoses of fentanyl and fentanyl analogues. Although fentanyl patches are available on the market, we believe that none of the currently available fentanyl patches have technology designed to reduce abuse or misuse and we believe that our technology is designed to reduce the ability of recreational users to abuse or misuse the patch. Further, FDA has introduced a label warning of fatal accidental pediatric exposure to discarded fentanyl patches following more than 20 such cases in the past decade. Basic transdermal fentanyl patch technology offers no safeguard against this accidental pediatric exposure, and we believe our technology will reduce the risk of these very unfortunate accidents.

As a result of our acquisition of 4P Therapeutics, the abuse deterrent fentanyl transdermal system has become our lead product under development. We have not yet started the clinical trials required for FDA approval, and we intend to use a portion of the proceeds of this offering to conduct the preclinical and clinical trials necessary to apply for FDA approval. Due to insufficient resources, we delayed the product development program. In November 2018, we raised $500,000 from the sale of our common stock, and we are using the proceeds from that sale for our development efforts of our abuse deterrent fentanyl transdermal system. We are seeking to leverage our limited resources to advance technical development and optimize our patch technology, as well as potentially expand our intellectual property position around abuse deterrence with transdermal patches.

With the acquisition of 4P Therapeutics, we acquired a pipeline of transdermal biologic products, including exenatide for type 2 diabetes and FSH for infertility, that leverage our novel delivery technology. These large molecule and peptide drugs are off-patent and are currently available only as injectables. We are evaluating the possibility of developing a transdermal delivery system for these drugs using our delivery technology as an alternative to injection but with improved compliance and patient outcomes. In addition, we may develop certain generic transdermal products where we think we can efficiently make an improvement to existing patches where we believe that we will have the opportunity to take significant market share with good profit margins. One example of such a product candidate is the development of a generic scopolamine patch. The prioritization of our portfolio product candidates will be reviewed on an ongoing basis and will take into account technical progress, market potential, and commercial interest. We cannot assure you that we will be able to develop and obtain FDA approval for any of these potential products or that we can be successful in marketing any such products. The FDA approval process can take many years to complete and we will require substantial funding for each product that goes through the process. We cannot assure you that we will obtain FDA marketing approval for any of our products.

Since 4P Therapeutics did not have any commercial products to market, its sole source of revenue to date has been derived from the performance of contract research and development services for a small number of clients in the life sciences field on an as-needed basis to support its ongoing operations. The work varied in nature and includes early stage drug and device preclinical studies, commercial biologic manufacturing support, clinical-regulatory consulting, drug or device clinical studies and formulation/analytical services relating to the chemistry, manufacturing and controls function of drug manufacturing. The current continuing arrangements are varied, from purchase order supported per animal study fees, to hourly rate research and development services, to flat rate contract research and development projects. None of these arrangements are long-term commitments and any party to such arrangements can terminate them at any time. We intend to devote our efforts toward the development and testing of our abuse deterrent fentanyl transdermal system and other potential product candidates in our pipeline. We anticipate that, for the near term, we will continue to perform research and development services for third parties, although we do not anticipate that we will generate significant revenue from this work.

Reverse Stock Split and Change in Authorized Common Stock

On June 25, 2019, we effected a one-for-four reverse split, pursuant to which each share of common stock becomes and is converted into 0.25 share of common stock, and we decreased our authorized common stock from 100,000,000 shares to 25,000,000 shares. The reverse split became effective in the marketplace on July 24, 2019. All share and per share information in this prospectus retroactively reflects the reverse split.

Risks Concerning our Business

Our business is subject to significant risks, which are disclosed in more detail under “Risk Factors,” which begins on page 8, as a result of which an investment in our common stock is highly speculative and could result in the loss of your entire investment. Significant risks include, but are not limited to, the following:

•        The proceeds of this offering will not be sufficient to enable us to obtain FDA approval for any of our product, and we may not be able to raise the necessary funds to enable us to complete the development of any product, to obtain FDA approval or any product or to commence a marketing effort for any product.

•        The completion of the development of our lead product may take longer or be more expensive than we anticipate.

•        The FDA regulatory process may take longer and be more expensive than we anticipate without any assurance that we will obtain FDA approval.

•        If we are not able to obtain FDA approval for our lead product, we may not have the resources to develop any other product, and we may not be able to continue in business.

•        We may not be able to launch any products for which we receive FDA marketing approval.

•        We may not be able to establish a distribution network for the marketing and sale of any products for which we receive FDA approval.

•        We may not be able to establish manufacturing facilities in compliance with FDA good manufacturing practices or to enter into manufacturing agreements for the manufacture of our products in an FDA approved manufacturing facility.

•        It may be necessary to us to enter into a joint venture or other strategic relationship in order to develop, perform clinical testing for, manufacture or market any of our proposed products. We may not be able to enter into such a relationship, and any relationship may not be successful, and the other party may have business interests and priorities that are different from ours.

•        We are party to a settlement agreement with the SEC resulting from statements in our SEC filings that did not accurately reflect the FDA’s jurisdiction over our consumer products and did not disclose that we could not legally market these products in the United States. The settlement included a cease-and-desist order against violating the provisions of the Securities Exchange Act which require us to file accurate registration statements and annual reports with the SEC. Our failure to comply with our obligations under the settlement agreement could result in enforcement proceedings against us or our officers.

•        We may not be able to protect our rights in our intellectual property, and we may be subject to intellectual property litigation which would be expensive and disruptive of our operations even if we eventually prevail on the merits.

•        Unanticipated side effects or other adverse events resulting from the use of our product could require a recall of our products and, even if no recall is required, our reputation could be impaired by side effects.

•        We may not be able to evaluate potential acquisition candidates, with the result that we may not be able to benefit from the acquisition or integrate the acquired business with our business. We have recently incurred an impairment charge as a result of an acquisition when the intellectual property assets of the acquired company were not as represented. We cannot assure you that we will not incur similar or other problems with any future acquisitions.

•        We may fail to comply with all applicable laws and regulations relating to our product. We may have to change or adapt our operations in the event of changes in national, regional and local government regulations, taxation, controls and political and economic developments that affect our products and the market for our products;

•        We may be unable to accurately estimate anticipated expenses, capital requirements and needs for additional financing;

•        Best Choice or any other international distributor of our products may fail to comply with applicable laws; and

•        Best Choice or any other international distributor of our products may not be able to obtain any necessary regulatory approval necessary to market our product or, if they are able to obtain regulatory approval, they may not be successful in marketing our products.

Our Organization

We are a Nevada corporation, incorporated on January 4, 2016. In January 2016, we acquired Nutriband Ltd, an Irish company which was formed by Gareth Sheridan, our chief executive officer, in 2012 to enter the health and wellness market by marketing transdermal patches. Our corporate headquarters are located at 121 S. Orange Ave. Suite 1500, Orlando, Florida 32765, telephone (407) 377-6695. Our website is www.nutriband.com. Information contained on or available through our website or any other website does not constitute a portion of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies, although as a smaller reporting company we are taking advantage of reduced reporting requirements. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and related disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        will not be required to conduct an evaluation of our internal control over financial reporting until two years after the effective date of the registration statement of which this prospectus is a part.

We intend to take advantage of all of these reduced reporting requirements and exemptions. However, since we have already adopted certain new or revised accounting standards under §107 of the JOBS Act, we are not able to take advantage of the delayed phase in of the new or revised accounting standards.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues (as adjusted for inflation), have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current Securities and Exchange Commission, or SEC, rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have either (i) a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) annual revenues of less than $100 million and a public float of less than $700 million.

THE OFFERING

Securities offered by us:	X,xxx,xxx shares of common stock. X,xxx,xxx warrants
Common stock outstanding prior to the offering:	5,423,888 shares(1)
Common stock to be outstanding upon completion of this offering:	xx,xxx,xxx shares (xx,xxx,xxx shares if the underwriters’ over-allotment option is exercised in full)(2).
Warrants to be outstanding upon completion of this offering:	xx,xxx,xxx warrants (xx,xxx,xxx warrants if the underwriters’ over-allotment option is exercised in full)
Terms of the warrants:

Exercise price: $    per share, which is 125% of the initial offering price of the common stock.

Exercisability: Each warrant entitles the holder to purchase one share of common stock at the exercise price.

Adjustments: The exercise price and the number of shares issuable upon exercise of a warrant is subject to adjustment for stock splits, stock distributions, stock dividends, reverse splits and combination of shares and similar recapitalizations.

Exercise period: Each warrant is immediately exercisable and will expire on         , 2024, which is five years from the date of this prospectus.

Use of proceeds:

We intend to use the net proceeds of this offering, estimated at approximately $xx,xxx,xxx, based on an initial public offering price of $x.00 per share of common stock, primarily for research and development of our abuse deterrent fentanyl transdermal system, including clinical manufacturing and clinical trials that will need to be conducted to obtain the FDA approval; and for working capital and other corporate purposes. See “Use of Proceeds.”

Dividend policy:	We do not anticipate paying any cash dividends on our common stock. We expect that, for the foreseeable future, any earnings will be reinvested in our business.
Listing and trading symbol:

Our symbol on the OTCQB is NTRB. As a result of the one-for-four reverse split, which became effective on July 24, 2019, the symbol for the common stock will be NTRBD until August 20, 2019. We have applied to list our common stock and warrants on the NASDAQ Capital Market, and such listing is a condition to closing.

Risk Factors:

You should carefully read and consider the information set forth under the heading “Risk Factors,” beginning on page 8 of this prospectus and all other information set forth in this prospectus before deciding to invest in our common stock.

____________

(1)      The number of shares outstanding does not include 57,500 shares which may be issued upon exercise of outstanding warrants or shares issuable as a result of rounding up fractional shares in connection with the reverse split.

(2)      Does not include:

•        xxx,000 shares of common stock which may be issued upon exercise of the warrants (x,xxx,xxx if the underwriter’s overallotment option is exercised in full;

•        57,500 shares which may be issued upon exercise of outstanding warrants; and

•        shares of common stock issuable as a result of rounding up fractional shares in connection with the reverse split.

SELECTED CONSOLIDATED FINANCIAL DATA

The following information as of January 31, 2019 and 2018 and for years in then ended has been derived from our audited consolidated financial statements which appear elsewhere in this prospectus. The following information as of April 30, 2019 and for the three months ended April 30, 2019 and 2018 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Three Months Ended April 30,		Year Ended January 31,
	2019	2018	2019	2018
Revenue	$193,590	$—	$245,285	$—
Cost of revenue	198,794	—	288,301	—
Selling, general and administrative expenses	567.957	448,098	3,288,224	171,496
Intangible impairment charge	—	—	—	2,500,000
Net (loss)	(573,353)	(448,098)	(3,331,240)	(2,671,496)
Net (loss) per share of common stock (basic and diluted)	$(0.11)	$(0.09)	$(0.62)	$(0.56)
Weighted average shares of common stock outstanding (basic and diluted)	5,423,888	5,219,275	5,352,321	4,803,005

Balance Sheet Information:

	April 30, 2019	January 31,
		2019	2018
Current assets	315,205	590,466	164,899
Working capital (deficiency)	(120,225)	187,460	121,508
Accumulated deficit	(6,754,003)	(6,180,650)	(2,849,410)
Stockholders’ equity	2,083,707	2,404,612	121,508

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Concerning our Business

Because we are an early-stage company with minimal revenue and a history of losses and we expect to continue to incur substantial losses for the foreseeable future, we cannot assure you that we can or will be able to operate profitably.

We did not generate any revenue prior to the quarter ended October 31, 2018, we have incurred losses since our organization, 4P Therapeutics generated only modest revenue from contract research and development services which are not related to its primary business, and, although we anticipate that, for the near term, we will continue to perform research and development services for third parties, we do not expect to generate significant revenue from performing contract research and development services for our clients. We generated a negative gross margin for the year ended January 31, 2019 and the three months ended April 30, 2019. We are subject to the risks common to start-up, pre-revenue enterprises, including, among other factors, undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. Drug development companies typically incur substantial losses during the product development and FDA testing phase of the business and do not generate revenues until after the drug has received FDA approval, which cannot be assured, and until the company has started to sell the product. We can give no assurance that we can or will ever be successful in achieving profitability and the likelihood of our success must be considered in light of our early stage of operations. We cannot assure you that we will be able to operate profitably or generate positive cash flow. If we cannot achieve profitability, we may be forced to cease operations and you may suffer a total loss of your investment.

We require significant funds to continue our operations.

Our business is the development of transdermal systems for the delivery of pharmaceuticals. The development of pharmaceutical products is highly cash intensive, and many early stage drug development companies are unable to raise sufficient cash to complete the development and testing of their products and obtain regulatory approval, with the result that they either obtain funding on very unfavorable terms, cease to conduct business or sell their intellectual property on unfavorable terms. Because of the anticipated lack of revenues until we have an approved product that we can market and the time required to obtain FDA approval, which can take many years, we may have to rely on our ability to raise money in the private or public equity market. The proceeds of this offering will not be sufficient to enable us to develop and obtain FDA approval on any product, and may not be sufficient for us to commence development work on any product other than our lead product. Our ability to raise funds may be dependent upon our demonstrating to potential investors that we have reached or can reach milestones that could give them confidence that we can bring our products to market. We require funds for the development of our product pipeline which includes the preclinical and clinical trials that need to be conducted for our abuse deterrent fentanyl transdermal system, which is our lead product, and for the other potential products in our pipeline. Although we intend to the proceeds from this offering primarily to complete the development of our abuse deterrent fentanyl transdermal system and begin the FDA clinical trials, we cannot assure you that our costs will not be significantly greater than we anticipate, we cannot assure you that we will be able to reach these milestones with the net proceeds from this offering. Further, we require substantial funds to work on the development of additional products which could use our technology, and we do not anticipate that we will have sufficient funds from this offering to devote any significant effort to the development of other transdermal products. We cannot assure you that the proceeds from this offering will be sufficient to meet more than our immediate financial requirements or that when we need additional funds, that it will be available on reasonable, if any, terms.

Our auditors’ report includes a going concern paragraph.

Our financial statements include a going-concern qualification from our auditors, which expresses doubt about our ability to continue as a going concern. We have operated at a loss since inception. Our ability to operate profitable is dependent upon, among other things, obtaining substantial financing, developing our products, completing FDA clinical testing, obtaining FDA approval and implementing a marketing program for our products. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that take into consideration the uncertainty of our ability to continue operations.

Because we do not have a product we can market in the United States, we cannot predict when or whether we will operate profitably.

We have not completed the development of our lead product, which is our abuse deterrent fentanyl transdermal system, and we do not have any product that we can market in the United States. Because of the numerous risks and uncertainties associated with product development, we cannot assure you that we will be able to develop and market any products or achieve or attain profitability. We expect to incur substantial expenses as we continue with our product development and clinical trials. Further, if we are required by applicable regulatory authorities, including the FDA as well as the comparable regulatory agencies in other countries in which we may seek to market product, to perform studies in addition to those we currently anticipate, our expenses will increase beyond expectations and the timing of any potential product approval may be delayed. As a result, we expect to continue to incur substantial losses and negative cash flow for the foreseeable future.

A number of factors, including, but not limited to the following, may affect our ability to develop our business and operate profitably:

•        our ability to obtain necessary funding to develop our proposed products;

•        the success of clinical trials for our products;

•        our ability to obtain FDA approval for us to market any proposed product in our pipeline in the United States;

•        any delays in regulatory review and approval of product in development;

•        if we obtain FDA approval to market our product, our ability to establish manufacturing and distribution operations or entering into manufacturing and distribution agreements with qualified third parties;

•        market acceptance of our products;

•        our ability to establish an effective sales and marketing infrastructure;

•        our ability to protect our intellectual property;

•        competition from existing products or new products that may emerge;

•        the ability to commercialize our products;

•        potential product liability claims and adverse events;

•        our ability to adequately support future growth; and

•        our ability to attract and retain key personnel to manage our business effectively.

Our failure to develop our abuse deterrent fentanyl transdermal system will impair our ability to continue in business.

Our lead product is our abuse deterrent fentanyl transdermal system, and we are devoting our resources primarily to developing this product and conducting the clinical trials to enable us to obtain FDA approval and to market the product. If we are not able to obtain necessary financing to develop, obtain FDA marketing approval and market this product successfully, we may not have the resources to develop additional products, and we may not be able to continue in business.

Before we can market in the United States any product which is classified by the FDA as a drug, we must obtain FDA marketing approval.

Our proposed transdermal products are drug-device combinations that are considered by the FDA to be drugs, which require approval by the FDA. In order to obtain FDA approval, it is necessary to conduct a series of preclinical and clinical tests to confirm that the product is safe and effective. Even though the medication that is being delivered through our transdermal patch may have already received FDA approval, because we are delivering the medication through the skin, we will need to complete, to the FDA’s satisfaction, all of the required clinical testing steps to demonstrate safety and efficacy. At any point, the FDA could ask us to perform additional tests or to refine and redo a test that we had previously completed. The process of obtaining FDA approval could take many years, with no assurance that the FDA will approve the product. The FDA also will need to approve the manufacturing process and the manufacturing facility.

We may need to rely on a third party contract research organization to conduct our preclinical and clinical trials.

Although we believe that we, through 4P Therapeutics, have the capabilities to conduct preclinical studies and early stage clinical studies in house, we may need to rely on third party contract research organizations to conduct our pivotal preclinical and clinical trials. Our failure or the failure of the contract research organization to conduct the trials in compliance with FDA regulations could possibly derail our obtaining FDA approval, and could require us to redo any preclinical or clinical trials which we or the organization administered.

We may encounter delays in completing clinical trials, which would increase our costs and delay market entry.

We may experience delays in completing the clinical trials necessary for FDA approval. These delays may result from a number of factors which could prevent us from starting the trial on time or completing the study in a timely manner, which may include factors out of our control. Since we may need to rely on third parties for supplying us with the drug and transdermal patches used in the trials, there may be various reasons for us to experience a delay in obtaining the clinical materials required to start each clinical trial, which may include factors out of our control. Clinical trials can be delayed or terminated for a number of reasons, including delay or failure to:

•        obtain regulatory approval to commence a trial;

•        reach agreement on acceptable terms with prospective contract research organizations, investigators and clinical trial sites, the terms of which may be subject to extensive negotiation and vary significantly among different research organizations and trial sites;

•        obtain institutional review board approval at each site;

•        enlist suitable patients to participate in a trial;

•        have patients complete a trial or return for post-treatment follow-up;

•        ensure clinical sites observe trial protocol or continue to participate in a trial;

•        address any patient safety concerns that arise during the course of a trial;

•        address any conflicts with new or existing laws or regulations;

•        add a sufficient number of clinical trial sites; or

•        manufacture sufficient quantities of the product candidate for use in clinical trials.

Patient enrollment is also a significant factor in the timely completion of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to available alternatives, including any new drugs or treatments that may be approved for the indications we are investigating.

We may also encounter delays if a clinical trial is suspended or terminated by us, by the independent review boards of the institutions in which such trials are being conducted, by the trial’s data safety monitoring board, or by the FDA. Such authorities may suspend or terminate one or more of our clinical trials due to a number of factors, including our failure to conduct the clinical trial in accordance with relevant regulatory requirements or clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

If we experience delays in carrying out or completing preclinical or clinical trials for any product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business and financial condition. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our ability to finance our operations and generate revenues depends on the clinical and commercial success of our abuse deterrent fentanyl transdermal system and our other product candidates and failure to achieve such success will negatively impact our business.

Our prospects, including our ability to finance our operations and generate revenues, depend on the successful development, regulatory approval and commercialization of our abuse deterrent fentanyl transdermal system as well as our other product candidates. The clinical and commercial success of our product candidates depends on a number of factors, many of which are beyond our control, including:

•        the FDA’s acceptance of our parameters for regulatory approval relating to our product candidates, including our proposed indications, primary endpoint assessments, primary endpoint measurements and regulatory pathways;

•        the FDA’s acceptance of the number, design, size, conduct and implementation of our clinical trials, our trial protocols and the interpretation of data from preclinical studies or clinical trials;

•        the FDA’s acceptance of the sufficiency of the data we collect from our preclinical studies and pivotal clinical trials to support the submission of a New Drug Application, known as an NDA, without requiring additional preclinical or clinical trials;

•        the FDA’s acceptance of our abuse deterrent labeling relating to our products, including our abuse deterrent fentanyl transdermal system;

•        when we submit our NDA upon completion of our clinical trials, the FDA’s willingness to schedule an advisory committee meeting, if applicable, in a timely manner to evaluate and decide on the approval of our NDA;

•        the recommendation of the FDA’s advisory committee, if applicable, to approve our application without limiting the approved labeling, specifications, distribution or use of the products, or imposing other restrictions;

•        the FDA’s satisfaction with the safety and efficacy of our product candidates;

•        the prevalence and severity of adverse events associated with our product candidates;

•        the timely and satisfactory performance by third party contractors of their obligations in relation to our clinical trials;

•        if we receive FDA approval, our success in educating physicians and patients about the benefits, administration and use our product candidates;

•        our ability to raise additional capital on acceptable terms in order to achieve conduct the necessary clinical trials;

•        the availability, perceived advantages and relative cost of alternative and competing treatments;

•        the effectiveness of our marketing, sales and distribution strategy and operations;

•        our ability to develop, validate and maintain a commercially viable manufacturing process that is compliant with current good manufacturing practices;

•        our ability to obtain, protect and enforce our intellectual property rights;

•        our ability to bring an action timely for patent infringement arising out of the filing of ANDAs by generic companies seeking approval to market generic versions of our products, if applicable, before the expiry of our patents; and

•        our ability to avoid third party claims of patent infringement or intellectual property violations.

If we fail to achieve these objectives or to overcome the challenges presented above, many of which are beyond our control, in a timely manner, we could experience significant delays or an inability to successfully commercialize our product candidates. Accordingly, even if we obtain FDA approval to market our products, we may not be able to generate sufficient revenues through the sale of our products to enable us to continue our business.

Since we do not have commercial manufacturing capability, if we are unable to establish manufacturing facilities, we may have to enter into a manufacturing agreement with a manufacturer that has been approved by the FDA.

Any commercial manufacturer of our products and the manufacturing facilities where we make our commercial products will be subject to FDA approval. Part of the process of seeking FDA approval to market our products is the FDA’s approval of the manufacturing process and facility. Although we plan to establish our own manufacturing facilities, the establishment of a manufacturing facility is very costly, and, unless we obtain funding for that purpose, it would be necessary for us to engage a third party who has experience is manufacturing transdermal patches for FDA approved products. By relying on a third party manufacturer, we will be dependent upon the manufacturer, whose interests may be different from ours. Any third party contract manufacturer will be responsible for quality control and for meeting our requirements. If the manufacturer does not meet our quality standards and delivers products that do not meet our specifications, we may both incur liability for breach of our warranty to our customer, as well as liability for any damage, including death, that may result from the use, abuse or accidental misuse of the product. Regardless of whether we are able to make a claim against the manufacturer, our reputation may be impaired and we may lose business as a result. Further, the contract manufacturer may have other customers and may allocate its resources based on the contract manufacturer’s interest rather than our interest. Furthermore, we may not be able to assure ourselves that we will get favorable pricing. We have previously had problems with our manufacturer of our consumer over-the-counter transdermal patches, and we cannot assure you that we will not have the same, similar or other problems with the manufacturer of our FDA approved products.

If we or any third-party manufacturer fails to comply with FDA current good manufacturing practices, we may not be able to sell our products until and unless the manufacture becomes compliant.

All FDA approved drugs, including our proposed transdermal products, must be manufactured in accordance with good manufacturing practices. All manufacturing facilities are inspected by the FDA as a matter of routine inspection or for a specific cause. If a manufacturer fails to comply with all applicable regulations, the FDA can prohibit us from distributing products manufactured in those facilities, whether they are a contract manufacturer or own facility. A failure to be in compliance with good manufacturing practices could result in the FDA closing the facilities or limiting our use of the facilities.

If the FDA implements Risk Evaluation and Mitigation Strategies policies for any of our proposed products, we will need to comply with such policies before we can obtain FDA approval or the product.

The Food and Drug Administration Amendments Act of 2007 gave FDA the authority to require a Risk Evaluation and Mitigation Strategy from manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. The FDA has issued a Risk Evaluation Mitigation Strategy for a fentanyl iontophoretic transdermal system. Before we can receive FDA approval for any product for which the FDA has issued a Risk Evaluation Mitigation Strategy, we must satisfy the FDA that we have complied with the Risk Evaluation Mitigation Strategy. If one of our products becomes subject to a Risk Evaluation and Mitigation Strategy policy after receiving FDA approval, it will need to comply with such policy.

Our products will continue to be subject to FDA review after FDA approval is given.

Discovery of previously unknown problems with our products or unanticipated problems with the manufacturing processes and facilities, even after FDA and other regulatory approvals of the product for commercial sale, may result in the imposition of significant restrictions, including withdrawal of the product from the market.

The FDA and other regulatory agencies continue to review products even after the products receive agency approval. If and when the FDA approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from the failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of our products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We must continually monitor the safety of our products once approved and marketed for potential adverse events which could jeopardize our ability to continue marketing the products.

As with all medical products, the use of our products could sometimes produce undesirable side effects or adverse reactions or events (referred to cumulatively as adverse events). Our consumer products initially caused skin irritation because of certain of the ingredients in the patch, which we corrected by reformulating the patches. For the most part, we expect these adverse events to be known and occur at some predicted frequency based on our experience in the clinical development program. When adverse events are reported to us, we are required to investigate each event and the circumstances surrounding it to determine whether it was caused by our product and whether a previously unrecognized safety issue exists. We will also be required to periodically report summaries of these events to the applicable regulatory authorities. If the adverse effects are significant, we may be required to recall our product. We cannot assure you that our medical products will not cause skin irritation or other adverse events. Our ability to market our products may be impaired by unanticipated adverse events and any recall of our product. Because we are an early-stage company, our reputation, and our ability to market products, could be effected more severely than a major pharmaceutical company.

In addition, the use of our products could be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. Such issues may arise when our products are used in critically ill or otherwise compromised patient populations. When unexpected events are reported to us, we are required to make a thorough investigation to determine causality and the implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product or recall the product and discontinue marketing until all problems are satisfactorily resolved. Furthermore, an unexpected adverse event of a new product could be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation and public image.

A serious adverse finding concerning the risk of any of our products by any regulatory authority could adversely affect our reputation, business and financial results.

If we obtain FDA approval to market our products, we expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others will play a primary role in the recommendation and prescription of our proposed products. Further, if we use third-party sales and marketing providers, they may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

•        The federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;

•        The federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds. Penalties include three times the government’s damages plus civil penalties of $5,500 to $11,000 per false claim. In addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

•        Health Insurance Portability and Accountability Act, known as HIPAA, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•        The Social Security Act contains numerous provisions allowing the imposition of a civil money penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

•        Many states have analogous state laws and regulations, such as state anti-kickback and false claims laws. In some cases, these state laws impose more strict requirements than the federal laws. Some state laws also require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

Best Choice may not obtain approval to market our consumer products in South Korea.

Although Best Choice has made modest purchases of our consumer products in South Korea in connection with its preliminary marketing activities, Best Choice requires regulatory approval by the Ministry of Food and Drug Safety (the “MFDS”) before it can market our consumer products in South Korea. Although Best Choice has advised us it is working with the MFDS to determine a classification for our products, which is necessary before it can obtain authorization to market the products in South Korea, we cannot assure you that it will obtain the necessary authorization. The sale of products that require authorization without the required authorization is a criminal offense. We cannot assure you that Best Choice will be able to obtain the necessary approval, and if it unable to obtain the necessary approval, it will not be able sell our consumer products in South Korea.

We may not be able to continue our relationship with Best Choice, which is the only distributor for our consumer products.

Our agreement with Best Choice has an initial term which, as a result of an extension dated May 26, 2019, will expire on April 30, 2020. The agreement provides for an automatic renewal for three years and for five-year periods thereafter if certain minimum purchases are made. Best Choice did not meet the initial conditions for the continuation of the agreement and we extended the period during which Best Choice must meet the initial purchase requirement from April 30, 2019 to April 30, 2020. We cannot assure you that Best Choice will meet the minimum purchase requirements for the extended initial term and that the agreement will not terminate if Best Choice fail to make such purchases. However, we cannot assure you that, if the agreement with Best Choice terminates, we will be able to enter into an agreement with another distributor who would be willing and able to obtain necessary regulatory approval and sell our product in the international market. Our failure to have any international distributor will materially impair our ability to generate revenue from our consumer products in the South Korean or any other international market.

Before we can market our product outside of the United States, we will need to obtain regulatory approval in each country in which we propose to sell our products.

In order to market and sell our products in jurisdictions other than the United States, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA, and can involve additional testing.

In addition, in many countries worldwide, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the

United States on a timely basis, if at all. Even if we were to receive approval in the United States, approval by the FDA does not ensure approval by regulatory authorities in other countries. Similarly, approval by one regulatory authority outside the United States would not ensure approval by regulatory authorities in other countries. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could be impaired.

Outside the United States, particularly in member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of health technology assessment procedures with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Certain countries allow companies to fix their own prices for medicines, but monitor the pricing.

In addition to regulations in the United States, if we market outside of the United States, we will be subject to a variety of regulations governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries.

If we do not have sufficient product liability insurance, we may be subject to claims that are in excess of our net worth.

Before we market any pharmaceutical product, we will need to purchase significant product liability insurance. However, in the event of major claims from the use of our products, it is possible that our product liability insurance will not be sufficient to cover claims against us. We cannot assure you that we will not face liability arising out of the use of our products which is significantly in excess of the limits of our product liability insurance. In such event, if we do not have the funds or access to the funds necessary to satisfy such liability, we may be unable to continue in business.

Because some of the patches we are developing, such as our abuse deterrent fentanyl patch, have potential severe side effects, we may face liability in the event patients suffer serious, possibly life-threatening, side effects from our products.

Fentanyl patches have known side effects and may cause serious or life-threatening breathing problems due to opioid-induced respiratory depression. In addition, taking certain medications with fentanyl may increase the risk of serious or life-threatening breathing problems, sedation or coma. Because of the seriousness of the side effects, fentanyl patches should only be used in accordance labeling approved by the FDA or by the applicable regulatory authorities outside of the United States. Fentanyl patches are only indicated for the treatment of people who are tolerant to opioid medications because they have taken this type of medication for at least one week and should not be used to treat mild or moderate pain, short-term pain, pain after an operation or medical or dental procedure, or pain that can be controlled by medication that is taken on an as-needed basis. Although we will include all warnings on the packaging that are required by the FDA or foreign regulatory authorities, claims may be made against us in the event that death or serious side effects result from the use of our abuse deterrent fentanyl transdermal system, even if prescribed for a patient for whom fentanyl patches should not be prescribed. We cannot assure you that we will not face significant liability as a result of such side effects and we may not have sufficient product liability insurance to cover any damages that may be assessed against us.

Because of our lack of funds, we may have to enter into a joint venture or strategic relationship with a third party to develop and seek to obtain FDA approval of our potential products.

Our present efforts are directed to developing and seeking FDA approval for our pipeline of transdermal pharmaceutical products including our lead product, the abuse deterrent fentanyl transdermal system. The development of pharmaceutical products including a new delivery system for an already approved drug, is very expensive with no assurance of obtaining FDA approval. Because of the costs involved, we may need to enter into a joint venture or strategic alliance with a third party to bring our products to market, in which event we would have to give up a significant percentage of the equity in the product and require the other party to provide the necessary financing and personnel and to take a significant role in making the decisions relating to the development, testing, marketing and manufacturing of the product. The third party may have interests which are different from, and possibly in conflict with, our own. If we are unable to attract competent parties to distribute and market any product which we may develop, or if such parties’ efforts are inadequate, we will not be able to implement our business strategy and may have to cease operations. We cannot assure you that we will be successful in entering into joint ventures or other strategic relationships or that any relationship into which we may enter will develop a marketable product or that we will generate any revenue or net income from such a venture.

We may decide not to continue developing or commercializing any products at any time during development or after approval, which would reduce or eliminate our potential return on investment for those product candidates.

We may decide to discontinue the development of our abuse deterrent fentanyl transdermal system or any other product in our pipeline or not to continue to commercialize any potential product for a variety of reasons, such as the appearance of new technologies that make our product less commercially viable, an increase in competition, changes in or failure to comply with applicable regulatory requirements, the discovery of unforeseen side effects during clinical development or after the approved product has been marketed or the occurrence of adverse events at a rate or severity level that is greater than experienced in prior clinical trials. If we discontinue a program in which we have invested significant resources, we will not receive any return on our investment.

If any of our potential products are approved for marketing but fail to achieve the broad degree of physician or market acceptance necessary for commercial success, our operating results and financial condition will be adversely affected.

If any of the products in our pipeline receives FDA approval for us to market the product in the United States, it will be necessary for us to generate acceptance of our product for the indications covered by the FDA approval. In order to generate acceptance in the marketplace, we will need to demonstrate to physicians that our product provides a distinct advantage or better outcome at a price that reflects the value of our product as compared with existing products. We will need to develop and implement a marketing program directed at both physicians and the general public. Since we do not presently have the resources necessary to develop or implement an in-house marketing program and we may not have the funds to do so if and when we obtain FDA approval to market our product, we will need to establish a distribution network though license and distribution agreements with third parties who have the capability to market our product to physicians and emergency service organizations, and we will be dependent upon the ability of these third parties to market our products effectively. We cannot assure you that we will be able to negotiate license and distribution agreements with terms that are acceptable to us. Since we do not have an established track record and our product pipeline is relatively small, we may be at a disadvantage in negotiating the terms of license and distribution agreements. Further, we may have little control over the development and implementation of our licensee’s marketing program, and our licensees may have interests that are inconsistent with ours with respect to the allocation of resources and implementation of the marketing program. We cannot assure you that a marketing program for any of our products can or will be implemented effectively or that we will be successful in developing physician and emergency service acceptance of our products.

If we seek to market any products in our pipeline in countries other than the United States, we will need to comply with the regulations of each country in which we seek to market our products.

None of our pharmaceutical products are currently approved for sale by any government authority in any jurisdiction. If we fail to comply with regulatory requirements in any market we decide to enter, or to obtain and maintain required approvals, or if regulatory approvals in the relevant markets are delayed, our target market will be reduced and our ability to realize the full market potential of our products will be harmed. Marketing approval in one jurisdiction, including the United States, does not ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one jurisdiction may have a negative effect on the regulatory process in others. Failure to obtain a marketing approval in countries in which we seek to market our products or any delay or setback in obtaining such approval would impair our ability to develop foreign markets for any of our products.

The drug delivery industry is subject to rapid technological change and, our failure to keep up with technological developments may impair our ability to market our products.

Our products use technology which we developed for the transdermal delivery of drugs. The field of drug delivery is subject to rapid technological changes. Our future success will depend upon our ability to keep abreast of the latest developments in the industry and to keep pace with advances in technology and changing customer requirements. If we cannot keep pace with such changes and advances, our proposed products could be rendered obsolete, which would result in our having to cease its operations.

If we obtain FDA approval, we will face significant competition from better known and better capitalized companies.

If we obtain FDA approval for any of our products, we expect to face significant competition from existing companies, which are better known and already have developed relationships with physicians within the healthcare system. Any product we may develop will compete with existing medications performing the same medicinal functions, which may include transdermal patches. We cannot assure you that we will be able to compete successfully. In addition, even if we are able to commercialize our product candidates, we may not be able to price them competitively with current standard of care products or their price may drop considerably due to factors outside our control. If this happens or the price of materials and manufacture increases dramatically, our ability to continue to operate our business would be materially harmed and we may be unable to commercialize any products successfully. In addition, other pharmaceutical companies may be engaged in developing, patenting, manufacturing and marketing products that compete with those that we are developing. These potential competitors may include large and experienced companies that enjoy significant competitive advantages over us, such as greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition and more experience and expertise in obtaining marketing approvals from the FDA and foreign regulatory authorities.

Healthcare reforms by governmental authorities, court decisions affecting health care policies and related reductions in pharmaceutical pricing, reimbursement and coverage by third-party payors may adversely affect our business.

We expect the healthcare industry to face increased limitations on reimbursement, rebates and other payments as a result of healthcare reform, which could adversely affect third-party coverage of our proposed products and how much or under what circumstances healthcare providers will prescribe or administer our products, if approved.

In both the U.S. and other countries, sales of our products, if approved for marketing, will depend in part upon the availability of reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the United States healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price we can receive for those products. Any reduction in reimbursement that results from federal legislation or regulation may also result in a similar reduction in payments from private payors, since private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates.

Significant developments that may adversely affect pricing in the United States include the enactment of federal healthcare reform laws and regulations, including the Affordable Care Act, or ACA, which is popularly known as Obamacare, and the Medicare Prescription Drug Improvement and Modernization Act of 2003.  A recent district court decision which struck down Obamacare, if upheld, could have a material adverse effect upon reimbursement and payment for products such as our proposed products. Changes to the healthcare system enacted as part of any healthcare reform in the United States, as well as the increased purchasing power of entities that negotiate on behalf of Medicare, Medicaid, and private sector beneficiaries, may result in increased pricing pressure by influencing, for instance, the reimbursement policies of third-party payors. Regulatory changes which have the effect of decreasing the use of opioids has resulted in a decrease in the size of the market for opioid products, including fentanyl, could impact the market for our abuse deterrent fentanyl transdermal system or any other opioid-based transdermal product we may develop.

In 2017, a new administration, which had promised to repeal and replace the ACA, took office in the United States.  Although we cannot predict the form any such replacement of the ACA may take or the full effect on our business of the enactment of additional legislation pursuant to healthcare and other legislative reform, we believe that legislation or regulations that would reduce reimbursement for, or restrict coverage of, our products could adversely affect how much or under what circumstances healthcare providers prescribe or administer our products. This could materially and adversely affect our business by reducing our ability to generate revenues, raise capital, obtain licensees and market our products. In addition, we believe the increasing emphasis on managed care in the United States, has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

It will be difficult for us to profitably sell any of our products if reimbursement for these products is limited by government authorities and third-party payor policies.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our technology which is incorporated in our products as well as successfully defending these patents against third-party challenges, should any be brought. 4P Therapeutics originally filed an international patent application under the Patent Cooperation Treaty for worldwide prosecution of the abuse deterrent transdermal technology patent used in our lead product, the abuse deterrent fentanyl transdermal system. The patent is being prosecuted in the United  States and in other countries. Although the European Patent Office and the Japan patent office have approved our patent application, we have not yet received any response from the United States Patent and Trademark Office. Our ability to stop third parties from making, using, selling, offering to sell or importing products utilizing our proprietary or patented technology is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot assure you that a patent will be granted in the United States or in any country in which the patent is being prosecuted. The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States varies from country to country and is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in any patents we may be granted. Further, if any patents are granted and are subsequently deemed invalid and unenforceable, it could impact our ability to license our technology and, as noted previously, fend off competitive challenges. Patent litigation is very expensive and we may not have sufficient funds to defend our proprietary technology from infringement, either as a plaintiff in an action seeking to stop infringers from using our technology, or as a defendant in an action against us alleging infringement by us.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•        others may be able to make compositions or formulations that are similar to our product s but that are not covered by the claims of our patents;

•        other persons may have filed patents covering inventions, technology or processes that we use, with the result that we may infringe upon the prior patents;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies;

•        our pending patent applications may not result in the grant of patents;

•        any patents which may be issued may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;

•        our inability to fund any litigation to defend our proprietary rights, either in defense of an action against us or a plaintiff to seek to prevent infringement.

•        our failure to develop additional proprietary technologies that are patentable.

If we seek to expand our business through acquisition, we may not be successful in identifying acquisition targets or integrating their businesses with our existing business.

We have recently expanded our business by acquisition, and we may make acquisitions in the future. In 2017, we issued 1,250,000 shares of common stock, valued at $2,500,000, in connection with our proposed acquisition of Advanced Health Brands, Inc., but the stock of Advanced Health Brands was never transferred to us and the value of the intellectual property we were to have acquired did not have the value we anticipated, with the result that we incurred a $2,500,000 impairment loss in the year ended January 31, 2018. In September 2018, we entered into an agreement to acquire Carmel Biosciences Inc., and in November 2018, we terminated the agreement. We previously entered into another acquisition agreement which was rescinded shortly after the agreement was executed. We cannot assure you that any acquisition we complete will be successful or that any acquisition agreement we may enter into will result in an acquisition. An acquisition can be unsuccessful for a number of reasons, including the following:

•        We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

•        If we identify a potential acquisition, we may face competition from other companies in the industry or from financial buyers in seeking to make the acquisition.

•        The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

•        The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

•        Even if the business is successful, our senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

•        If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

•        The products or proposed products of the acquired company may have regulatory problems with the FDA or any other regulatory agency, including the need for additional and unanticipated testing or the need for a recall or a change in labeling.

•        We may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

•        To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

•        Problems and claims relating to the acquired business that were not disclosed at the time of the acquisition may result in increased costs and may impair our ability to operate the acquired company.

•        The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets, including any intellectual property, may not have the value we anticipated.

•        The assets, including intellectual property, of the acquired company may not have the value that we anticipated.

•        The products may not perform as anticipated.

•        We may not be able to fund the development of any assets we may acquire.

•        The products may be subject to recall or the FDA may require additional trials for the product.

•        Components or ingredients for the product may become subject to tariffs which may increase manufacturing costs.

•        We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain funds on reasonable terms may impair the value of the acquisition.

•        The acquired company may not operate at the revenue level or with the gross margin shown in the financial statements or projections.

•        The acquired company may have granted rights to its intellectual property which decrease the value of the intellectual property to us.

•        Patents may not be granted for patent applications which the acquired company filed or patents may be successfully challenged.

•        There may be conflicts in management styles that prevent us from integrating the acquired company with us.

•        The former equity owners or officers may compete in violation of their non-competition covenants or the non-competition covenants may be held to be unenforceable.

•        The business of the acquired company may have problems of which management was unaware and which do not become evident until after the acquisition and we may require significant funding to remedy the problem.

•        The indemnification obligations of the seller under the purchase agreement, if any, may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

•        To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

•        Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and we may not have adequate recourse against the seller.

•        The acquired company may have operated in violation of laws which results significant expenditures for us to remedy as well as potential penalties for the violations.

•        We may have difficult collecting the acquired company’s accounts receivable and in selling the acquired company’s inventory.

•        The sellers of the acquired company may be in breach of their representations and warranties and we may not be able to recover damages.

If any of the foregoing or any other events which we do not contemplate happen, we may incur significant expenses, which we may not be able to cover, and the development of our business can be impaired. We cannot assure you that any acquisition we will make will be successful.

We may not be able to recover the 1,250,000 shares of common stock we issued in connection with our proposed acquisition of Advanced Health Brands.

On May 22, 2017, we entered into an agreement to acquire Advanced Health Brands, which held six provisional patents for transdermal products. Pursuant to the agreement, we were to issue 1,250,000 shares of common stock, valued at $2,500,000, in exchange for the stock of Advanced Health Brands and a related corporation. In August 2017, when we issued the shares to the Advanced Health Brands stockholders, the Advanced Health Brands stock had not been transferred to us. Although we did not have title to the shares of Advanced Health Brands stock, we treated the transaction as completed and we announced that we had acquired Advanced Health Brands, relying on the stockholders’ obligation to transfer the shares to us. We had appointed two of the Advanced Health Brands stockholders as directors and executive officers. In January 2018, we recognized an impairment loss of $2,500,000 based on both our failure to obtain title to the Advanced Health Brands stock and our conclusion that the provisional patents that were held by Advanced Health Brands did not have any value to us. We have commenced legal actions against Advanced Health Brands and its stockholders in Florida and New York. In the Florida action, the court ruled against us, and we have appealed that ruling. The New York action was recently commenced against the stockholders of Advanced Health Brands, and the defendants have advised us that they will move to have the action dismissed. See “Business – Legal Proceedings.” We cannot assure you that we will prevail in either action, that we will be able recover either the 1,250,000 shares of common stock or any monetary damages from the Advanced Health Brands stockholders or that we will not incur any liability as a result of either our issuance of the shares or our failure to provide the necessary documentation to permit the Advanced Health Brands stockholders to sell their shares pursuant to Rule 144 or from our treating and announcing the acquisition as completed or based on other claims.

We are dependent on third party distributors for the marketing of our consumer products and complying with applicable laws.

We do not currently sell or market our consumer transdermal products directly, and we rely on distributors to sell and market these products. We cannot market our consumer transdermal patch products in the United States without first obtaining FDA approval. We do not plan to seek FDA approval or market these products in the United States at this time. We plan to sell our transdermal consumer products to distributors in those countries in which the products can be sold in compliance with all applicable regulations without our spending significant monies for preclinical and clinical studies to obtain regulatory approval. At present we have one distribution agreement, which is our agreement with Best Choice that covers certain countries in Asia. At present, Best Choice is planning to market three of our product lines in South Korea pending receipt of necessary regulatory approval, and we cannot assure you that we will generate any significant revenue form Best Choice or that Best Choice will be able to sell our products in any country, including South Korea. Best Choice is responsible for compliance with all applicable government regulations relating to our products in the countries in which it sells our products. The failure of Best Choice or any other international distributor to comply with applicable government regulations could impair our ability to derive revenue from those countries and could result in actions against us as the supplier of the products regardless of whether we were involved in the conduct which violated applicable laws.

We have had difficulty in having our consumer transdermal products manufactured for us; and we cannot assure you that we will not have problems with the manufacture of any other products we may develop.

Our consumer transdermal products have been manufactured by a domestic contract manufacturer since 2016. However, our supplier ran into supply problems for certain foil components due to the new tariffs on Chinese imports into the United States, design changes in the pouch, and quality problems with material in the pouch, all of which resulted in manufacturing delays in meeting the first order for Best Choice, which was for product to be used for preliminary marketing activities. Our current arrangement is to have the manufacturer manufacture coated film roll stock and ship sealed rolls to Best Choice in South Korea for slitting, die-cutting and packaging individual patches in foil pouches. We cannot assure you that we will not have difficulty manufacturing any transdermal products in the future. Our failure to establish reliable manufacturing for our products may impair our ability to generate revenue from our products. Further, we will be responsible for the performance of the products we sell, regardless of whether or not we manufacture the products ourselves or manufacture them with a contract manufacturer. In addition, while we intend to require any manufacturer to maintain sufficient product liability insurance to protect us against any liability we may incur as a result of defects in manufacturing, we cannot assure you that any product liability insurance the manufacturer may obtain will be sufficient to protect us against liability.

We are dependent upon our chief executive officer and our chief operating officer.

We are dependent upon Gareth Sheridan, our chief executive officer, and Dr. Alan Smith, our chief operating officer who is president of 4P Therapeutics. Although Mr. Sheridan has an employment agreement which commenced February 1, 2018 and does not have a specified salary, the employment agreement does not guarantee that he will continue with us. We do not have an employment agreement with Dr. Smith. The loss of Mr. Sheridan or Dr. Smith would materially impair our ability to conduct our business.

If we are unable to attract, train and retain technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain key management, technical, regulatory and financial personnel. Recruiting and retaining capable personnel with experience in pharmaceutical product development is vital to our success. There is substantial competition for qualified personnel, and, competition is likely to increase. We cannot assure you we will be able to attract or retain the personnel we require. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Risks Concerning our Securities

We and our senior executive officers settled an SEC investigation, which may affect the market for and the market price of our common stock and warrants.

Following an investigation into the accuracy of statements in our Form 10 registration statement filed June 2, 2016, as amended, and our Form 10-K annual report filed May 8, 2017 that did not accurately reflect the FDA’s jurisdiction over our consumer products and did not disclose that we could not legally market these products in the United States, a Wells notice which we, our chief executive officer and our chief financial officer received on August 10, 2017 and a Wells submission which we and the officers submitted in response to the Wells notice, the SEC, on December  26, 2018, announced that it has accepted our settlement offer and instituted settled an administrative cease-and-desist proceeding against us and our chief executive officer and chief financial officer. The SEC’s administrative order, dated December 26, 2018, finds that we and the officers consented – without admitting or denying any findings by the SEC — to cease-and-desist orders against them for violations by us of Sections 12(g) and 13(a) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-1 thereunder, which require issuers to file accurate registration statements and annual reports with the Commission; violations by the officers for causing our violations of the above issuer reporting provisions; and violations by the officers of Rule 13a-14 of the Exchange Act, which requires each principal executive and principal financial officer of issuers to attest that annual reports filed with the SEC do not contain any untrue statements of material fact. In addition to consenting to the cease-and-desist orders, the officers have each agreed to pay a $25,000 civil penalty to resolve the investigation. The administrative order does not impose a civil penalty or any other monetary relief against us. The settlement may affect the market for and the market price of our common stock and warrants.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock and warrants.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to file a report by our management on our internal control over financial reporting. Our disclosure controls and our internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our financial condition together with the fact that we recently acquired 4P Therapeutics, which was a privately owned company prior to our acquisition and did not have any internal controls over financial reporting in effect, makes it difficult for us to implement a system of internal controls over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our stock and may make it more difficult for us to raise capital or borrow money. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the common stock and warrants could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our common stock and warrants may not be able to remain listed on the NASDAQ Capital Market.

The market price for our common stock and warrants may be volatile and your investment in our common stock and warrants could suffer a decline in value.

The trading volume in our stock is low, which may result in volatility in our stock price. As a result, any reported prices may not reflect the price at which you would be able to sell shares of common stock or warrants if you want to sell any shares or warrants you own or buy shares or warrants if you wish to buy shares or warrants. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float and is actively traded. The price of our stock and warrants may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

•        concern about the effects of the recent SEC settlement

•        the market’s perception as to our ability to generate positive cash flow or earnings;

•        changes in our or any securities analysts’ estimate of our financial performance;

•        the perception of our ability to raise the necessary financing to complete the product development activities including preclinical and clinical testing required for FDA approval and our ability to generate revenue and cash flow from our products;

•        the anticipated or actual results of our operations;

•        changes in market valuations of other companies in our industry;

•        litigation or changes in regulations and insurance company reimbursement policies affecting prescription drugs;

•        concern that our internal controls are ineffective;

•        any discrepancy between anticipated or projected results and actual results of our operations;

•        actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

•        other factors not within our control.

We have broad discretion in the use of the proceeds from this offering, and we may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

A portion of the net proceeds from this offering are expected to be used for general corporate purposes, including working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. To the extent that we devote proceeds from this offering for the development products that utilize our transdermal technology, we may be unable to develop or generate revenue from such products. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Because of our executive officers’ stock ownership, they have the power to elect all directors and to approve any action requiring stockholder approval.

Our chief executive officer, chairman, president and chief financial officer own approximately 55.0% of our outstanding common stock and all of our officers and directors as a group own approximately 57.4% of our common stock. After completion of this offering, our four senior officers will own approximately xx.x% of our then outstanding voting stock and all of our officers and directors will own approximately xx.x% of our voting stock, and they will continue to have the effective power to elect all of our directors and to approve any action requiring stockholder approval.

An active market for our warrants may not develop.

There is no market for our warrants and we cannot assure that an active market will develop for our warrants. Although the listing of the warrants on the NASDAQ Capital Market is a condition to the underwriters’ obligation to close, the listing of the warrants on NASDAQ does not guarantee that an active market for the warrants will develop. The absence of an active market could make it difficult for you to sell or purchase any warrants, and the market price for the warrants could be more volatile that would be the case if there were an active market for the warrants.

An effective registration statement may not be in place when you desire to exercise warrants, thus precluding you from being able to exercise your warrants and causing such warrants to be practically worthless.

No warrant held by public stockholders will be exercisable and we will not be obligated to issue shares of common stock unless at the time such holder seeks to exercise such warrant, a registration statement relating to the common stock issuable upon exercise of the warrant is effective and current. Under the terms of the warrant agency agreement, we have agreed to use our commercially reasonable efforts to maintain a current and effective registration statement relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current and effective registration statement related to the common stock issuable upon exercise of the warrants, holders of the warrants will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the registration statement relating to the common stock issuable upon the exercise of the warrants is not current, the warrants held by public stockholders may have no value, the market for such warrants may be limited, and such warrants may expire worthless. Such expiration would result in each holder paying the full unit purchase price solely for the common stock which is part of the unit.

Raising funds by issuing equity or convertible debt securities could dilute the net tangible book value of the common stock and impose restrictions on our working capital.

We anticipate that we will require funds in addition to the net proceeds from this offering for our business. If we were to raise additional capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer dilution, which could be significant. Further, if we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

Purchasers of common stock in this offering will experience immediate and substantial dilution of $       per share.

Our net tangible book value per share at April 30, 2019 is $0.08 per share. Based on an initial public offering price of $x.xx per share, purchasers of our common stock in this offering will experience an immediate dilution of $x.xx per share in the net tangible book value per share of common stock from the initial public offering price of the common stock, and our net tangible book value as of April 30, 2019 after giving effect to this offering would be $0.xx per share. This dilution is due in large part to sales of our common stock at a price which is less than the offering price of our common stock, our accumulated deficit of $6,754,003 at April 30, 2019, and $2,061,539 of our assets being intangible assets.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect a number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.07 billion of non-convertible debt over a three-year period. To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not intend to pay any cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

•        Our ability to raise the necessary financing for the development of our business;

•        Our ability to receive FDA marketing approval for any products we may develop;

•         Our ability to obtain and enforce any United States and foreign patent we may seek;

•        Our ability to design and execute clinical trials to the satisfaction of regulatory authorities;

•        Our ability to engage, if and when necessary, an independent preclinical or clinical testing organization to design and implement our trials;

•        Our ability to launch any products for which we receive FDA marketing approval;

•        Our ability to establish a distribution network for the marketing and sale of any products for which we receive FDA approval;

•        Our ability to establish manufacturing facilities in compliance with FDA good manufacturing practices or to enter into manufacturing agreements for the manufacture of our products in an FDA approved manufacturing facility;

•        Our ability to enter into joint venture or other strategic relationship with respect to any of our proposed products;

•        The ability of the other party to any joint venture or strategic relationship to implement successfully any plans for the development, clinical testing, manufacturing and marketing of the products subject to the joint venture or strategic relationship;

•        Our ability to evaluate potential acquisitions, and the consequences of our failure to accurately evaluate the acquisitions;

•        Our ability to integrate any business we acquire with our business;

•        Changes in national, regional and local government regulations, taxation, controls and political and economic developments that the market for our products;

•        Our ability to develop and market products with the most current technology;

•        Our ability to obtain and maintain any permits or licenses necessary for our business;

•        Our ability to identify, hire and retain qualified executive, administrative, regulatory, research and development, and other personnel;

•        Our ability to negotiate licenses on favorable terms with companies that have experience in marketing products such as ours;

•        The costs associated with defending and resolving potential legal claims, even if such claims are without merit;

•        The effects of the SEC settlement;

•        The effects of competition on our and our licensee’s ability to price, market and sell our product;

•        Our ability to achieve favorable pricing for our products with third party reimbursement parties with respect to our products;

•        Our ability to accurately estimate anticipated expenses, capital requirements and needs for additional financing;

•        Our ability to accurately estimate the timing, cost or other aspects of the commercialization of our product candidates;

•        Any failure of Best Choice or any other international distributor to comply with applicable laws, including Best Choice’s failure to obtain regulatory approval to market our consumer products in South Korea;

•        The failure or inability of Best Choice or any other international distributor to develop an effective marketing program or to sell our products in any meaningful quantity;

•        Actions by third parties to either sell or purchase our common stock in quantities that would have a significant effect on our stock price;

•        Risks generally associated with pre-revenue development stage companies in the pharmaceutical industry;

•        Current and future economic and political conditions;

•        The impact of changes in accounting rules on our financial statements;

•        Other assumptions described in this prospectus; and

•        Other matters that are not within our control.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

The forward-looking statements in this prospectus speak only as of the date of this prospectus and you should not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this prospectus as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under in this prospectus, including those described under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in other reports and documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $         million and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $xxx,xxx in the aggregate.

We intend to use the proceeds of this offering substantially as follows:

(i)     Approximately $[X].0 million (approximately x% of the net proceeds) for research and development of our abuse deterrent fentanyl transdermal system, including the clinical manufacturing and clinical trials that need to be conducted to obtain FDA approval. We believe that $[X].0 million will enable us to make significant progress on the development of this product, but it will not be sufficient to complete the FDA review process. We believe that the proceeds of this offering will not be sufficient to enable us to complete the development of the product, including the establishment of manufacturing facilities and completing the clinical trials required for FDA approval, and we estimate that we will require an at least $4.0 million to $6.0 million, in addition to the funds used from the proceeds of this offering, to complete the FDA clinical trial process, although it is possible that our costs may significantly exceed those amounts. We anticipate that we will also require additional funds to establish a marketing program, although we cannot estimate our required costs at this time. We do not have any formal or informal understandings or agreements with any person to provide us with any additional funds that we require; and

(ii)    The balance of approximately $x million, together with any net proceeds from the exercise by the underwriters of their over-allotment option, for working capital and other corporate purposes, which may include, depending on the amount of available funds, the commencement of development efforts for our other transdermal products. Funds for working capital and general corporate purposes include amounts required to pay officers’ compensation, consulting fees, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses and other costs incurred in connection with the operation of our business. To the extent that the costs associated with the development and clinical trials for our abuse deterrent fentanyl transdermal system are greater that we anticipate, a portion of the proceeds otherwise allocated may be used for such purposes.

We have granted the underwriters a 45-day option to purchase up to an aggregate of xxx,000 additional shares and xxx,000 additional warrants to cover over-allotments of shares in this offering. If the underwriters exercise their over-allotment option, they are not required to purchase the same number of shares of common stock and warrants.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2019:

•        on an actual basis

•        as adjusted for the sale of x,xxx,000 shares of common stock shares and x,xxx,000 warrants offered hereby in this offering at an assumed initial offering price of $x.00 per share of common stock and $0.01 per warrant, and our receipt of the estimated $x,xxx,xxx net proceeds of this offering.

	April 30, 2019
	Actual	As adjusted
Common stock	$5,424
Additional paid-in capital	8,832,590
Accumulated other comprehensive loss	(304)	(304)
Accumulated deficit	(6,754,003)

You should read the foregoing table in connection with “Prospectus Summary — Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, the financial statements of 4P Therapeutics and related notes and the pro forma financial statements appearing elsewhere in this prospectus.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the OTCQB market under the symbol NTRB since November 30, 2017. As a result of the one-for-four reverse split, which became effective on July 24, 2019, the symbol for the common stock will be NTRBD until August 20, 2019. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transaction. There is no market for the warrants, and we cannot assure you that a market for the warrants will develop. We have applied for the listing of our common stock and warrants on the Nasdaq Capital Market. Such listing is a condition to the underwriters’ obligations to close.

Stockholders

As of July 24, 2019 we had 77 holders of record of our common stock.

Transfer Agent and Warrant Agent

The transfer agent for the common stock and the warrant agent for the warrants is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, telephone (800) 937-5449.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including the notes thereto and other financial information included elsewhere in this prospectus.

Overview

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product is our abuse deterrent fentanyl transdermal system which we are developing to provide clinicians and patients with an extended-release transdermal fentanyl product for use in managing chronic pain requiring around the clock opioid therapy combined with properties designed to help combat the opioid crisis by deterring the abuse and misuse of fentanyl patches. In November 2018, we raised $500,000 from the sale of our common stock, and we are using a portion of the proceeds from that sale for preliminary development efforts of our abuse deterrent fentanyl transdermal system. We believe that our abuse deterrent technology can also be utilized in transdermal patches to deter the abuse of other drugs and we are exploring follow-on applications. In addition, we are also exploring the development of generic transdermal patches and the application of our transdermal technology for the transdermal delivery of commercially available drugs or biologics that are typically delivered by injection.

Through July 31, 2018, our business was the development of a line of consumer and health products that are delivered through a transdermal patch which we plan to sell internationally. Consumer products are products that are sold over the counter and do not require a prescription. Most of our consumer products require FDA approval for sale in the United States, and we have not sought to obtain, and we do not plan to seek to obtain, FDA approval to market these product in the United States at this time. Presently our efforts with respect to our consumer transdermal products is limited to our distribution agreement with Best Choice, which is planning to market our consumer products in South Korea upon receipt of regulatory approval. Through April 30, 2019, we generated modest revenue from the sale of our consumer products to Best Choice, which is conducting preliminary marketing activities in South Korea pending obtaining the necessary regulatory approvals necessary to market the products to consumers in South Korea. Since Best Choice has not yet obtained the necessary regulatory approval to market our consumer products in South Korea, we do not anticipate generating any significant revenue from Best Choice during the year ending January 31, 2020. We cannot assure you that Best Choice will obtain necessary regulatory approval in South Korea or in any other country in which it has distribution rights or that, if it does obtain the necessary approval, that we will generate any significant revenue from Best Choice. Our agreement with Best Choice had an initial term which initially expired on April 30, 2019 and was extended to April 30, 2020. The agreement provides for an automatic renewal for an additional three years and for five-year terms thereafter if certain minimum purchases are made.

With our acquisition of 4P Therapeutics on August 1, 2018, our focus changed, and we are seeking to develop and seek FDA approval on a number of transdermal pharmaceutical products under development by 4P Therapeutics. As a result of the acquisition of 4P Therapeutics, we have pipeline of potential products.

4P Therapeutics has not generated any revenue from any of its products under development. Rather, prior to our acquisition, 4P Therapeutics generated revenue to provide cash for its operations through contract research and development and related services for a small number of clients in the life sciences field on an as-needed basis. We are, for the near term, continuing this activity, although we do not anticipate that it will generate significant revenues or gross margin. Currently, there are no long-term contractual obligations for us, and either party can terminate at any time. During the first quarter of 2019, we experienced a significant decline in revenue from 4P Therapeutics’ largest customer, as a result of which our revenue from 4P Therapeutics was $51,140 and cost of revenue was $107,326. Our cost of revenue includes fixed expenses, such as the compensation for Dr. Alan Smith, who is our chief operating officer and president of 4P Therapeutics, and the rent for 4P Therapeutics’ facilities. As a result, if we cannot generate sufficient revenue to cover the fixed expenses of 4P Therapeutics, we will continue to generate a negative gross margin from these operations.

With the change in our focus, our capital requirement have increased substantially. The process of developing pharmaceutical products and submitting them for FDA approval is both time consuming and expensive, with no assurance of obtaining approval from the FDA to market our product in the United States. We have budgeted $5.0 million for research and development of our abuse deterrent fentanyl transdermal system, including clinical manufacturing and clinical trials that need to be completed in order to obtain FDA approval. However, the total cost could be substantially in excess of that amount. We do not presently have the funds to enable us to develop our lead product, and we are seeking funding from this offering for this purpose, and the net proceeds of this offering will not be sufficient to complete the development and clinical testing necessary for FDA approval. In the event that we are not able to complete this offering, we may be unable to raise the funds necessary to develop our lead product.

We believe that the proceeds from this offering will provide us with funds for at least one year from the date of this prospectus.

In the event that we are not able to complete the sale of our stock pursuant to this prospectus, we cannot assure you that we will be able to raise the funds to finance our operations, either through a private placement or a joint venture agreement or strategic relationship, and, if we cannot raise funds as required, we may not be able to fund the development of our product pipeline. Any money we raise in a private placement will most likely be at a discount to the then current market price and the discount could be significant, which would result in significant dilution to our stockholders with no assurance any proceeds we raise will be sufficient for us to complete the development of our lead product.

On May 22, 2017, we entered into an agreement to acquire the stock of Advanced Health Brands and a related corporation which owned provisional patents relating to a transdermal patch and formulation in exchange for 1,250,000 shares of common stock valued at $2,500,000 based on the market price of our common stock on that date. Advanced Health Brands was an early-stage transdermal development company with an intellectual property portfolio of provisional patents for prescription medications to be delivered through transdermal technology. We issued the 1,250,000 shares of common stock to the stockholders of Advanced Health Brands and they agreed to transfer to us the stock in Advanced Health Brands and a related company. In January 2018, the stockholders had failed to transfer to us the Advanced Health Brands stock and we determined that we did not have the financial resources for us to complete necessary filings with the Patent and Trademark Office before the right to obtain full patents expired, with the result that the provisional patents we were to have received did not have any value to us. As a result, we recorded an impairment loss of $2,500,000 for the year ended January 31, 2018. On July 27, 2018, we commenced an action against Advanced Health Brands and its former stockholders seeking rescission of the acquisition and the return of the 1,250,000 shares that we issued. On January 4, 2019, the court dismissed our complaint with prejudice, and directed the defendants to assign to us the six patent applications never duly transferred to us. On February 1, 2019, we appealed the court’s order. Three of the former stockholders have filed an action against us seeking a declaratory judgment permitting them to sell their shares. On April 29, 2019, we filed a securities fraud action against the stockholders of American Health Brands. The litigation is described in “Business — Legal Proceedings.” Litigation is very expensive and will result in increased general and administrative expenses until there is a final determination of the litigation regardless of whether we prevail. We cannot assure you that we will be successful in the litigation.

Results of Operations

Three Months Ended April 30, 2019 and 2018

We did not generate any revenues during the three months ended April 30 2018. For the three months ended April 30, 2019, we generated revenue of $193,590 and our costs of revenues were $198,794, resulting in negative gross profit of $5,204. Our revenue was derived from two sources – a continuation of research and development contracts of the type that 4P Therapeutics performed prior to our acquisition, which accounted for $51,140, and sales of our consumer transdermal product to our South Korean distributor, which accounted for 142,450, which our distributor purchased for its preliminary marketing efforts since the product has not obtained regulatory approval for retail sales. Our cost of revenue was $107,326 for our research and development contracts and $91,468 for the consumer patches. Since we do not have the funds for the development of our lead product, the 4P Therapeutics fixed costs are allocated to the contract services that we perform for clients.

For the three months ended April 30, 2019 our selling, general and administrative expenses were $567,957, primarily legal, accounting and payroll expense, compared to $448,098 in the three months ended April 30, 2018. The increase from 2018 is primarily due to an increase in legal fees and payroll expenses during the quarter. Stock-based compensation was $252,700 for the three months ended April 30, 2019 and $277,500 for the three months ended April 30, 2018.

We incurred interest expense of $192 for the three months ended April 30, 2019. We had no interest expense in the three months ended April 30, 2018.

As a result of the foregoing, we sustained a net loss of $573,353, or $(0.11) per share (basic and diluted) for the three months ended April 30, 2019, compared with a loss of $448,098, or $(0.09) per share (basic and diluted) for the three months ended April 30, 2018.

Years Ended January 31, 2019 and 2018

We did not generate any revenues prior to the quarter ended October 31, 2018. For the year ended January 31, 2019, we generated revenue of $245,285 and our costs of revenues were $288,301, resulting in a negative gross margin of $43,016, or (17.5%). Our revenue was derived from two sources — a research and development contracts for third parties who were clients of 4P Therapeutics prior to our acquisition, which accounted for $196,285, and sales of our consumer transdermal product to Best Choice, which accounted for $49,000. Our cost of revenue for our contract research and development services represents basically our labor cost plus a modest amount of material costs which we passed on to the client. In connection with our consumer transdermal products, our supplier ran into supply problems for certain foil components used in the transdermal patches due to the new tariffs on Chinese imports into the United States which resulted in manufacturing delays in meeting the first order from Best Choice, and it was necessary for Best Choice to perform, at our cost, some of the manufacturing functions in South Korea. We are working to resolve these manufacturing problems.

For the year ended January 31, 2019, our operating expenses were $3,288,224, of which $1,763,950 represented stock-based compensation, consisting of $1,374,500 of executive compensation, including compensation for services to a company affiliated with an officer, $74,000 of compensation to our scientific advisory board member who is not an officer, $222,000 of fees paid to our independent directors, and $93,450 paid for consulting and related services, of which $44,800 was paid to an affiliate of an officer for services rendered prior to the date he became an officer. Other selling, general and administrative expenses were $1,524,274, primarily professional fees, marketing expenses, and compensation. For the year ended January 31, 2018 operating expenses were $171,946, principally legal, accounting and payroll expenses. For the year ended January 31, 2018, we incurred an intangible impairment charge of $2,500,000, representing the value of the common stock issued to the stockholders of Advanced Health Brands. The patents had been the assets of Advanced Health Brands which we agreed to acquire for stock valued at $2,500,000. Although we issued the shares to the stockholders of Advanced Health Brands and they promised to transfer the stock in Advanced Health Brands, we had not received the stock of Advanced Health Brands, and, in January 2018, the provisional patents owned by Advanced Health Brands did not have a value, resulting in the impairment charge of $2,500,000.

As a result of the foregoing, we sustained a net loss of $3,331,240, or $(0.62) per share (basic and diluted) for the year ended January 31, 2019, as compared with a loss of $2,671,496, $(0.56) per share (basic and diluted) for the year ended January 31, 2018.

As a result of foreign currency translation adjustments of $394 for the year ended January 31, 2019 and $(2,155) for the year ended January 31, 2018, our total comprehensive loss was $3,330,846 for the year ended January 31, 2019 and $2,674,101 for the year ended January 31, 2018.

Liquidity and Capital Resources

As of April 30, 2019, we had $201,848 in cash and cash equivalents and a working capital deficiency of $120,225, as compared with cash and cash equivalents of $474,653 and working capital of $187,460 at January 31, 2019. At January 31, 2018, we had working capital of $121,508. In May 2018, we raised $1.0 million from an equity financing and $500,000 from the exercise of warrants issued in the equity financing, and in November 2018 we raised $500,000 from the sale of common stock.

For the three months ended April 30, 2019, we used cash of $272,553 in our operations. The principal adjustments to our net loss of $573,353 were stock-based compensation of $252,700, an increase in accounts payable and accrued expenses of $98,567, a decrease in prepaid expenses of $34,255, depreciation and amortization of $23,270 offset by an increase in accounts receivable of $31,769 and a decrease is customer deposits of $71,225.

For the three months ended April 30, 2018, we used $27,441 in our operations. The principal adjustments to our net loss of $448,098, were stock-based compensation of $277,500, an increase is accounts payable and accrued expenses of $64,846, a decrease in prepaid expenses of $54,011 and expenses paid by a related party of $24,300. During the three months ended April 30, 2018, our only business was our consumer patches.

For the year ended January 31, 2019, we used cash of $1,105,466 in our operations. The principal adjustments to our net loss of $3,331,240 were stock-based compensation of $1,763,950, an increase in accounts payable and accrued expenses of $273,352, a decrease in prepaid expenses of $57,778 and depreciation and amortization of $36,616 and an increase in expenses paid on our behalf by an officer of $24,300.

For the year ended January 31, 2018, we used cash of $92,858 in our operations. The principal adjustments to our net loss of $2,671,946 were the $2,500,000 impairment charge on the intangible assets and a $64,323 decrease in prepaid expenses. Our cash flow from financing activities of $65,762 reflected primarily $50,000 from the sale of common stock and $15,000 from the proceeds of short-term debt. There was no cash flow from investing activities.

For the three months ended April 30, 2019 and 2018, we had no cash flow from investing activities.

For the year ended January 31, 2019, our cash from investing activities consisted of a $400,000 payment in connection with the acquisition of 4P Therapeutics and $4,163 for the purchase of equipment. We had no investing activities in the year ended January 31, 2018.

We had no cash flow from financing activities in the three months ended April 30, 2019. For the three months ended April 30, 2018, we had cash flow of $27,441 from financing activities, primarily $25,000 from a loan and a $2,500 advance from a related party.

For the year ended January 31, 2019, our cash flow from financing activities of $1,983,888 consisted primarily of $1,500,000 from the sale of common stock and $500,000 from the exercise of warrants. For the year ended January 31, 2018, our cash flow from financing operations was $65,762, consisting primarily of $50,000 proceeds from the sale of common stock and $15,000 proceeds from the issuance of notes to a non-affiliated person.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Going Concern

Our consolidated financial statements for the three months ended April 30, 2019 and the year ended January 31, 2019 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. We did not generate any revenue prior to the quarter ended October 31, 2018. For the three months ended April 30, 2019, we generated revenue of $193,590 on which we recorded a negative gross profit of $5,204 and a loss from operations of $573,161. During the three months ended April 30, 2019, our 4P Therapeutics subsidiary generated revenues of $51,140 and cost of revenues of $107,326 resulting from a significant decrease in sales from the division’s major customer with the result that the revenue was insufficient to cover the fixed costs that are included in cost of revenue. Further, the revenue from the sales of consumer products reflects sales to Best Choice, our South Korean distributor, for its preliminary marketing efforts, and until it has obtained regulatory clearance to sell the products at retail, we do not anticipate generating significant revenues from Best Choice, which is our only distributor. For the year ended January 31, 2019, we generated revenue of $245,285 on which we recorded a negative gross profit of $43,016 and a loss from operations of $3,331,240. We require substantial funding to execute our strategic business plan. Successful business operations and our transition to attaining profitability are dependent upon obtaining significant additional financing and achieving a level of revenue to support our cost structure, developing our products and obtaining FDA approval to market any products we develop and implementing a marketing program for such products. These factors raise substantial doubt about our ability to continue as a going concern for a period of at least one year from the date of issuance of the financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. We adopted the guidance under the new revenue standards using the modified retrospective method effective February 1, 2018. Topic 606 requires us to recognize revenues when control of the promised goods or services and receipt of payment is probable. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Revenue Service Types

The following is a description of our revenue service types, which include professional services and sales of goods:

•        Professional services include the contract of research and development related services with our clients in the life sciences field on an as-needed basis. Deliverables primarily consist of detailed findings and conclusion reports provided to the client for each given research project engaged.

•        Sales revenues are generated from the sale of our products. Upon the receipt of a purchase order, we have the order filled and shipped.

Contracts with Customers

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the Company’s different revenue service types, the performance obligation is satisfied at different times. Our performance obligations include providing products and professional services in the area of research. We recognize product revenue performance obligations in most cases when the product has shipped to the customer. When we perform professional service work, we recognize revenue when we have the right to invoice the customer for the work completed, which typically occurs on a monthly basis for work performed during that month.

All revenue recognized in the statement of operations is considered to be revenue from contracts with customers.

Intangible Assets

Intangible assets include intellectual property and other customer base acquired through business combinations. We account for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” We capitalize certain costs related to patent technology, as a substantial portion of the purchase price related to our acquisition has been assigned to the intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Intellectual property and customer base are being amortized over their useful lives of ten years.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. In accordance with ASC 350, we do not amortize goodwill.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between fair market value of the long-lived asset and the related net book value.

In May 2017, we agreed to acquire the rights, title and interests in transdermal patch and formulation pursuant to an acquisition agreement with Advanced Health Brands and its shareholders in exchange for 1,250,000 shares of common stock valued at $2,500,000, based on the market price of the common stock at that date, for which we were to receive the stock of Advanced Health Brands and a related company, which shares were not delivered to us. Advanced Health Brands was an early-stage transdermal development company with an intellectual property portfolio consisting of provisional patents relating to prescription medications to be delivered through transdermal technology. We engaged an outside third-party to prepare a valuation in connection with the Company’s determination of the fair value of the assets acquired at the date of acquisition.

Because in January 2018, we had not received the stock of Advanced Health Brands and the intellectual property owned by Advanced Health Brands and we determined that the intellectual property owned by Advanced Health Brands did not have any value to us, we recorded and impairment loss of $2,500,000 for the year ended January 31, 2018.

Stock-Based Compensation

ASC 718, “Compensation — Stock Compensation,” prescribes accounting and reporting standards for all stock-based payment transactions in which employee services, and, since February 1, 2019, non-employee services, are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

For the year ended January 31, 2019, we account for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity — Based Payments to Non-Employees.” Measurement of stock-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), to provide a new comprehensive model for lease accounting under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases and off-balance-sheet leases. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance.

We adopted ASU 2016-02 as amended effective February 1, 2019 using the modified retrospective approach. In connection with the adoption, we elected to utilize the Comparative Under 840 Option whereby we will continue to present prior period financial statements and disclosures under ASC 840. In addition, we elected the transition package of three practical expedients permitted under the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. We completed the necessary changes to our accounting policies, processes, disclosure and internal control over financial reporting.

Adoption of the new standard resulted in the recording of right-to-use assets in the amount of $10,050 and lease liabilities related to operating leases in the amount of $10,050 on our consolidated balance sheet as of February 1, 2019.

Foreign Currency Translation

The functional currency of our Irish subsidiary is the Euro. The assets and liabilities of the subsidiary are translated into US dollars using the prevailing exchange rate as of the balance sheet date and income and expenses are translated into US dollars using the average exchange rate during the reporting period. Translation adjustments are recorded in other comprehensive (loss).

Business Combinations

Business combinations are accounted for using the acquisition method in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, we allocate the purchase price of a business acquisition based on the fair value of the identifiable tangible and intangible assets. The difference between the total cost of the acquisition and the sum of the fair values of the acquired tangible and identifiable intangible assets less liabilities is recorded as goodwill or bargain purchase gain. Under ASC 805, acquisition related transaction costs (such as advisory, legal, valuation, and other professional fees) are expensed as incurred.

New Financial Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the consolidated financial statements included herewith.

BUSINESS

Our Business

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product is our abuse deterrent fentanyl transdermal system which we are developing to provide clinicians and patients with an extended-release transdermal fentanyl product for use in managing chronic pain requiring around the clock opioid therapy combined with properties designed to help combat the opioid crisis by deterring the abuse and misuse of fentanyl patches. We believe that our abuse deterrent technology can be broadly applied to various transdermal products and our strategy is to follow the development of our abuse deterrent fentanyl transdermal system with the development of additional transdermal prescription products for pharmaceuticals that have risks or a history of abuse. In addition, we are developing a portfolio of transdermal pharmaceutical products to deliver commercially available drugs or biologics that are typically delivered by injection but with the potential to improve compliance and therapeutic outcomes.

Through July 31, 2018, we had not generated any revenue from our business, which was the development and marketing of a range of transdermal consumer patches. Consumer products are products that can be sold over-the-counter and do not require a prescription. Most of our consumer products are considered drugs in the United States and cannot be marketed in the United States without approval from the FDA. We have not taken any steps to seek to obtain FDA approval for any of our consumer products, and we have no plans to do so in the near term. As a result, we are not selling our consumer transdermal patch products in the United States. Any revenue we generate from our consumer products will be from the sale of the products to distributors for distribution outside of the United States. Our only distribution agreement is our agreement with Best Choice, and, to date, we have not generated significant revenue from our agreement with Best Choice. Our marketing effort with respect to our consumer transdermal products is presently limited to our exclusive distribution agreement with Best Choice, for marketing in certain countries in Asia. Best Choice is conducting preliminary marketing activities with respect to three of our product lines only in South Korea. Best Choice is responsible for compliance with all applicable regulations. Our revenue from Best Choice through January 31, 2019 has not been significant. In view of the need for Best Choice to obtain regulatory approval to market our products in South Korea, the amount and timing of revenue from Best Choice is uncertain, and we do not anticipate that we will generate significant revenue from Best Choice during the year ending January 31, 2020. See “Business — Consumer Products,”

We acquired 4P Therapeutics on August 1, 2018 for $2,250,000 consisting of 62,500 shares of common stock, valued at $1,850,000, cash of $400,000, and a 6% royalty on any revenues we generate or derive from the abuse deterrent intellectual property developed by 4P Therapeutics payable to Steve Damon, who has been one of our directors since April 2018 and who was the sole equity owner of 4P Therapeutics. As a result of the acquisition, the focus of our business has changed from the development and marketing of consumer transdermal products to the development of 4P Therapeutics’ portfolio of pharmaceutical transdermal system, with the lead product being the abuse deterrent fentanyl transdermal system.

We have received patent protection from the European Patent Office and the Japan patent office for abuse deterrent transdermal technology patent used in our lead product, an abuse deterrent fentanyl transdermal system. The patent is being prosecuted in the United States and in other countries. The patent applications were filed by 4P Therapeutics prior to our acquisition of 4P Therapeutics and any patents issued in respect of these applications will be in the name of 4P Therapeutics. In addition to applying the technology to developing an abuse deterrent fentanyl transdermal system, we believe that the abuse deterrent patch technology can be applied to other opioids and pain medication patches where there is a risk of abuse and overdose, as well as other transdermal pharmaceuticals where we believe our technology can help prevent abuse or accidental misuse.

Our lead product under development is our abuse deterrent fentanyl transdermal system which we are developing to deter the abuse and accidental misuse of fentanyl transdermal patches. Fentanyl is a potent synthetic opioid that is marketed as a transdermal patch for chronic pain management. There are currently a number of generic fentanyl patches on the market but we believe that none of them are abuse deterrent. We believe that our abuse deterrent technology containing aversive agents will significantly deter the abuse and accidental misuse of fentanyl from transdermal patches. In 2017, according to a report from the National Institute on Drug Abuse, of the more than 72,000 drug overdose deaths in the United States, nearly 30,000 occurred due to overdoses of fentanyl and fentanyl analogues.

The development of our abuse deterrent fentanyl transdermal system requires preclinical and clinical trials to be conducted for the purposes of obtaining FDA approval. We do not presently have sufficient funds for the necessary these trials, and we require the proceeds of this offering for that purpose.

With the acquisition of 4P Therapeutics, we acquired a pipeline of other transdermal products, including peptides and proteins such as exenatide for type 2 diabetes and FSH for infertility, which we anticipate will be the next products for development. These drugs are off-patent but are currently only available as injections, and we are evaluating the possibility of developing a transdermal delivery system for these drugs as an alternative to injection but with improved compliance and safety. In addition we may develop certain generic transdermal products where we think we can make an improvement to existing patches and where we believe we can take significant market share with good profit margins. One example of such a product candidate is the development of a generic scopolamine patch. The prioritization of our portfolio product candidates will be reviewed on an ongoing basis and will take into account technical progress, market potential and commercial interest. We cannot assure you that we will be able to develop and obtain FDA approval for any of these potential products or that we can be successful in marketing any such products. The FDA approval process can take many years to complete successfully and we will require substantial funding for each product that goes through the process. We cannot assure you that we will obtain FDA marketing approval for any of our products.

Since 4P Therapeutics did not have any products that it can market, its sole source of revenue to date was derived from the performance of contract research and development and other services for a small number of clients in the life sciences field on an as-needed basis to support its ongoing operations. The work varied in nature and includes early stage drug and device preclinical studies, commercial biologic manufacturing support, clinical-regulatory consulting, drug or device clinical studies and formulation/analytical services relating to the chemistry, manufacturing and controls function of drug manufacturing. The current continuing arrangements are varied, from purchase order supported per animal study fees, to hourly rate research and development services, to flat rate contract research and development projects. Neither we nor current clients have any long-term commitments, and either party can terminate at any time. We intend to devote our efforts toward the development and testing of our lead product and other product candidates in our pipeline. However, for the near term, we are continuing to perform research and development services for third parties although we do not expect to generate significant revenues from these services.

Our marketing effort with respect to our consumer transdermal products is presently limited to our distribution agreement dated April 13, 2018 with Best Choice for marketing in certain regions in Asia. Pursuant to an exclusive distribution agreement, we granted Best Choice exclusive distribution rights for all of our transdermal consumer products in South Korea, Taiwan (the Republic of China), the People’s Republic of China and South Asia. Best Choice is presently planning to market three of our consumer products only in South Korea, and is responsible for complying with all applicable regulations. The ability of Best Choice to market products at the volume we anticipated when we signed the contract with Best Choice was affected be a number of factors, including its inability to obtain necessary regulatory approval, which, as of the date of this prospectus, has not been obtained. Best Choice has advised us that it is working with the MFDS to determine a classification for our products, which is necessary before Best Choice can obtain approval from the MFDS to market our products to consumers. Our supplier had manufacturing problems in the United States because it ran into supply problems for certain foil components used in the transdermal patches due to the new tariffs on Chinese imports into the United States, design changes in the pouch, and quality problems with material in the pouch, all of which resulted in manufacturing delays in meeting the first order for Best Choice. We solved the problem by delivering the patch in bulk and unpackaged, and Best Choice has the assembly of the patch completed in South Korea. Best Choice’s purchases to date were for preliminary marketing activities. Best Choice has advised us that its preliminary marketing activities consisted of purchasing inventory in anticipation of obtaining regulatory approval, meeting with potential distributors and trying to build brand awareness through various marketing approaches most notably on social media. Until Best Choice has obtained the necessary regulatory approval, we do not anticipate generating any significant revenue from Best Choice. Our agreement with Best Choice agreement has an initial term which expired on April 30, 2019 and was extended to April 30, 2010. The agreement provides for an automatic renewal for three years and for five-year periods thereafter if certain minimum purchases are made.

Acquisition of 4P Therapeutics

Pursuant to an acquisition agreement dated April 5, 2018 between us and 4P Therapeutics, on August 1, 2018, we acquired all of the equity interest in 4P Therapeutics from Steven Damon, the owner of 4P Therapeutics. The purchase price of $2,250,000, consisting of 62,500 shares of common stock, valued at $1,850,000, and cash of $400,000, and are to pay Mr. Damon a 6% royalty on any revenue we receive or derive from our utilization or sale of the abuse deterrent intellectual property that we acquired as a part of the assets 4P Therapeutics, including partner license milestones and development payments. The royalty is payable pursuant to the acquisition agreement and continues as long as we generate revenue from our utilization or sale of the abuse deterrent intellectual property we acquired as part of the acquisition of 4P Therapeutics. The 62,500 shares were issued to Mr. Damon (41,750 shares) and Dr. Alan Smith (20,750 shares). In connection with the acquisition, Mr. Damon retained any cash and accounts receivable and assumed any liabilities other than those relating to the ongoing business. Pursuant to the acquisition agreement, we appointed Mr. Damon to our board of directors in April 2018, when we signed the acquisition agreement, and we agreed to pay Mr. Damon the compensation received by independent board members.

Termination of Proposed Acquisition of Carmel Biosciences, Inc.

On September 21, 2018, we entered into an agreement to acquire Carmel Biosciences, Inc. for 87,500 shares of common stock. In December 2017, Carmel Biosciences received FDA approval for it to market PREXXARTAN™ (Valsartan Oral Solution, 4 mg/mL). On November 19, 2018, we and Carmel Biosciences terminated the acquisition agreement principally as a result of concerns about the uncertainties and risks involving the drug valsartan and the potential presence of possible carcinogens from the manufacturing process from various manufacturers. The agreement was terminated without any obligation of either party to the other party.

Our Organization

We are a Nevada corporation, incorporated on January 4, 2016. In January 2016, we acquired Nutriband Ltd, an Irish company which was formed by Gareth Sheridan, our chief executive officer, in 2012 to enter the health and wellness market by marketing transdermal patches. We acquired Nutriband Ltd. in 2016. Our corporate headquarters are located at 121 S. Orange Ave. Suite 1500, Orlando, Florida 32765, telephone (407) 377-6695. Our website is www.nutriband.com. Information contained on or available through our website or any other website does not constitute a portion of this prospectus.

Pharmaceutical Products in Development

We have a pipeline of transdermal pharmaceutical products that are primarily in the early, preclinical, stages of development. Our pipeline consists primarily of drug compounds which have been previously approved by the FDA and are now off-patent. In many cases, we are developing the first non-injectable version of the drug utilizing our transdermal technology which represents a new route of administration. In most cases, we plan to utilize the 505(b)(2) regulatory pathway provided by the FDA which allows us to reference the safety information on file at FDA for the approved drug or to reference the published literature instead of having to generate new safety information that would typically be required for new chemical entities. However, we cannot assure you that the FDA will concur with our approach or that we will be able to receive FDA approval to market any of products that we develop.

Our lead product under development is our abuse deterrent fentanyl transdermal system. As the United States faces an epidemic of opioid abuse, fentanyl transdermal patches have become an attractive target for recreational drug abusers due to the drug’s potency and its ease of abuse by the oral route. We are looking to utilize our proprietary approach to incorporate aversive agents into the transdermal patch to deter the abuse of fentanyl patches by the oral, buccal and inhaled routes, which represent as much as 70% of all transdermal fentanyl abuse. The technology is based on the incorporation of taste and sensory aversive agents into the patch. We believe that the aversive agents we selected have several advantages, such as their high potency, established safety, and the potential to prevent accidental misuse by children and pets. The aversive agents are formulated in a controlled-release matrix that is coated onto the backing of a transdermal fentanyl patch. The controlled release aspect of the technology is designed so that the abuse deterrent properties are maintained after normal use and during attempts to separate the aversive agents from the fentanyl. We believe that this structure provides maximum exposure during oral abuse and during attempts to extract the drug, while preventing exposure of the patient to the aversive agents during transdermal wear. We believe that a key differentiating aspect of the technology is that the aversive agents are physically separated from the drug matrix, meaning that the aversive agents do not have to be formulated in the fentanyl drug matrix and do not contact the skin. In addition to the fentanyl patch, this technology has broad applicability to any therapeutic patch where deterring abuse and accidental misuse by children and pets are valuable attributes.

We believe that our abuse deterrent technology can be broadly applied to various transdermal products and our strategy is to follow the development of our abuse deterrent fentanyl transdermal system with the development of additional transdermal prescription products for pharmaceuticals that have risks or history of abuse. For example, we believe that our technology can be utilized in other transdermal products to deter the abuse of other transdermal drugs such as buprenorphine, an opioid used to treat acute pain and chronic pain, and methylphenidate, a central nervous system stimulant.

Buprenorphine is an opioid used to treat opioid addiction, acute pain and chronic pain. It can be used under the tongue, by injection, as a skin patch, or as an implant. For opioid addiction it is typically only started when withdrawal symptoms have begun and for the first two days of treatment under direct observation of a health care provider. For longer term treatment of addiction, a combination formulation of buprenorphine/naloxone is recommended to prevent misuse by injection.

Methylphenidate, sold under various trade names, such as Ritalin in oral form, and in transdermal patch form known as Daytrana, is a central nervous system stimulant of the phenethylamine and Piperidine classes that is used in the treatment of attention deficit hyperactivity disorder and narcolepsy. We plan to follow up with transdermal delivery systems for buprenorphine and methylphenidate after we make significant progress on. our abuse deterrent fentanyl transdermal system.

We are also exploring product applications for our transdermal technology to deliver proteins and peptides such as exenatide for type 2 diabetes and follicle stimulating hormone (FSH) for infertility. Presently, these products are only available by injection or oral routes. We believe that transdermal delivery has the potential to improve compliance, which can lead to improved therapeutic outcomes associated with these treatments.

Exenatide (exendin-4) is a glucagon-like peptide-1 (GLP-1) receptor agonist which is approved to improve glycemic control in patients with type 2 diabetes mellitus. Exenatide is currently approved as a twice-daily subcutaneous injection or as a once-weekly injection. However, many patients have a strong aversion to needles, resist initiation of injections even when oral agents are failing to control their diabetes and struggle with compliance after starting therapy. We are developing a novel transdermal patch for administration of exenatide to match the therapeutic plasma levels achieved by subcutaneous injections of exenatide. In addition to being needle-free, painless and easy-to-use, our proposed exenatide transdermal system is being designed to incorporate compliance tracking to help providers improve patient outcomes. We believe that the development of an exenatide patch matching the profile of exenatide injections will follow the 505(b)(2) NDA regulatory pathway, thereby limiting the extent of safety and efficacy trials required for FDA approval but although we cannot assure you that the FDA will agree. Transdermal exenatide is currently in the preclinical phase of development.

Follicle-stimulating hormone (FSH) is a gonadotropin, a glycoprotein polypeptide hormone that is synthesized and secreted by the gonadotropic cells of the anterior pituitary gland. Follicle stimulating hormone (FSH) is indicated for the treatment of infertility in women and is currently only approved and marketed as a subcutaneous injection. FSH is mainly used for ovarian hyperstimulation as part of an in vitro fertilization (IVF) regimen. There are several purified and recombinant FSH injections currently on the market. We are developing a novel transdermal patch to match the pharmacokinetic profile of FSH subcutaneous injection but without the need for painful injections. Transdermal FSH is intended to offer a painless, easy to use one-step application to improve patient compliance with FSH therapy. Transdermal FSH will be offered at multiple strengths to match the typical doses prescribed to treat infertility. We plan to conduct a Phase 1 clinical trial to demonstrate that the transdermal patch can match the pharmacokinetics of subcutaneous injection. Then we plan to conduct an irritation and sensitization study to demonstrate the skin safety of the product and a pivotal clinical efficacy trial to demonstrate that transdermal FSH is not inferior to subcutaneous injection. We intend to seek to utilize the 505(b)(2) NDA regulatory pathway to register the product with the FDA which allows us to reference the know safety of FSH on file at FDA for the reference listed drug and the safety information that has been published in the literature. We have not yet communicated with the FDA on our proposed development plan or registration plan and we cannot assure you that the FDA will agree to our use of the 505(b)(2) pathway. Transdermal FSH is currently in the preclinical phase of development.

In addition, we may seek to develop certain generic transdermal products where we think we can efficiently make an improvement to existing patches and potentially take significant market share with good profit margins. One example of such a product candidate is the development of a generic scopolamine patch.

Transdermal scopolamine (Transderm Scop®) was developed in the 1970s by Alza Corporation for Ciba-Geigy (now Novartis) for prevention of nausea and vomiting associated with motion sickness and recovery from anesthesia and surgery. The product was approved as the first modern transdermal therapeutic system by the FDA in 1979. A generic transdermal scopolamine product was approved in 2015 (Perrigo) but was not marketed until 2017. As of November 2018, there was only one generic transdermal scopolamine approved and marketed. We are developing an improved proprietary generic scopolamine patch. Product improvements include enhancements to the manufacturing processes to reduce the manufacturing cost and optimization of the adhesive formulation to reduce cold flow and increase patient acceptability. We plan to follow the FDA guidance on the product development of a generic transdermal scopolamine patch and plan on utilizing the ANDA regulatory pathway to obtain FDA approval for marketing. Transdermal scopolamine is currently in the preclinical phase of development.

We have not yet determined which product we will seek to develop after our abuse deterrent fentanyl transdermal system. The prioritization of our portfolio of product candidates will be reviewed on an ongoing basis and will take into account technical progress, market potential and commercial interest.

Consumer Products

Our consumer transdermal product line consists of eleven product lines: an energy patch line, a weight management patch line, a multivitamin patch line, a children’s multivitamin patch line, an amino acid patch line, an anti-wrinkle patch line, an insect repellent patch line, a detox patch line, a PMS patch line, a sleep patch line and a nausea and motion sickness patch line. These products require FDA or EPA (for the insect repellent line) approval in order to be sold in the United States. Since we have not received FDA or EPA approval and we have no plans to do so at this time, and we are limiting our marketing to countries in which we believe that these products can be sold without significant product development costs for clinical or nonclinical testing and product registration for government approval. Based on our initial in-house testing, we modified the formulation of our consumer patches to include non-synthetic ingredients to avoid any concerns regarding potential skin irritation.

Marketing

Pursuant to an exclusive distribution dated April 13, 2018, we granted Best Choice exclusive distribution rights for all of our consumer products in South Korea, Taiwan (the Republic of China), the People’s Republic of China and South Asia. Best Choice is presently marketing our products only in South Korea. The agreement has an initial term which expired on April 30, 2019 and was extended to April 30, 2020. The agreement provides that it automatically renews for an additional three years and for each five year period thereafter if a minimum increase in sales of 10% per year or a cumulative equivalent or a year by year 10% increase is achieved by the end of the initial term and each extension period thereafter. The agreement, as extended, provides a minimum purchase requirement $2.0 million for the initial term, which is the prior from the commencement date through April 30, 2020. The minimum purchase requirement increases by 10% each year after the initial term. The agreement provides that our price to Best Choice will be no greater than lowest price sold to anyone plus 5%. Best Choice has the right to purchase a minimum of 50% of our production capacity. We give Best Choice a warranty that we will replace or refund any product which is not in a marketable state, such as damaged packaging and missing product. The agreement may be terminated at any time by Best Choice with or without cause on 90 days’ notice. The agreement may be terminated by us for cause, which includes Best Choice’s failure to meet the minimum purchase requirements. While the agreement has minimum purchase requirements, it does not assure us that Best Choice will meet the minimum purchase requirements or that Best Choice will not terminate the agreement.

Best Choice has advised us that, subject to obtaining regulatory approval, it plans to market the energy patch line, vitamin patch line and weight management patch line products in South Korea. However, in order for Best Choice to market our products in South Korea, it needs to obtain approval from the MFDS. Although Best Choice has made modest purchases from us for its preliminary marketing activities, until it receives approval to market our product in South Korea, we will not generate significant revenue from our consumer products. Best Choice has advised us that its preliminary marketing activities consisted of purchasing inventory in anticipation of obtaining regulatory approval, meeting with potential distributors and trying to build brand awareness through various marketing approaches most notably on social media. We cannot assure you that we will generate significant revenue from Best Choice’s activities in South Korea if it obtains regulatory clearance. At present, Best Choice has not received the necessary regulatory approval to market our consumer products in South Korea. Although Best Choice has advised us that it is working with the MFDS to obtain a classification, if it is unable to obtain a classification and complete the regulatory procedures, it will be unable to sell our products in South Korea.

If we obtain FDA approval for any of our pharmaceutical transdermal products, we will need to establish a distribution network in the United States. We do not anticipate that we will take any steps toward establishing such a distribution network until we are in the late stages of the FDA approval process.

Manufacturing

We have an agreement with Pocono Coated Products LLC to manufacture our consumer transdermal products. Pocono manufactures coated film roll stock using a solvent coating process. These rolls are then sealed and shipped to South Korea for slitting, die-cutting and pouching of individual patches and then packaging in boxes of 30 packs or five packs.

Manufacturing of our pharmaceutical transdermal products will be performed for clinical trials during the development program and for manufacturing of commercial products prior to FDA approval and for sales and marketing. Clinical manufacturing for our early stage clinical trials will most likely be performed at our facilities at 4P Therapeutics. However, the manufacture of clinical products for later stage pivotal clinical trials and for commercial manufacturing may either be done by contract manufacturers or done in our commercial facilities. Manufacture of clinical and commercial product will be performed in compliance with current FDA Good Manufacturing Procedures (cGMP) and all applicable local regulations. All manufacturing processes will be subject to review by the FDA during development, prior to approval and during subsequent routine FDA inspections.

Government Regulations

United States

The pharmaceutical business is subject to extensive government regulation. In the United States, we must comply with the rules and regulations of the FDA. In other countries we must comply with the laws and regulations of each country to legally market and sell our products. Obtaining FDA approval does not mean that the product will be approved in other countries. Each country may require that additional clinical and nonclinical studies be conducted prior to approval.

The process required by the FDA to receive approval prior to marketing and distributing a drug in the United States generally involves the following. The definition of drug is broadly defined, and includes our pharmaceutical products and most of our consumer transdermal patches. Even though the drug used in each of our proposed products is currently approved by the FDA in oral or injectable dosage forms, we will still need to conduct a full development program including preclinical and clinical trials before we receive FDA marketing approval. The FDA also has a number of abbreviated approval pathways which, if we are eligible, could shorten the time for approval. However, we cannot be certain that we will be able to use any abbreviated approval pathway, in which event we will need to comply with the full regulatory pathway.

•        Preclinical phase.    Before a drug company can test an experimental treatment in humans, it must prove the drug is safe and effective in animals. Scientists run tests in various animals before presenting the data to the FDA as an investigational new drug application. For already approved drugs, an animal study may not be required prior to testing in humans. In most cases, the company must file an Investigational New Drug (IND) submission to get clearance to test the product in humans.

•        Phase one clinical trial.    In the first round of clinical trials, the drug company attempts to establish the drug’s safety in humans. Drug researchers administer the treatment to healthy individuals — instead of patients suffering from the disease or condition the drug is intended to treat — and gradually increase the dose to see if the drug is toxic at higher levels or if any possible side effects occur. These drug trials are usually small, containing about 20 to 80 participants, according to the FDA. For drug delivery products incorporating already approved drugs, Phase 1 studies involve measuring blood levels of the drug to understand the pharmacokinetics for a new route of administration.

•        Phase two clinical trial.    In the second round of clinical trials, researchers give the treatment to patients who have the disease to assess the drug’s efficacy. The trial is randomized, meaning half of the study participants receive the drug and half receive a placebo. These trials usually contain hundreds of participants, according to the FDA. There is about a 30 percent chance of a drug moving on to a phase three clinical trial, according to data from the biotech trade organization BIO. For already approved drugs, as is the case with drug delivery products, a Phase 2 trial may not be necessary as the therapeutic drug doses and blood concentrations are already known. However, a Phase 2 may be conducted to inform the design of the Phase 3 clinical trial in regards to the safety and efficacy of the product when used by patients.

•        Phase three clinical trial.    In the third phase of clinical trials, researchers work with the FDA to design a larger trial to test the drug’s ideal dosage, patient population and other factors that could decide whether the drug is approved, according to the report. These trials usually contain a few hundred to thousands of participants. In the case of drug delivery products that utilize an approved drug, Phase 3 trials will typically include a comparison to the already approved reference product. For example a transdermal patch may be compared to an injection.

•        New drug application.    Once a drug company collects and analyzes all data from the clinical trials, it submits a new drug application to the FDA. The application includes trial data, preclinical information and details on the drug’s manufacturing process. If the FDA accepts the application for review, the agency has ten months — or six months if the drug has priority review status — to make a decision, according to the report. The FDA can hold an advisory committee meeting where independent experts assess the data and recommend whether to approve the drug. From there, the FDA will either approve the drug or give the applicant a complete response letter, which explains why the drug did not get approved and what steps the applicant must take before resubmitting the application for approval.

The FDA may also require Human Abuse Liability or Human Abuse Potential clinical studies to evaluate the abuse liability or abuse potential of a new chemical entity for drugs that affect the central nervous system. If the abuse deterrent technology renders a product less desirable than conventional formulations, it is said to convey abuse deterrent properties and can include specific label language indicating this difference.

In other instances, sponsors are required to evaluate the effectiveness of an Abuse Deterrent Formulation. For Abuse Deterrent Formulation trials, the objective is to assess the ability of the new formulation to be tampered with and abused, and is often pursuant to a 505(b)(2) strategy.

Before approving an NDA, the FDA may inspect the facilities where the product is being manufactured or facilities that are significantly involved in the product development and distribution process and will not approve the product unless compliance with current good manufacturing processes is satisfactory. The FDA may deny approval of an NDA if applicable statutory or regulatory criteria are not satisfied, or may require additional testing or information, which can delay the approval process. In pursuing FDA approval there may be various delays and it is possible that approval may never be granted. In addition, new government requirements may be established that could delay or prevent regulatory approval of our product candidates under development.

If a product is approved, the FDA may impose limitations on the indications for use for which the product may be marketed, may require that warning statements be included in the product labeling, may require that additional studies or trials be conducted following approval as a condition of the approval, may impose restrictions and conditions on product distribution, prescribing or dispensing in the form of a risk management plan, or impose other limitations.

Once a product receives FDA approval, marketing the product for other indicated uses or making certain manufacturing or other changes related to the product will require FDA review and approval of a supplemental NDA or a new NDA, which may require additional clinical safety and efficacy data and may require additional review fees. In addition, further post-marketing testing and surveillance to monitor the safety or efficacy of a product may be required. Also, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if safety or manufacturing problems occur following initial marketing.

With respect to the labeling for our abuse deterrent transdermal fentanyl system or any other opioid transdermal patch we develop, it is likely that we will need to disclose the risks of improper use or abuse using language required by the FDA.

FDA Approval Pathways

The FDA has several pathways that can be followed to obtain FDA approval.

•        A stand-alone NDA is an application submitted under Section 505(b)(1) of the Food, Drug and Cosmetic Act (“FD&C Act”) and approved under Section 505(c) of the FD&C Act that contains full reports of investigations of safety and effectiveness that were conducted by or for the applicant or for which the applicant has a right of reference or use. This is typically the pathway used for new chemical entities.

•        A 505(b)(2) application is an NDA submitted under Section 505(b)(1) and approved under Section 505(c) of the FD&C Act that contains full reports of investigations of safety and effectiveness, where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use. This is the pathway typically taken for off-patent drugs that are being development into alternate dosage forms or routes of administration.

•        An ANDA is an application for a duplicate of a previously approved drug product that was submitted and approved under Section 505(j) of the FD&C Act. An ANDA relies on the FDA’s finding that the previously approved drug product is safe and effective. An ANDA generally must contain information to show that the proposed generic product (1) is the same as the drug with respect to the active ingredients, conditions of use, route of administration, dosage form, strength and labeling (with certain permissible differences) and (2) is bioequivalent to the referenced drug. An ANDA may not be submitted if studies are necessary to establish the safety and effectiveness of the proposed product. This is the pathway taken for generic drugs.

We cannot assure you that we will be able to take advantage of any of the available abbreviated approval pathways for any of our proposed products.

Post-approval requirements

Any drug products for which we receive FDA approval will be subject to continuing regulation by the FDA. Certain requirements include, among other things, record-keeping requirements, reporting of adverse events with the product, providing the FDA with updated safety and efficacy information on an annual basis or more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. These promotion and advertising requirements include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs for uses or patient populations that are not described in the drug’s approved labeling, known as “off-label use,” and other promotional activities, such as those considered to be false or misleading. Failure to comply with FDA regulations can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Such enforcement may also lead to scrutiny and enforcement by other government and regulatory bodies.

Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not encourage, market or promote such off-label uses. As a result, “off-label promotion” has formed the basis for litigation under the Federal False Claims Act, violations of which are subject to significant civil fines and penalties. In addition, manufacturers of prescription products are required to disclose annually to the Center for Medicaid and Medicare any payments made to physicians and teaching hospitals in the U.S. under the federal Physician Payment Sunshine Act. Reportable payments may be direct or indirect, in cash or kind, for any reason, and are required to be disclosed even if the payments are not related to the approved product. Failure to fully disclose or not in time reporting could lead to penalties up to $1.15 million per year.

The manufacturing of any of our products will be required to comply with the FDA’s current good manufacturing process (cGMP) regulations. These regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of comprehensive records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are also required to register with the FDA their establishments and list any products they make and to comply with related requirements in certain states. These entities are further subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with current good manufacturing processes and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Discovery of problems with a product after approval may result in serious and extensive restrictions on a product, manufacturer or holder of an approved NDA, as well as lead to potential market disruptions. These restrictions may include recalls, suspension of a product until the FDA is assured that quality standards can be met, and continuing oversight of manufacturing by the FDA under a “consent decree,” which frequently includes the imposition of costs and continuing inspections over a period of many years, as well as possible withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, or Phase IV testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of our products.

Other Government Regulations

We are subject to government regulations that are applicable to businesses generally, including those relating to workers’ health and safety, environmental and waste disposal, wage and hour and labor practices, including sexual harassment laws and regulations, and anti-discrimination laws and regulations.

In addition, we must comply with the laws and regulations governing the research and manufacture of products containing controlled substances such as fentanyl and other opioids. We must be licensed by the Drug Enforcement Agency (DEA) and the state(s) in which we conduct research and development activities. We currently hold a DEA license and a Georgia State Board of Pharmacy license to support our current research activities at our facility in Georgia. As a result we have been inspected by the DEA and the Georgia Board of Pharmacy. As we enter the manufacturing phase of development we will need to obtain a DEA manufacturing license and a Georgia Board of Pharmacy manufacturing license and obtain production quota from the DEA to allocate sufficient amounts of controlled substances to us to conduct our development program. There is no guarantee that we will be able to obtain sufficient production quota from the DEA to support our manufacturing operations.

South Korea

We do not sell products in South Korea. We sell our products to Best Choice and, subject to out extending our agreement with Best Choice, Best Choice will sell the products in South Korea upon receipt of regulatory approval. Food and drug products are regulated in South Korea by the MFDS. In order to market the products in Korea, Best Choice needs to obtain a permit or complete the filing of a report with the MFDS. It is difficult to determine the classification of the products, and Best Choice has advised us that it is working with the MFDS to determine a classification for our products. It would be necessary to determine whether our products would be treated as health functional foods, quasi-drugs, over-the-counter drugs or prescription drug. Each category has a specific approval process, with health functional foods requiring the least amount of data and prescription drugs requiring the most date. Health functional foods refer to “foods” manufactured with functional raw materials or ingredients beneficial to the human body and “functionality” means controlling nutrients for the structure or functions of the human body or providing beneficial effects to health purposes, such as physiological effects. “Quasi-drugs” refer to any of the following: fibers, rubber products or similar products used for the purpose of treating, alleviating, or preventing human or animal diseases; non-appliance, non-machinery or similar articles that have insignificant influences on or do not directly act upon human bodies; and preparations used for sterilization, insecticide, and uses similar thereto for the purpose of preventing infectious diseases. An over-the-counter drug is a drug, the misuse or abuse of which is of little concern, and the safety and efficacy of which may be expected even when used without a prescription by a physician or a dentist; or a drug that may be used to cure a disease without a physician’s or dentist’s professional knowledge; or a drug that has a relatively small side effect on human bodies in light of the dosage form and pharmacological action. A prescription drug means a drug that is not an OTC drug.

Regardless of efficacy in pharmacological actions, based on the overall judgment of the ingredients, shape (container, packaging, design, etc.), name, indicated purpose of use, efficacy, effects, administration methods, dosage, advertising or explanation for sale, in case it is perceived to be used for as a health functional food, quasi-drug or prescription drugs, the aforementioned purpose or demonstrated to have medicinal effects in the perspective of the general public, they all are drugs that are subject to the Pharmaceutical Affairs Act. Therefore, in case the products are sold without obtaining the required approval, it will be deemed an act of selling drugs without obtaining an approval, which is a criminal offense by the person selling without authorization in South Korea.

Europe and Other Countries

If we market our products in any countries other than the United States, we would be subject to the laws of those countries. In order to obtain market our products in other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our products.

The European medicines regulatory system is based on a network of around 50 regulatory authorities from the 31 countries in the European Economic Area, the European Commission and the European Medicines Agency. All medicines must be authorized before they can be placed on the market in the European Union. The European system offers different routes for authorization. A centralized procedure allows the marketing of a medicine on the basis of a single European Union assessment and marketing authorization which is valid throughout the European Union. However, a majority of medicines authorized in the European Union do not fall within the scope of the centralized procedure, and we do not know whether our proposed products will fall within the centralized authorization. We also do not know how the withdrawal of Great Britain from the European Union will affect the procedure for approval of medicines in the United Kingdom. If we are not able to use the centralized procedure, we would need to use one of the following procedures. One method is the decentralized procedure where we would apply for the simultaneous authorization in more than one European Union member. The second method is the mutual-recognition procedure where we would have a medicine authorized in one European Union country apply for authorization to be recognized in other European Union countries. In either case, we would be required to complete clinical trials to demonstrate the safety and efficacy of the medicine and show and that the medicine is manufactured in accordance with good manufacturing practice based upon European Union standards.

In countries other than the United States and the European Union, we would be required to comply with the applicable laws of those countries, which may require us to perform additional clinical testing.

Failure to obtain regulatory approval in any country would prevent our product candidates from being marketed in those countries. In order to market and sell our products in jurisdictions other than the United States and the European Union, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The regulatory approval process outside the United States and the European Union generally includes all of the risks associated with obtaining FDA and European Union approval, but can involve additional testing.

In addition, in many countries worldwide, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Even if we were to receive approval in the United States or the European Union, approval by the FDA or the European Medicines Agency does not ensure approval by regulatory authorities in other countries or jurisdictions. Similarly, approval by one regulatory authority outside the United States would not ensure approval by regulatory authorities in other countries or jurisdictions. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in other foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could decline.

Outside the United States, particularly in member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of health technology assessment procedures with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Certain countries allow companies to fix their own prices for medicines, but monitor the pricing.

In addition to regulations in the United States, if we market outside of the United States, we will be subject to a variety of regulations governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries.

Intellectual Property Rights

4P Therapeutics filed an international patent application under the Patent Cooperation Treaty for worldwide prosecution of the abuse deterrent transdermal technology patent used in our lead product, an abuse deterrent fentanyl transdermal system. The patent is being prosecuted in the United States and in other countries. The European Patent Office and the Japan patent office granted patent protection for the patent application filed by 4P Therapeutics for its abuse deterrent transdermal technology. We have not received any response from the United States Patent and Trademark Office. In addition to applying the technology to developing an abuse deterrent fentanyl transdermal system, we believe that the abuse deterrent patch technology can be applied to other opioids and pain medication patches where there is risk of abuse and overdose, as well as other transdermal pharmaceuticals where we believe our technology can help prevent abuse or accidental misuse.

We have received a trademark for the name Nutriband.

Competition

Since our proposed pharmaceutical products deliver a drug which is off patent and presently available, we will compete with a number of companies who are presently selling the drug which is generally taken by injection. In addition, there are a number of companies that market generic transdermal patches, including fentanyl transdermal patches, and we will compete against those companies that make products with the same drug. Further, as transdermal patches become more popular, other companies, many of which have significantly greater resources and existing relationships with physicians and medical personnel, may use their resources to develop improved transdermal delivery systems for the drugs that are in our pipeline. We believe that competition is based on such factors as price, insurance/Medicaid and Medicare reimbursement rates and policies, safety and efficacy, side effects or reduction in side effects and the reliability of the supplier or manufacturer. Since we are developing our products to meet the needs of the patients, physicians, and the payers, we need to demonstrate advantages in terms of safety, efficacy, compliance and cost. If we obtain regulatory approval to market our products, we cannot assure you that we will be successful in the marketplace.

Property

We do not own any real property.

We lease approximately 200 square feet of office space in Orlando, Florida pursuant to a one-year lease which expires in July 2019. The current annual rental is $20,640. We have the right to renew, at a rent to be determined. With the office lease, we have access to board rooms, kitchen facilities and secretarial services.

We lease approximately 7,200 square feet of space in Peachtree Corners, Georgia, where 4P Therapeutics’ operations are located, pursuant to a month-to-month lease. The current monthly rent is $14,929. We are currently negotiating a new lease for these premises.

Legal Proceedings

On August 10, 2018, we, our chief executive officer and our chief financial officer received a Wells notice from the enforcement division staff of the Miami Regional Office of the SEC in connection with an investigation into the accuracy of certain statements in our Form 10 registration statement filed June 2, 2016, as amended, and our Form 10-K annual report filed May 8, 2017. The staff’s inquiry was focused on our disclosure language in those filings relating to the FDA requirements for our consumer transdermal patch products in that our filings did not accurately reflect the FDA’s jurisdiction over our consumer products and did not disclose that we could not legally market these products in the United States. On September 7, 2018, we and the officers filed a Wells submission in response. After engaging in settlement discussions with the staff about the matters under investigation, the Company and the officers submitted an offer of settlement to resolve the investigation without admitting or denying any violations of the federal securities laws.

On December 26, 2018, the SEC announced that it has accepted the settlement offer and instituted settled administrative cease-and-desist proceedings against us and the named officers. The SEC’s administrative order, dated December 26, 2018, finds that we and the officers consented — without admitting or denying any findings by the SEC — to cease-and-desist orders against them for violations by us of Sections 12(g) and 13(a) of the Exchange Act 1934 and Rules 12b-20 and 13a-1 thereunder, which require issuers to file accurate registration statements and annual reports with the SEC; violations by the officers for causing our violations of the above issuer reporting provisions; and violations by the officers of Rule 13a-14 of the Exchange Act, which requires each principal executive and principal financial officer of issuers to attest that annual reports filed with the SEC do not contain any untrue statements of material fact. In addition to consenting to the cease-and-desist orders, the officers have each agreed to pay a $25,000 civil penalty to resolve the investigation. The administrative order does not impose a civil penalty or any other monetary relief against us.

On July 27, 2018, we commenced an action in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, against Advanced Health Brands, Raymond Kalmar, Paul Murphy, Michelle Polly-Murphy, Laura Fillman and John Baker, together with a Motion for Temporary Injunction Without Notice and a Motion for Prejudgment Writ of Replevin arising from our decision to seek to rescind for misrepresentation the agreement by which we agreed to acquire Advanced Health Brands for 1,250,000 shares of common stock valued at $2,500,000 and seek return of the shares. On August 2, 2018, the court entered a Temporary Injunction Without Notice and an Order to Show Cause against the defendants. Defendants Kalmar, Murphy, Polly-Murphy, and Baker have filed a Motion to Dismiss our Verified Complaint, Motion to Dissolve Temporary Injunction Without Notice and Response to Order to Show Cause, and Motion to Compel Arbitration. On January 4, 2019, the court dismissed our complaint with prejudice, but directed the defendants to assign to us, within 30 days, the six patent applications never duly transferred to us. On February 1, 2019, we appealed the court’s order. Pursuant to a settlement agreement, one of the defendants has returned the 50,000 shares which had been issued to her, and the shares have been cancelled.

On August 22, 2018, Defendants Kalmar, Murphy, Polly-Murphy and Baker filed a complaint against us in the Franklin County, Ohio Court of Common Pleas seeking a declaratory judgment permitting them to sell the shares of common stock they received pursuant to the acquisition agreement. The parties have agreed to a stay pending the outcome of the Florida litigation.

On April 29, 2019, we filed a securities fraud action in the U.S. District Court for the Eastern District of New York against Raymond Kalmar, Paul Murphy, Michelle Polly-Murphy, Advanced Health Brands and TD Therapeutic, Inc. In the complaint we allege that in 2017, the defendants fraudulently and deceitfully obtained 1,250,000 shares of common stock by orchestrating a months-long scheme to defraud us. We are seeking the return of the 1,250,000 shares of common stock and monetary damages resulting from the defendants’ fraudulent conduct. The defendants have advised the court that they intend to file a motion to dismiss the complaint and requested a pre-motion conference. The court has scheduled a pre-motion conference for July 29, 2019.

Employees

As of June 15, 2019, we had seven employees — three officers who are full time, four officers who are currently part time. We also engage one consultant who provides services on a part-time basis. None of our employees is represented by a labor union and we consider our employee relations to be good.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to our directors and executive officers:

Name	Age	Position
Gareth Sheridan	29	Chief executive officer and director
Vitalie Botgros	45	Chairman of the board and director
Sean Gallagher	56	President and director
Serguei Melnik	46	Chief financial officer and director
Gerald Goodman	70	Chief accounting officer
Alan Smith, Ph.D.	53	Chief operating officer and president of 4P Therapeutics
Patrick Ryan	32	Chief technical officer
Jeff Patrick, Pharm.D.	49	Chief scientific officer
Larry Dillaha, MD	55	Chief medical officer
Radu Bujoreanu	49	Director
Thomas Cooney	55	Director
Steven P. Damon	63	Director
Michael Doron(2)	57	Director
Mark Hamilton(1),(2)	34	Director
Stefan Mancas(1)	42	Director
Woody Jay Moore(1)	45	Director

____________

(1)      Member of the Audit Committee.

(2)      Member of the Compensation Committee

Gareth Sheridan, our founder, has been chief executive officer and a director since our organization in 2016. In 2012, Mr. Sheridan founded Nutriband Ltd., an Irish company which we acquired in 2016. Mr. Sheridan was named Ireland’s ‘Young Entrepreneur of the Year’ in 2014 in the National Bank of Ireland Startup Awards for establishing Nutriband Ltd. Mr. Sheridan has further business awards from S. Dublin’s Best Young Entrepreneur and Nutriband Ltd as S. Dublin’s Best Startup Company. Mr. Sheridan has also worked as a Business Mentor with 100 Minds, a social enterprise founded in 2013, that brings together some of Ireland’s top college students and connects them with one cause to achieve large charitable goals in a short space of time. Mr. Sheridan is also a past Nissan Generation Next Ambassador, receiving the acknowledgement in 2015 by Nissan Ireland as one of Ireland’s future generational leaders. Mr. Sheridan received a B.Sc. in Business and Management from Dublin Institute of Technology in 2012 where he concentrated on international economics, venture creation and entrepreneurship.

Vitalie Botgros has served as chairman or the board and a director since January 14, 2016. Since 2007 Mr. Botgros has been the chief executive officer and a stockholder of MJet GmbH, Schwechat, Austria, which specializes in executive business jets management and operations, as well as aviation consulting. Prior to founding MJet, Mr. Vitalie held specialized positions involving financial management for airline executives, marketing and sales. Mr. Botgros attended the State University of the Republic of Moldova from 1990 to 1995, graduating with a degree in law in 1995. Mr. Botgros brings extensive knowledge of international business and business operations and networks. Mr. Botgros works for us on a part-time basis.

Sean Gallagher has been president since February 2018 and a director since July 2018. Mr. Gallagher’s business ventures include serving as chief executive officer of a commercial real estate company, Clyde Real Estate, which he founded in 2014, Ireland’s largest home technology company, Smarthomes, which he founded in 2000, and a director of Team Horizon, a pharmaceutical engineering company, since 2015. Mr. Gallagher also stood, as an Independent candidate, and was runner up, in the 2011 Irish Presidential Election. From 1994 to 2000, he was vice chief executive officer of one of Ireland’s Government Enterprise Agencies and has spent more than 20 years training and mentoring hundreds of start-ups and emerging entrepreneurs. Mr. Gallagher qualified with an MBA from the University of Ulster. Mr. Gallagher devotes most of his time to our business. Mr. Gallagher works for us on a part-time basis.

Serguei Melnik has been our chief financial officer and a director since January 2016. Mr. Melnik has been involved in general business consulting for companies in the U.S. financial markets and setting up the legal and financial framework for operations of foreign companies in the U.S. During the last 15 years, Mr. Melnik, through his consulting company Wolf Blitz Inc. consulted on multiple international trade deals with the clients from Ecuador, Ukraine, Moldova, and Romania. Mr. Melnik received his law degree from Moldova State University and his masters in applied economics from the University of Central Florida.

Gerald Goodman has been our chief accounting officer since July 31, 2018. Mr. Goodman is a certified public accountant and, since 2014, has practiced with his own firm, Gerald Goodman CPA P.C. From January 1, 2010 until December 31, 2014, Mr. Goodman practiced with Madsen & Associates, CPA’s Inc., Murray, Utah, and was a non-equity partner and managed the firm’s SEC practice. Mr. Goodman is a director of Lifestyle Medical Network, Inc., which provides management services to healthcare providers. From 1971 to 2010, Mr. Goodman was a partner in the accounting firm of Wiener, Goodman & Company P.C. Mr. Goodman is a 1970 graduate of Pennsylvania State University where he received a B.S. Degree in Accounting. Mr. Goodman works for us on a part-time basis.

Alan Smith, Ph.D. has been our chief operating officer and president of 4P Therapeutics since December 2018. He served as our vice president, clinical, regulatory, quality, and operations from April 2018, when we signed the agreement to acquire 4P Therapeutics. Dr. Smith co-founded 4P Therapeutics in 2011. From 2000 until 2011, Dr. Smith was with Altea Therapeutics, most recently serving as vice president, product development and head of clinical research and development, regulatory affairs, and project management. At Altea, he led major research and development programs with pharmaceutical companies such as Eli Lilly, Amylin, Hospira, Elan, and Novartis. Dr. Smith has more than 20 years of experience in the research and development of transdermal drug and biologic delivery systems, as well as diagnostics and medical devices for treatment and management of diabetes, chronic pain and cardiovascular disease. Prior to joining Altea Therapeutics, he led the development of transdermal glucose monitoring systems at SpectRx, Inc., a publicly traded noninvasive diagnostics company. Dr. Smith received Ph.D. and M.S. degrees in biomedical engineering from Rutgers University and the University of Medicine and Dentistry of New Jersey. He currently serves on the Editorial Advisory Board of the journal Expert Opinion on Drug Delivery.

Patrick Ryan has been chief technical officer since February 2018. Mr. Ryan also is also director of digital consultancy agency for and a director of Trigger Movement Ltd., a position he has held since September 2017. From 216 to September 2017, he was general manager of CRS Events. From 2013 to 2016, Mr. Ryan worked as an online security analyst with Paddy Power Betfair Plc. Mr Ryan serves as technical advisor for sports media brand, Pundit Arena, where he has advised on technical development since 2012 and as a digital consultant for Irish Aid Charity, Bóthar, where he works on the development of the charity’s plans. Mr. Ryan has been involved in general technical consulting for startups and companies in Ireland for more than ten years. Mr. Ryan graduated with a Bachelors in Engineering from University College Dublin is working towards his masters in data analytics from National College of Ireland. Mr. Ryan works for us on a part-time basis.

Jeff Patrick, Pharm.D. has been our chief scientific officer since May 2018. He is also head of our scientific advisory board. Dr. Patrick has served as director of the Drug Development Institute at the Ohio State University Comprehensive Cancer Center since February 2017. Dr. Patrick served as chief scientific officer for New Haven Pharmaceuticals, Inc., a specialty pharmaceutical company, from October 2014 to February 2017 Dr. Patrick was global vice president of professional affairs at Mallinckrodt Pharmaceuticals, Inc. from April 2010 to August 2014. Dr. Patrick is a residency-trained clinical pharmacist with approximately 20 years of pharmaceutical industry experience. Dr. Patrick earned his B.S. and Pharm.D. degrees from the University of Tennessee. Dr. Patrick also completed the Wharton School of Business Pharmaceutical Executive Program. Dr. Patrick devotes only a portion of his time to our business. Dr. Patrick works for us on a part-time basis.

Larry Dillaha, M.D. has been our chief medical officer since August 2018. Dr. Dillaha also serves as a member of our scientific advisory board. Dr. Dillaha was chief executive officer of Repros Therapeutics, a development stage biopharmaceutical company focused on the development of oral small molecule drugs, from February 2017 to February 2018 and the chief executive officer of CavtheRx, an inception stage biotechnology company, from June 2016 to February 2017, and chief operating officer and chief medical officer of New Haven Pharmaceuticals, a specialty pharmaceutical company from April 2014 to January 2017. He also served as chief medical officer of Insys Therapeutics from March 2010 to March 2014. Dr. Dillaha received an M.D. degree from the University of Tennessee, Memphis. Dr. Dillaha works for us on a part-time basis.

Thomas Cooney has been a director since July 2018. Mr. Cooney is Professor of Entrepreneurship at the Dublin Institute of Technology, Academic Director of the DIT Institute for Minority Entrepreneurship, Adjunct Professor at the University of Turku (Finland) and Editor of the journal Small Enterprise Research. He is a former president of the International Council for Small Business (2012-13) and of the European Council for Small Business (2009-11), and was chair of the ICSB 2014 World Entrepreneurship Conference. He is a policy advisor to governments, European commission, OECD and other international organizations. He was a founding director of Startup Ireland and is a director of several businesses, and he works in various capacities with a range of commercial and not-for-profit enterprises. He has researched and published widely on the topic of entrepreneurship. Dr. Cooney received a B.Comm. from University College Cork, Ireland and an M.B.A from University of Bradford, England and his Ph.D. in 2001 from Trinity College, Ireland.

Radu Bujoreanu has been a director since June 2019. Mr. Bujoreanu has been the owner and executive director of Consular Assistance, Inc., which provides assistance in obtaining visas for the Republic of Moldava and related services since December 2002, and he has been a real estate agent with Keller Williams Realty, Inc. since May 2019. Mr. Bujoreanu received his Bachelor in International Public Law from the University of Moldova.

Steven P. Damon has been a director since April 2018, when we signed the agreement to acquire 4P Therapeutics. Mr. Damon is a co-founder of 4P Therapeutics, which was formed in 2011, and he has more than 20 years of experience with various business roles in the medical and pharmaceutical industries. Before founding 4P Therapeutics, Mr. Damon led the business development team at Altea Therapeutics as the company’s senior vice president of business development. Mr. Damon is a director of Georgia BIO, a non-profit trade association that promotes Georgia’s life science industry. Mr. Damon received is Bachelors in Business Administration and Associate in accounting from Colorado Mesa University.

Michael Doron, a director since July 2018, is the co-founding partner at Cidron Ventures AB. Cidron Ventures, a venture capital funds specializing in Series A and B financings of disruptive technology companies across the Nordic region. The fund’s core focus is on capital efficient and B2B software propositions. Previously, Mr. Doron served on non-profit boards for more than 11 years while being active in several community service organizations. Mr. Doron attended The University of Maryland and American University.

Mark Hamilton, a director since July 2018, has been at BDO Ireland, a major accounting firm, for more than nine years, held positions in corporate finance, corporate advisory, restructuring and recovery, client management and in his current role in business development. Mr. Hamilton is a chartered accountant and has een a member of the Association of Chartered Accountants since 2012. Mr. Hamilton’s accounting background and experience in corporate finance, corporate advisory and insolvency assists us in his role as an independent board member. Mr. Hamilton received a B.Sc. in Business and Management from Dublin Institute of Technology in 2008 and subsequently received 1st class honours in his postgraduate degree specializing in accountancy in 2009.

Stefan Mancas, a director since July 2018, received a Ph.D. in Applied Mathematics from the University of Central Florida in May 2007 under the supervision of Dr. Roy S. Choudhury, with the dissertation topic “Dissipative Solitons in the cubic-quintic Complex Ginzburg Landau equation: Bifurcations and Spatiotemporal Structure” for which he received the Outstanding Dissertation Award in 2008. Dr. Mancas is a professor and associate chair in the department of mathematics at Embry-Riddle Aeronautical University. He is the co-founder of the nonlinear Waves Lab which contains a 10 m. long water tank used for research in water waves, solitons in shallow water, vortex solitons, soliton ships, surface waves and wind-wave interaction, microcavitation, design and optimization, submarine currents, autonomous underwater vehicles, tractor beams, etc. He is also the organizer of national and international conferences in applied mathematics, and has published more than 40 articles in refereed journals.

Woody Jay Moore, a director since July 2018, is a marketing executive with more than 20 years of accomplishments in Internet technologies, web services, professional sports, and entertainment. He is currently the vice president of marketing, halogen at Omicron Media, an Internet technologies and online video streaming company, a position he has held since March 2019. From October 2007 to February 2019, Mr. Moore was vice president of marketing for Highwinds Network Group, Inc., a content delivery network and secure edge services provider, which became StackPath in February 2017 Mr. Moore holds a Bachelor’s Degree in Communication Studies from the University of California, Santa Barbara and a Master’s Degree in Sports Administration from Florida State University.

Committees of the Board of Directors

The board of directors has created two committees — the audit committee and the compensation committee. The board intends to create a nominating and corporate governance committee. Each of the committees will have a charter which meets the NASDAQ requirements and will be composed of three independent directors.

Audit Committee

The audit committee is comprised of Mr. Hamilton, as chairman, Dr. Mancas and Mr. Moore. We do not have an “audit committee financial expert.” The audit committee oversees, reviews, acts on and reports on various auditing and accounting matters to the board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices, all as set forth in our audit committee charter.

Compensation Committee

The compensation committee is comprised of Michael Doron and Mark Hamilton. The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally as set forth in the audit committee charter. If so authorized by the board, the compensation committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The compensation committee will not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee will consult with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss with the chief executive officer and other responsible officers the compensation policies for employees who are not officers. The compensation committee has the responsibilities and authority relating to the retention, compensation, oversight and funding of compensation consultants, legal counsel and other compensation advisers. The compensation committee members will consider the independence of such advisors before selecting or receiving advice from such advisors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will identify, evaluate and recommend qualified nominees to serve on our board; develop and oversee our internal corporate governance processes; and maintain a management succession plan.

Independent Directors

Six of our directors, Radu Bujoreanu, Thomas Cooney, Michael Doron, Mark Hamilton, Stefan Mancas and Woody Jay Moore, are independent directors based on the NASDAQ definition of independent director.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer who serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the NASDAQ regulations. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable federal securities laws and the NASDAQ corporate governance rules.

SEC Settlement

On December 26, 2018, the SEC announced that it has accepted our settlement offer and instituted settled administrative cease-and-desist proceedings against us and Gareth Sheridan, our chief executive officer, Serguei Melnik, our chief financial officer. The SEC’s administrative order, dated December 26, 2018, finds that we and the officers consented — without admitting or denying any findings by the SEC — to cease-and-desist orders against them for violations by us of Sections 12(g) and 13(a) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-1 thereunder, which require issuers to file accurate registration statements and annual reports with the Commission; violations by the officers for causing our violations of the above issuer reporting provisions; and violations by the officers of Rule 13a-14 of the Exchange Act, which requires each principal executive and principal financial officer of issuers to attest that annual reports filed with the SEC do not contain any untrue statements of material fact. The SEC action followed an investigation resulting from our failure to accurately disclose the FDA’s jurisdiction over our consumer products and that we could not legally market these products in the United States. In addition to consenting to the cease-and-desist orders, the officers have each agreed to pay a $25,000 civil penalty to resolve the investigation. The administrative order does not impose a civil penalty or any other monetary relief against us.

Scientific Advisory Board

We have formed a scientific advisory board to advise us on product development and potential products which we may be able to develop an application that uses our technology and into which markets we should seek to enter if we receive FDA approval in the United States. To date, the scientific advisory board has not been active. We anticipate that once we receive the proceeds from this offering and have commenced full clinical development program the scientific advisory board will work with us on product development as well as with respect to which markets we will seek to enter if we receive FDA approval. Our scientific advisory board presently has three members — Dr. Jeff Patrick, who is our chief scientific officer, Dr. Larry Dillaha, who is our chief medical officer, and Dr. Srinvas Nalamachu. Pursuant to an agreement dated July 31, 2018, we engaged Dr. Nalamachu to serve as a member of our scientific advisory board for a two-year period commencing July 31, 2018. He provides his services to us on part-time basis. For the first year, Dr. Nalamachu received 2,500 shares, valued at $74,000, as compensation for his advisory board service. Thereafter, compensation is in line with that of other advisory board members. We have not developed a compensation package for advisory board members. Officers who are also members of the Scientific Advisory Board do not receive additional compensation for their service on the Scientific Advisory Board.

Dr. Nalamachu is the founder and chief medical officer of the Mid America PolyClinic in Overland Park, Kansas, where he has established a comprehensive pain center. Dr Nalamachu received his medical degree and completed his internship at Kakatiya Medical College in Warangal, India. He pursued his advanced training and completed his rotatory internship at Einstein Medical Center in Philadelphia, Pennsylvania, followed by his physical medicine and rehabilitation residency at Temple University Hospital and Moss Rehabilitation Hospital in Philadelphia. Besides his clinical practice, Dr Nalamachu heads a clinical research center focusing primarily in analgesic therapeutic space. He has been a principal investigator for almost 100 clinical trials and has worked as a consultant for a number of pharmaceutical companies in the United States, Europe and Asia. He has co-authored more than 75 articles in clinical journals and close to 100 abstract/poster presentations at national and international conferences. He is also on the faculty at medical schools in both the United States and India. Besides being the co-chair for the largest pain conference in US (PAIN WEEK), Dr Nalamachu also serves on the editorial boards for the World Journal of Anesthesiology, PAINWeek Journal, Practical Pain Management, and Journal of Pain Research. His areas of clinical and research interest include Cancer pain, neuropathic pain, abuse deterrent opioids, new delivery technologies and molecules with unique mechanism of action.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended January 31, 2019 and 2018, earned by or paid to our chief executive officers and the two other officers receiving the greatest compensation.

Name and Principal Position	Year	Salary $	Bonus Awards $	Stock Awards $	Option/ Awards(1) $	Incentive Plan Compensation $	Nonqualified Deferred Earnings $	All Other Compensation $	Total $
Gareth Sheridan,	2019	$88,000	—	—	—	—	—	—	88,000
CEO	2018	—	—	—	—	—	—	—	—
Sean Gallagher, President(1)	2019	—	—	$402,500	—	—	—	—	402,500
Larry Dillaha, Chief Medical Officer(1)	2019	—	—	370,000	—	—	—	—	370,000

____________

(1)      Mr. Gallagher and Dr. Dillaha both joined us during the year ended January 31, 2019.

During the year ended January 31, 2019, we issued 68,000 shares of our common stock to executive officers as compensation. The following table sets forth the number of shares and the value of the shares, based on the market price at the date of issuance, of common stock issued to our executive officers:

Name	Title	Shares	Value
Sean Gallagher	President	25,000	$402,500
Larry Dillaha, MD	Chief medical officer	12,500	370,000
Gerard Goodman	Chief accounting officer	12,500	370,000
Jeff Patrick, Pharm.D.(1)	Chief scientific officer	12,500	162,500
Patrick Ryan(2)	Chief technical officer	5,500	114,300
		68,000	$1,419,300

____________

(1)      The shares issuable to Jeff Patrick were issued to Strategic Pharmaceutical Consulting LLC. Dr. Patrick has the sole right to vote and dispose of the shares owned by Strategic Pharmaceutical Consulting LLC. On March 10, 2019, we entered into an employment agreement dated February 19, 2019 with Mr. Patrick and granted him an option to purchase 25,000 shares of common stock at an exercise price equal to 75% of the market price of the common stock on the date he exercises the option. On May 19, 2019, the option expired unexercised.

(2)      Includes 1,750 shares, valued at $44,800, issued to Trigger Movement. Mr. Ryan has the voting and disposition power with respect to the shares owned by Trigger Movement.

Employment Agreements

We have employment agreement with Gareth Sheridan and Sergei Melnik dated April 23, 2019 pursuant to which we agree to employ Mr. Sheridan as chief executive officer and Mr. Melnik as chief financial officer. The agreements also provide that we will include each of them as our nominee for director. The agreements have a term ending on January 31, 2024, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension, Pursuant to the employment agreements, Mr. Sheridan is currently receiving compensation at the annual rate of $42,000, and Mr. Melnik is not currently receiving any compensation. Commencing with the month in which we have raised at least $2,500,000 from the public or private financing of our equity securities, they will each receive salary at the annual rate of $170,000.

Director Compensation

During the year ended January 31, 2019, we issued 1,250 shares of common stock, valued at $37,000, based on the market price on the date of issuance, as compensation to each of our independent directors — Thomas Cooney, Michael Davidov, Michael Doron, Mark Hamilton, Stefan Mancas and Woody Jay Moore.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards at January 31, 2019.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of July 24, 2019 and as adjusted for the sale of the x,xxx,xxx shares of common stock offered hereby, assuming the underwriters do not exercise their over-allotment option and that no warrants are exercised, by:

Each director;

•        Each current officer named in the summary compensation table;

•        Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

•        All directors and officers as a group

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power within 60 days of July 24, 2019.

	Amount and Nature of	Percentage
Name and Address(1) of Beneficial Owner	Beneficial Ownership	Prior to Offering	After Offering
Gareth Sheridan	1,500,000	27.5%	%
Vitalie Botgros	750,000	13.8%	%
Serguei Melnik(2)	707,500	13.0%	%
Steven Damon	41,750	*
Sean Gallagher	25,000	*
Dr. Larry Dillaha	12,500	*
Stefan Mancas	1,625	*
Thomas Cooney	1,250	*
Michael Doron	1,250	*
Mark Hamilton	1,250	*
Woody Jay Moore(3)	18,476	*
All officers and directors as a group (15 individuals owning stock)(2)(3),(4)	3,111,850	57.4%	%

____________

*        Less than 1%

(1)      The address is 121 South Orange Ave., Suite 1500, Orlando, FL 32801

(2)      Includes 25,000 shares owned by Mr. Melnik’s wife, as to which Mr. Melnik disclaims beneficial interest, and 100,000 shares owned by each of his two minor children.

(3)      Includes 9,476 shares owned by Mr. Moore’s wife, as to which Mr. Moore disclaims beneficial interest.

(4)      Includes 12,500 shares owned by Strategic Pharmaceutical Consulting, with respect to which Dr. Jeff Patrick, chief scientific officer, has the power to vote and dispose of the shares, and 1,750 shares owned by Trigger Movement, as to which Patrick Ryan, chief technical officer, has the power to vote and dispose of the shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ann Sheridan, mother of the Gareth Sheridan, our chief executive officer and a director, advanced us money on a non-interest bearing basis. The largest amount outstanding was $10,238, which was paid in May 2018.

During the year ended January 31, 2018, Serguei Melnik, our chief financial officer and a director, advanced us $8,250, which was repaid as of January 31, 2018. In addition, Mr. Melnik paid expenses on our behalf of $4,000, which was outstanding at January 31, 2018. Subsequent to January 31, 2018, Mr. Melnik made additional advances. The largest amount outstanding was $30,800 which we repaid in May 2018. At January 31, 2019, there was no amount due to related parties.

On August 1, 2018, we acquired 4P Therapeutics pursuant to an acquisition agreement dated April 5, 2018 between us and 4P Therapeutics. Steven Damon, who was the sole member of 4P Therapeutics, is a director. Mr. Damon was elected as a director in April 2018, when we entered into the agreement to acquire 4P Therapeutics, although he was not a director at the time we entered into the acquisition agreement. The purchase price was $2,250,000, consisting of 62,500 shares of common stock, valued at $1,850,000, and $400,000, and we agreed to pay Mr. Damon a 6% royalty on the revenue received or derived by our utilization or sale of the abuse deterrent intellectual property that we acquired as part of the assets of 4P Therapeutics, including partner license milestones and development payments. The 62,500 shares were issued to Mr. Damon (41,750 shares) and Dr. Alan Smith, our chief operating officer and president of 4P Therapeutics (20,750 shares). The royalty, which is payable pursuant to the acquisition agreement, continues as long as we generate revenue from our utilization or sale of the abuse deterrent intellectual property we acquired as part of the acquisition of 4P Therapeutics. In the event that we enter into an agreement with a third party to provide us with milestone or development payments or any other payment in connection with the abuse deterred intellectual property, or in the event we get any other funds which we recognize as revenue from this technology, we pay Mr. Damon 6% of the amount we recognize as revenue. At present we do not have any such agreements.

During the year ended January 31, 2019, we issued 1,750 shares of common stock, valued at $44,800, to Trigger Movement for services related to our website development. Patrick Ryan, our chief technical officer, has the right to vote and dispose of the shares owned by Trigger Movement. The services were rendered prior to the date Mr. Ryan was appointed as chief technical officer.

During the year ended January 31, 2019, we issued 66,250 shares of common stock to executive officers as compensation. The following table sets forth the number of shares and the value of the shares, based on the market price at the date of issuance, of common stock issued to our executive officers:

Name	Title	Shares	Value
Sean Gallagher	President	25,000	$402,500
Larry Dillaha, MD	Chief medical officer	12,500	370,000
Gerard Goodman	Chief accounting officer	12,500	370,000
Jeff Patrick, Pharm.D.(1)	Chief scientific officer	12,500	162,500
Patrick Ryan	Chief technical officer	3,750	69,500
		66,250	$1,374,500

____________

(1)      The shares issuable to Jeff Patrick were issued to Strategic Pharmaceutical Consulting LLC. Dr. Patrick has the sole right to vote and dispose of the shares owned by Strategic Pharmaceutical Consulting LLC.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 10,000,000 shares of preferred stock, par value $0.001 per share, none of which have been issued, and 25,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock can elect all of our directors. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

The board of directors has broad powers to create one or more series of preferred stock and to designate the voting powers, designations, preferences, limitations, restrictions and relative right of each series.

Common Stock Purchase Warrants

Each warrant entitles the registered holder to purchase one share of common stock at an initial exercise price of $______. The warrants may only be exercised for cash. The Warrants will expire on _______________, 2024, which is five years from the date of this prospectus, at 5:00 p.m., New York City time.

The warrants will be issued in registered form, in each case pursuant to a warrant agency agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. You should review a copy of the warrant agency agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The description of the warrant agency agreement in this prospectus is qualified in its entirety by the warrant agency agreement.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including but not limited to in the event of a stock split, stock dividend, recapitalization, reorganization, merger or consolidation.

In the event of a specified merger, the warrants, if not exercised prior to the effective time of the specified merger, shall, at the effective time of the specified merger, without any action on the part of the holder, become and be converted into the right to receive cash or securities equal to the amount determined by multiplying the number of shares of common stock issuable upon exercise of the warrant by the amount by which (x) the consideration payable with respect to one share of common stock in the specified merger exceeds (y) the exercise price of the warrant. A “specified merger” shall mean the merger or consolidation of us into another corporation or entity or the sale by us of all or substantially all of our business and assets in a transaction in which the net proceeds or other consideration from such sale are distributed to our stockholders in liquidation of their shares of common stock, if, and only if, the sole consideration to be received by the holders of the common stock is cash, including any contingent cash, and/or securities all of which are listed on the New York Stock Exchange, the Nasdaq Stock Market or the OTCQX or OTCQB Market or another United States, Canadian or foreign stock exchange or market designated by the Company’s board of directors and the shares are issuable pursuant to a registration statement on Form S-4 or other applicable form of registration statement. If, in a specified merger, the value of the consideration payable with respect to one share of common stock is equal to or less than the exercise price of the warrants, no payment shall be made to the holders of the warrants, and the warrants shall expire and cease to be exercisable.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us or by wire transfer of immediately available funds to an account designated by us, for the number of warrants being exercised. If payment is made in any form other than a wire transfer of immediately available funds, neither we nor the warrant agent shall be required to issue shares of common stock upon such exercise until the bank shall have confirmed that the payment has cleared, which date shall be the date that the holder has made payment of the exercise price. The warrants can only be exercised for cash. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and the shares of common stock issuable upon exercise of the warrants have been issued. After issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered pursuant to the or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agency agreement, we have agreed to meet these conditions and use our commercially reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Nevada Law Provisions Relating to Certain Transactions

Sections 78.378 through 78.3793 of the Nevada Revised Statutes contains voting limitations on certain acquisitions of control shares. Sections 78.411 through 78.444 contain restrictions of combinations with interested stockholders. The Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. In addition, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements.

Limitation on liability of officers and directors

Nevada law provides that subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by NRS Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Indemnification

Nevada law permits broad provisions for indemnification of officers and directors.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Warrant Agent

The transfer agent for the common stock and warrant agent for the warrants is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, telephone (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

Upon consummation of this offering, we will have xx,xxx,xxx shares of common stock outstanding. Of these shares, all shares sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, xx,xxx,xxx shares will be deemed “restricted securities” under the Securities Act.

Rule 144

The shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act. Any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the three months of the date of sale, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•        1% of the total number of shares of our common stock outstanding; or

•        the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Approximately xx,xxx,xxx shares of our common stock that are not subject to lock-up arrangements described are eligible for sale under Rule 144.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

UNDERWRITING

Aegis Capital Corp. is acting as sole book-running manager of the offering and the representative of the underwriters. Subject to the terms and conditions set forth in an underwriting agreement between us and the representative of the underwriters named below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock and the number of warrants next to its name in the following table.

Underwriters	Number of Shares of Common Stock	Number of Warrants
Aegis Capital Corp.
Total

The underwriters are committed to purchase all the shares of common stock and all of the warrants offered by us if they purchase any shares of common stock and warrants. Every share of common stock issued in the offering will be sold together with a warrant, and no warrant will be issued without an accompanying share of common stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock or warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters will sell one warrant for each share of common stock they sell in the offering. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the shares of common stock and warrants to the public at the public offering prices set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[    ] per share of common stock and $[    ] per warrant. If all of the shares of common stock and warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share of Common Stock	Per Warrant	Total Without Over-Allotment Option	Maximum Total With Over-Allotment Option
Public offering price	$	$
Underwriting discounts and commissions (8%)
Non-accountable expense allowance (1%)
Proceeds, before expenses, to us	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option).

We have also agreed to pay the representative’s accountable expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by FINRA; (b) all fees and expenses relating to the listing of our shares of common stock and warrants on The NASDAQ Capital Market, (c) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the representative, (d) all fees, expenses and disbursements relating to the registration of our shares of common stock and warrants with the Securities and Exchange Commission, (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the common stock and warrants under the securities laws of such foreign jurisdictions as the representative may reasonably designate, (f) the costs of all mailing and printing of the underwriting documents as the representative may reasonably deem necessary, (g) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters, (h) fees and expenses of our accountants, and (i) a maximum of $125,000 for fees and expenses including road shows, diligence, and reasonable legal fees and disbursements for the representative’s counsel.

The total estimated expenses of the offering, excluding underwriting discounts, commissions, and non-accountable expense allowances are approximately $_____ and are payable by us.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to _____ additional shares of common stock and/or _____ warrants (15% of the shares of common stock and warrants sold in this offering) at the public per share and per warrant purchase price on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of the underwriting agreement solely to cover sales of shares of common stock and/or warrants by the underwriters in excess of the total number of shares of common stock set forth in the table above. The underwriters need not exercise the over-allotment option with respect to the same number of shares of common stock and warrants, and they may exercise the over-allotment option as to only shares of common stock or only as to warrants. The underwriters may determine to purchase shares and/or warrants at their discretion when exercising the overallotment option based on market conditions. We will pay the expenses associated with the exercise of the over-allotment option.

Lock-Up Agreements

We and our directors and officers shall enter into customary “lock-up” agreements in favor of the representative pursuant to which such persons and entities shall agree, for a period of six (6) months after the effective date of the registration statement (the “Lock-up Period”), that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the representative’s prior written consent, including the issuance of shares of common stock upon the exercise of currently outstanding options approved by the representative. We have also agreed, for a period of ninety (90) days following the offering, not to, without the representative’s prior written consent, (i) offer, sell, issue, agree or contract to sell or issue or grant any option for the sale of any shares of our common stock or security convertible, exercisable or exchangeable for shares of common stock or (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company except for (a) our obligation to keep the registration statement of which this prospectus is a part effective pursuant to the warrant agency agreement and (b) the adoption of an equity incentive plan and the grant of options and/or restricted stock grants thereunder, and the filing of a registration statement on Form S-8. Notwithstanding the foregoing, we shall be entitled to issue securities in connection with an acquisition or strategic relationship provided that no such securities shall be resold until the expiration of the ninety (90) day lock-up period.

The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of twelve months after the closing of the offering, to act as lead managing underwriter and book runner or as lead placement agent for any and all public or private equity, equity-linked or debt offerings by the Company or any subsidiary or successor to the Company or any subsidiary (excluding (i) commercial bank debt and (ii) shares of common stock or securities of a subsidiary issued in payment of the consideration for an acquisition or as part of a joint venture or other bona fide strategic transaction (the primary purpose of which is not financing).

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ Listing

We have applied for listing of our common stock and warrants for trading on The NASDAQ Capital Market under the symbols “NTRB” and “NTRBW.” No assurance can be given that such listings will be approved; however, it is a condition of the underwriters’ obligation that our shares of common stock and warrants have been approved for listing on The NASDAQ Capital Market.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our shares of common stock. In connection with the offering, the underwriters may purchase and sell our shares of common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering pursuant to the exercise of their over-allotment option to purchase additional shares of common stock. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our shares of common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases shares of common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares of common stock, as applicable as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Common Stock

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area (each referred to herein as a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)     to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)     to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of ours or any underwriter for any such offer; or

(d)    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France. Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, or CONSOB) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 11971, as amended, or Qualified Investors; and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the

Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together referred to as relevant persons). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. Sichenzia Ross Ference LLP, New York, New York is acting as counsel for the underwriters in connection with this offering.

EXPERTS

Our financial statements included in this prospectus as of January 31, 2019 and 2018 have been included in reliance on the reports of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission maintains an Internet site which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission at the address: www.sec.gov.

NUTRIBAND INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 30, 2019	January 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$201,848	$474,653
Accounts receivable	44,857	13,088
Prepaid expenses	68,500	102,725
Total Current Assets	315,205	590,466
PROPERTY & EQUIPMENT-net	137,368	146,147

OTHER ASSETS:
Goodwill	1,719,235	1,719,235
Right of use asset, net	5,025	—
Intangible assets-net	342,304	351,770
TOTAL ASSETS	$2,519,137	$2,807,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$390,348	$291,781
Customer deposits	—	71,225
Operating lease liability	5,082	—
Note payable	40,000	40,000
Total Current Liabilities	435,430	403,006

Commitments and Contingencies	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, -0- outstanding	—	—
Common stock, $.001 par value, 25,000,000 shares authorized; 5,423,888 shares issued and outstanding at April 30, 2019 and January 31, 2019	5,424	5,424
Additional paid-in-capital	8,832,590	8,579,890
Accumulated other comprehensive loss	(304)	(52)
Accumulated deficit	(6,754,003)	(6,180,650)
Total Stockholders’ Equity	2,083,707	2,404,612
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,519,137	$2,807,618

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

	Three Months Ended April 30,
	2019	2018
Revenue	$193,590	$—

Costs and expenses:
Cost of revenues	198,794	—
Selling, general and administrative expenses	567,957	448,098
Total Costs and Expenses	766,751	448,098
Loss from operations	(573,161)	(448,098)

Other income (expense)
Interest expense	(192)	—
Loss from operations before provision for income taxes	(573,353)	(448,098)
Provision for income taxes	—	—
Net loss	$(573,353)	$(448,098)
Net loss per share of common stock-basic and diluted	$(0.11)	$(0.09)
Weighted average shares of common stock outstanding
– basic and diluted	5,423,888	5,219,275

Other Comprehensive Income (Loss):
Net loss	$(573,353)	$(448,098)
Foreign currency translation adjustment	(252)	146
Total Comprehensive Income (Loss)	$(573,605)	$(447,952)

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

		Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)		Common stock to be issued
	Total	Number of shares	Amount			Accumulated Deficit
Balance, February 1, 2018	$121,508	5,219,275	$5,219	$2,966,145	$(446)	$(2,849,410)	$—
Issuance of common stock for services	277,500	—	—	—	—	—	277,500
Foreign currency translation adjustment	146	—	—	—	146	—	—
Net loss for the three months ended April 30, 2018	(448,098)	—	—	—	—	(448,098)	—
Balance, April 30, 2018	$(48,944)	5,219,275	$5,219	$2,966,145	$(300)	$(3,297,508)	$277,500
		Common Stock		Additional	Accumulated Other
	Total	Number of shares	Amount	Paid In Capital	Comprehensive Income (Loss)	Accumulated Deficit
Balance, February 1, 2019	$2,404,612	5,423,888	$5,424	$8,579,890	$(52)	$(6,180,650)
Issuance of warrants for services	252,700	—	—	252,700	—	—
Net loss for the three months ended April 30, 2019	(573,353)	—	—	—	—	(573,353)
Foreign currency translation adjustment	(252)	—	—	—	(252)	—
Balance, April 30, 2019	$2,083,707	5,423,888	$5,424	$8,832,590	$(304)	$(6,754,003)

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended April 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(573,353)	$(448,098)

Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid on behalf of the Company by related party	—	24,300
Depreciation and amortization	18,245	—
Amortization of right of use asset	5,025	—
Stock-based compensation	252,700	277,500

Changes in operating assets and liabilities:
Accounts receivable	(31,769)	—
Prepaid expenses	34,225	54,011
Customer deposit	(71,225)	—
Operating lease liability	(4,968)	—
Accounts payable and accrued expenses	98,567	64,846
Net Cash Used In Operating Activities	(272,553)	(27,441)

Cash flows from financing activities:
Payment of bank overdraft	—	(59)
Proceeds from notes payable	—	25,000
Proceeds from advances of related parties	—	2,500
Net Cash Provided by Financing Activities	—	27,441
Effect of exchange rate on cash	(252)	—
Net change in cash	(272,805)	—
Cash and cash equivalents – Beginning of period	474,653	—
Cash and cash equivalents – End of period	$201,848	$—

Supplementary information:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Common stock to be issued for services	$—	$277,500
Adoption of ASC 842 Operating lease asset and liability	$10,050	$—

See notes to unaudited consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
as of and for the Three Months Ended April 30, 2019 And 2018

1.     ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Nutriband Inc. (the “Company”) is a Nevada corporation, incorporated on January 4, 2016. In January 2016, the Company acquired Nutriband Ltd, an Irish company which was formed by the Company’s chief executive officer in 2012 to enter the health and wellness market by marketing transdermal patches. References to the Company relate to the Company and its subsidiaries unless the context indicates otherwise.

On August 1, 2018, the Company acquired 4P Therapeutics LLC (“4P Therapeutics”) for $2,250,000, consisting of 62,500 shares of common stock, valued at $1,850,000, and $400,000, and a royalty payable to the former owner of 4P Therapeutics, of 6% on all revenue generated by us from the abuse deterrent intellectual property that had been developed by 4P Therapeutics. The former owner of 4P Therapeutics has been a director of the Company since April 2018, when the Company entered into an agreement to acquire 4P Therapeutics.

4P Therapeutics is engaged in the development of a series of transdermal pharmaceutical products that are in the preclinical stage of development. Prior to the acquisition of 4P Therapeutics, the Company’s business was the development and marketing of a range of transdermal consumer patches. Most of these products are considered drugs in the United States and cannot be marketed in the United States without approval by the Food and Drug Administration (the “FDA”). The Company is not presently taking any steps to seek FDA approval of its consumer transdermal products and its consumer products are not being marketed in the United States.

With the acquisition of 4P Therapeutics, 4P Therapeutics’ drug development business became the Company’s principal business. The Company’s approach is to use generic drugs that are off patent and incorporate them into the Company’s transdermal drug delivery system. Although these medications have received FDA approval in oral or injectable form, the Company needs to conduct a transdermal product development program which will include the preclinical and clinical trials that are necessary to receive FDA approval before we can market any of our pharmaceutical transdermal products.

Reverse Stock Split and Change in Authorized Common Stock

On June 25, 2019, the Company effected one-for-four reverse split, pursuant to which each share of common stock becomes and is converted into 0.25 share of common stock, and the Company decreased its authorized common stock from 100,000,000 shares to 25,000,000 shares. The reverse split will become effective in the marketplace upon receipt of approval by FINRA. All share and per share information in these financial statements reflects the reverse split.

Going Concern

The Company’s consolidated financial statements for the three months ended April 30, 2019 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. The Company did not generate any revenue prior to the quarter ended October 31, 2018. For the three months ended April 30, 2019, the Company generated revenue of $193,590 on which it recorded cost of revenues of $198,794 and a loss from operations of $573,161. The Company will require substantial funding to execute its strategic business plan. Successful business operations and its transition to attaining profitability are dependent upon obtaining significant additional financing and achieving a level of revenue to support its cost structure, developing its products, and obtaining FDA approval to market any product it develops and implementing a marketing program for such products. These factors raise substantial doubt about ability of the Company to continue as a going concern for a period of at least one year from the date of issuance of these financial statements.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated balance sheet as of April 30, 2019 and the consolidated statements of operations, stockholders’ equity, and cash flows for the periods presented have been prepared by the Company and are unaudited. The consolidated financial statements are prepared in accordance with the requirements for unaudited interim periods

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

pursuant to Rule 8-03 of Regulation S-X, and consequently, do not include all disclosures required to be made in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position, results of operations, changes in stockholders’ equity and cash flows for all periods presented have been made. The information for the consolidated balance sheet as of January 31, 2019 was derived from audited financial statements of the Company. The Company’s significant accounting policies are found below. These policies should be read in conjunction with Note 1 in the Company’s audited financial statements for the year ended January 31, 2019.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated. The operations of 4P Therapeutics are included in the Company’s financial statements from the date of acquisition of August 1, 2018.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. The Company adopted the guidance under the new revenue standards using the modified retrospective method effective February 1, 2018 and determined no cumulative effect adjusted to retained earnings was necessary upon adoption. Topic 606 requires the Company to recognize revenues when control of the promised goods or services and receipt of payment is probable. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Revenue Service Types

The following is a description of the Company’s revenue service types, which include professional services and sale of goods:

•        Professional services include the contract of research and development related services with our clients in the life sciences field on an as-needed basis. Deliverables primarily consist of detailed findings and conclusion reports provided to the client for each given research project engaged.

•        Sales revenues are derived from the sale of our consumer products. Upon the reception of a purchase order, we have the order filled and shipped.

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Contracts with Customers

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the Company’s different revenue service types, the performance obligation is satisfied at different times. Our performance obligations include providing products and professional services in the area of research. The Company recognizes product revenue performance obligations in most cases when the product has shipped to the customer. When the Company performs professional service work, it recognizes revenue when the Company has the right to invoice the customer for the work completed, which typically occurs on a monthly basis for the work performed during that month.

All revenue recognized in the income statement is considered to be revenue from contracts with customers.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by service type and by geographical location. See the tables:

Revenue by service type	Three Months Ended April 30, 2019 $	Three Months Ended April 30, 2018 $
Sale of goods	142,450	—
Services	51,140	—
Total	193,590	—
Revenue by geographical location	Three Months Ended April 30, 2019 $	Three Months Ended April 30, 2018 $
United States	51,140	—
Non-United States	142,450	—
Total	193,590	—

Upon adoption, the new standards replaced most existing revenue recognition guidance in U.S. GAAP. The adoption of the new revenue recognition standards did not have any impact on its consolidated financial statements since the Company did not recognize any revenue prior to the third quarter of 2018, and all revenue is recognized pursuant to Topic 606 under the five-step model specified by the new revenue standards.

Property, Plant and Equipment

The Company depreciates its plant and equipment on a straight-line basis over the estimated useful life of the assets. Property, plant and equipment is stated at historical cost. Expenditures for minor repairs, maintenance and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. All

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

major additions and improvements are capitalized. Depreciation is computed using the straight-line method. The lives over which the fixed assets are depreciated range from 3 to 5 years as follows:

Lab Equipment	5 years
Furniture, fixtures and equipment	3 years

Intangibles Assets

Intangibles assets include trademarks, intellectual property and customer base acquired through business combinations. The Company accounts for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” The Company capitalizes certain costs related to patent technology. A substantial component of the purchase price related to the Company’s acquisition in 2018 has also been assigned to intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Trademarks, intellectual property and customer base are being amortized over their estimated useful lives of ten years.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company does not amortize goodwill in accordance with ASC 350.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between fair market value of the long-lived asset and the related net book value.

Earnings per Share

Basic earnings per common share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share are computed by dividing net earnings by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. Potential shares of common stock consist of shares issuable upon the exercise of outstanding options and common stock purchase warrants. As of April 30, 2019 and 2018, there were 82,500 and 182,500 common stock equivalents outstanding, respectively, that were not included in the calculation of dilutive earnings per share as their effect would be anti-dilutive.

Stock-Based Compensation

ASC 718, “Compensation — Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services, and since February 1, 2019, non-employees, are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

For the three months ended April 30, 2018, the Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity — Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date. As of February 1, 2019, pursuant to ASU 2018-07, ASC 718 was applied to stock-based compensation for both employees and non-employees.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), to provide a new comprehensive model for lease accounting under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases and off-balance-sheet leases. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance.

The Company adopted ASU 2016-02 as amended effective February 1, 2019 using the modified retrospective approach. In connection with the adoption, the Company elected to utilize the Comparative Under 840 Option whereby the Company will continue to present prior period financial statements and disclosures under ASC 840. In addition, the Company elected the transition package of three practical expedients permitted under the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. The Company completed the necessary changes to its accounting policies, processes, disclosure and internal control over financial reporting.

Adoption of the new standard resulted in the recording of right-to-use assets in the amount of $10,050 and lease liabilities related to operating leases in the amount of $10,050 on the Company’s consolidated balance sheet as of February 1, 2019. See Note 10, Leases, for Topic 842 disclosures in connection with the adoption of ASU 2016-02.

Recent Accounting Standards

The Company has implemented all new pronouncements, including the adoption of ASC 842 and 718, that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial statements or results of operations.

3.     PROPERTY AND EQUIPMENT

	April 30, 2019	January 31, 2018
Lab equipment	$144,585	$144,585
Furniture, fixtures and equipment	19,643	19,643
	164,228	164,228
Less: Accumulated depreciation	(26,860)	(18,081)
Net Property and Equipment	$137,368	$146,147

Depreciation expense amounted to $8,779 and $-0- for the three months ended April 30, 2019 and 2018, respectively.

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

4.     DEBT

On September 12, 2017, the Company received an interest-free loan from TII Jet Services LDA in the amount of $15,000. The Company received an additional advance of $25,000 during April 2018. The loan is interest free and due upon demand. The balance due on such was $40,00 on April 30, 2019, and January 31, 2019, which is included in notes payable.

5.     ACQUISITION OF BUSINESS

On August 1, 2018, the Company acquired 100% of the membership interests of 4P Therapeutics, pursuant to an agreement dated April 5, 2018, for $2,250,000, consisting of 62,500 shares of common stock, valued at $1,850,000, and $400,000, and a royalty payable to the former owner of 4P Therapeutics, of 6% on all revenue generated by us from the abuse deterrent intellectual property that had been developed by 4P Therapeutics. The primary purpose of the acquisition is to acquire the intellectual property of 4P Therapeutics and complete the development and seek FDA approval on a number of transdermal pharmaceutical products under development by 4P Therapeutics which are in the preclinical stage. As a result of the acquisition of 4P Therapeutics, the Company has a pipeline of potential products. Acquisition costs, which were minimal, have been expensed as incurred in accordance with ASC 350.

Details of the net assets acquired are as follows:

Fair Value Recognized On Acquisition
Equipment	$160,065
Customer base	136,500
Intellectual property	191,900
Trademark	42,300
Goodwill	1,719,235
Net assets acquired	2,250,000

Satisfied by:
Common stock issued	(1,850,000)
Cash outflows on acquisition	$400,000

The following unaudited pro forma condensed financial information presents the combined results of operations of the Company and 4P Therapeutics as if the acquisition occurred as of the beginning of each period presented. The unaudited pro forma condensed financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisition occurred at the beginning of the period presented and should not be taken as being representation of the future consolidated results of operations of the Company.

	Three Months Ended April 30, 2018
	As Reported	Pro Forma
Net revenue	$—	$124,355
Net loss	(448,098)	(462,580)
Loss per share of common stock –
basic and diluted	$(0.11)	$(0.11)

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

6.      INTANGIBLE ASSETS AND GOODWILL

At April 30, 2019 and January 31, 2019, intangible assets consisted of intellectual property, customer base and trademarks, net of amortization, as follows:

	April 30, 2019	January 31, 2019
Customer base	$136,500	$136,500
Intellectual property	234,200	234,200
Goodwill	1,719,235	1,719,235
Total	2,089,935	2,089,935
Less: Accumulated amortization	(28,396)	(18,930)
Net Intangible Assets	$2,061,539	$2,071,005

The value of the intangible assets, consisting of intellectual property and customer base has been recorded at their fair value by the Company after completing a valuation and are being amortized over a period of ten years. Amortization expense for the three months ended April 30, 2019 and 2018 was $9,466 and $-0- respectively.

No value has been given to the potential royalty payable to the former owner since the royalty is contingent upon the Company generating revenue from any source and there is no marketable product and there are material uncertainties, including the need for FDA approval, as to whether or when any revenue will be generated from the intellectual property subject to the royalty. If any royalties are paid to the former owner of 4P Therapeutics, the royalties will be expensed as incurred and treated as a cost of revenue.

Intangible assets consist of:
Intellectual property	$234,200
Accumulated amortization	(18,158)
Book value at April 30, 2019	$216,042

Customer base	$136,500
Accumulated amortization	(10,238)
Book value at April 30, 2019	$126,262
Total Intangible Assets, Net	$342,304
Estimated Amortization:	Trademarks and Intellectual Property	Customer Base	Total
Year Ended January 31,
2020	$17,367	$10,237	$27,604
2021	23,420	13,650	37,070
2022	23,420	13,650	37,070
2023	23,420	13,650	37,070
2024 and thereafter	128,415	75,075	203,490
	$216,042	$126,262	$342,304

7.     RELATED PARTY TRANSACTIONS

a)      The former owner of 4P Therapeutics has been a director of the Company since April 2018, when the Company entered into an agreement to acquire 4P Therapeutics. See Note 4 in connection with the terms of the acquisition of 4P Therapeutics from the former owner. The former owner was not a director of the Company when the acquisition agreement was signed.

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

7.      RELATED PARTY TRANSACTIONS (Cont.)

b)      During the three months ended April 30, 2018, the Company issued 27,500 shares of common stock, valued at $277,500 to executives of the Company.

c)      On February 19, 2019, the Company granted an executive officer an option to purchased 25,000 shares of the Company’s common stock at an exercise price equal to 75% of the market price on the date the Company receives notice of exercise. The fair value of the warrant on the date of grant using the Black Scholes model was $252,700 and was expensed during the three months ended April 30, 2019. The warrant expired unexercised on May 19, 2019.

8.     COMMON STOCK

The Company issued 27,500 shares of common stock valued at $277,500, the fair value at the date of issuance, during the three months ended April 30, 2018 for services provided to the Company. These shares were issued to executives of the Company.

On May 2, 2018, the Company sold to an unrelated party for $1.0 million, 62,500 shares stock and 30-day warrants to purchase 62,500 shares of common stock at $4.00 per share. On May 27, 2018, the unrelated party exercised warrants to purchase 31,250 shares of common stock for proceeds of $500,000 and on June 2, 2018, warrants to purchase 31,250 shares of common stock expired unexercised.

On July 31, 2018, the Company issued 62,500 shares of common stock valued at $1,850,000 representing a portion of the purchase price for the equity of 4P Therapeutics. See Notes 4 and 6.

On November 23, 2018, the Company sold 17,858 shares of its common stock to an unrelated party for $500,000.

In November 2018, one of the defendants in the legal proceedings with Advanced Health Brands, Inc., returned 50,000 shares of common stock that had been issued to her, and these shares were cancelled as of January 31, 2019.

9.     WARRANTS AND OPTIONS

The following table summarizes the changes in warrants outstanding and the related price of the shares of the Company’s common stock issued to non-employees of the Company.

	Shares	Exercise Price	Remaining Life	Intrinsic Value
Outstanding, January 31, 2019	182,500	$6.32	0.35 years	$4,101,000
Granted	—	—	—	—
Expired/Cancelled	(125,000)	2.80	—	—
Exercised	—	—	—	—
Outstanding – period ending April 30, 2019	57,500	$14.00	0.75 years	$1,205,000
Exercisable – period ending April 30, 2019	57,500	$14.00	0.75 years	$1,205,000

The following table summarizes additional information relating to the warrants outstanding at April 30, 2019:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price for Shares Outstanding	Number Exercisable	Weighted Average Exercise Price for Shares Exercisable
$14.00	57,500	0.75	$14.00	57,500	$14.00

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

9.      WARRANTS AND OPTIONS (Cont.)

The following table summarizes the changes in options outstanding and the related price of the shares of the Company’s common stock issued to non-employees of the Company.

	Shares	Exercise Price	Remaining Life	Intrinsic Value
Outstanding, January 31, 2019	—	$—	—	$—
Granted	25,000	25.64	0.05 years	232,750
Expired/Cancelled	—	—	—	—
Exercised	—	—	—	—
Outstanding – period ending April 30, 2019	25,000	$25.64	0.05 years	$232,750
Exercisable – period ending April 30, 2019	25,000	$25.64	0.05 years	$232,750

The following table summarizes additional information relating to the options outstanding at April 30, 2019:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price for Shares Outstanding	Number Exercisable	Weighted Average Exercise Price for Shares Exercisable
$25.64	25,000	0.05	$25.64	25,000	$25.64

10.     LEASES

The Company has operating leases for its facilities used for research and development, sales and administration. These leases have remaining lease terms of less than one year. Certain of these leases contain options to extend the term of the lease and certain of these leases contain options to terminate the lease within a specified period of time. The options to extend or terminate a lease are included in the lease term when it is reasonably likely that the Company will elect that option. The Company is not a party to any material sublease arrangements.

The components of lease expense, which are included in cost of revenues and general and administrative expense, based on the underlying uses of the right of use asset, were as follows:

Three Months Ended April 30, 2019
Amortization of ROU Asset	$5,025
Interest on lease liability	192
Operating lease costs	—
Total Lease Cost	$5,217

Supplementary cash flow information related to leases are as follows:

Three Months Ended April 30, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,025
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	10,050

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

as of and for the Three Months Ended April 30, 2019 And 2018

10.    LEASES (Cont.)

Supplementary balance sheet information related to leases are as follows:

Operating Leases:
Operating lease right-of -use assets	$5,025
Operating lease liabilities	5,082

Weighted-Average Remaining Lease Term:
Operating leases	0.25 years

Weighted-Average Discount Rate:
Operating leases	9.2%

Our discount rate is based on our incremental borrowing rate.

Maturities of lease liabilities were as follows as of April 30, 2019:

Year Ending April 30,	Operating Leases
2019-remaining	$5,160
Total undiscounted cash flows	5,160
Less: imputed interest	(78)
Present value of lease liabilities	$5,082

11.     CONTINGENCIES

On July 27, 2018, the Company commenced an action in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, against Advanced Health Brands, Inc., Raymond Kalmar, Paul Murphy, Michelle Polly-Murphy, Laura Fillman and John Baker, together with a Motion for Temporary Injunction Without Notice and a Motion for Prejudgment Writ of Replevin arising from the Company’s decision to seek to rescind for misrepresentation the agreement by which the Company acquired advanced Health Brans, Inc. for 1,250,000 shares of common stock valued at $2,500,000 and seek return of the shares. On August 2, 2018, the court entered a Temporary Injunction Without Notice and an Order to Show Cause against the defendants. Defendants Kalmar, Murphy, Polly-Murphy, and Baker have filed a Motion to Dismiss our Verified Complaint, Motion to Dissolve Temporary Injunction Without Notice and Response to Order to Show Cause, and Motion to Compel Arbitration. In November 2018, one of the defendants returned her 50,000 shares that had been issued to her, and these shares were cancelled as of January 31, 2019.

On January 4, 2019, the court in the Advanced Health Brands, Inc. litigation dismissed the Company’s complaint with prejudice, and directed the defendants to assign the Company within 30 days, the six patents never duly transferred to the Company. On February 1, 2019, the Company appealed the court’s order.

12.     SUBSEQUENT EVENTS

On May 24, 2019, the board of directors created a series of preferred stock consisting of 2,500,000 shares designated as the Series A Convertible Preferred Stock, (Series A Preferred Stock”). On June 20, 2019, the Series A Preferred Stock was terminated and the 2,500,000 shares were restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Board of Directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Nutriband Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nutriband Inc. (“the Company”) as of January 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended January 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2016.

Salt Lake City, UT

April 19, 2019, except for Note 13, as to which the date is June 25, 2019

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 31,
	2019	2018
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$474,653	$—
Accounts receivable	13,088	—
Inventories	—	4,133
Prepaid expenses	102,725	160,503
VAT receivable	—	263
Total Current Assets	590,466	164,899
PROPERTY & EQUIPMENT-net	146,147	—

OTHER ASSETS:
Goodwill	1,719,235
Intangible assets-net	351,770	—
TOTAL ASSETS	$2,807,618	$164,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$291,781	$12,341
Customer deposits	71,225	—
Due to related parties	—	14,230
Note payable	40,000	16,820
Total Current Liabilities	403,006	43,391

Commitments and Contingencies	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, -0- outstanding	—	—
Common stock, $.001 par value, 25,000,000 shares authorized; 5,423,888 and 5,219,275 shares issued and outstanding at January 31, 2019 and 2018, respectively	5,424	5,219
Additional paid-in-capital	8,579,890	2,966,145
Accumulated other comprehensive loss	(52)	(446)
Accumulated deficit	(6,180,650)	(2,849,410)
Total Stockholders’ Equity	2,404,612	121,508
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,807,618	$164,899

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended January 31,
	2019	2018
Revenue	$245,285	$—

Costs and expenses:
Cost of revenues	288,301
Selling, general and administrative expenses	3,288,224	171,946
Intangible impairment charge	—	2,500,000
Total Costs and Expenses	3,576,525	2,671,946
Loss from operations before provision for income taxes	(3,331,240)	(2,671,946)
Provision for income taxes	—	—
Net loss	$(3,331,240)	$(2,671,946)
Net loss per share of common stock-basic and diluted	$(0.62)	$(0.56)
Weighted average shares of common stock outstanding
- basic and diluted	5,352,321	4,803,005

Other Comprehensive Income (Loss):
Net loss	$(3,331,240)	$(2,671,946)
Foreign currency translation adjustment	394	(2,155)
Total Comprehensive Income (Loss)	$(3,330,846)	$(2,674,101)

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Total			Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit
		Common Stock
		Number of shares	Amount
Balance, February 1, 2017	$23,109	3,893,025	$3,893	$194,971	$1,709	$(177,464)
Sale of common stock for cash	50,000	22,500	22	49,978	—	—
Issuance of common stock for services	222,500	53,750	54	222,446
Issuance of common stock for issuance of patent	2,500,000	1,250,000	1,250	2,498,750
Foreign currency translation adjustment	(2,155)	—	—	—	(2,155)	—
Net loss for the year ended January 31, 2018	(2,671,946)	—	—	—	—	(2,671,946)
Balance, January 31, 2018	121,508	5,219,275	5,219	2,966,145	(446)	(2,849,410)
Sale of common stock for cash	1,500,000	80,363	80	1,499,920	—	—
Issuance of common stock for services	1,763,950	80,500	81	1,763,869	—	—
Cancellation of common stock	—	(50,000)	(50)	50
Common stock issued for acquisition	1,850,000	62,500	63	1,849,937
Common stock issued on exercise of warrants	500,000	31,250	31	499,969	—	—
Net loss for the year ended January 31, 2019	(3,331,240)	—	—	—	—	(3,331,240)
Foreign currency translation adjustment	394	—	—	—	394	—
Balance, January 31, 2019	$2,404,612	5,423,888	$5,424	$8,579,890	$(52)	$(6,180,650)

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended January 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,331,240)	$(2,671,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Intangible impairment charge	—	2,500,000
Expenses paid on behalf of the Company by related party	24,300	4,000
Depreciation and amortization	37,011	—
Stock-based compensation	1,763,950	—
Changes in operating assets and liabilities:
Accounts receivable	(12,825)	—
Prepaid expenses	57,778	64,323
Inventories	4,133	3,915
Deposit on sales	71,225	—
Accounts payable and accrued expenses	280,202	6,850
Net Cash Used In Operating Activities	(1,105,466)	(92,858)

Cash flows from investing activities:
Cash paid for acquisition	(400,000)	—
Purchase of equipment	(4,163)	—
Net Cash Provided by Investing Activities	(404,163)	—

Cash flows from financing activities:
Proceeds from sale of common stock	1,500,000	50,000
(Payment) proceeds from bank overdraft	(762)	762
Proceeds from exercise of warrants	500,000	—
Proceeds from notes payable	25,000	15,000
Payment of notes payable	(1,820)	—
Proceeds from advances of related parties	2,500	8,250
Payment of related party advances	(41,030)	(8,250)
Net Cash Provided by Financing Activities	1,983,888	65,762
Effect of exchange rate on cash	394	(28)
Net change in cash	474,653	(27,124)
Cash and cash equivalents – Beginning of period	—	27,124
Cash and cash equivalents – End of period	$474,653	$—

Supplementary information:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Common stock issued for services	$1,763,950	$222,500
Common stock issued for patents	$—	$2,500,000

Details of Acquisition:
Assets purchased
Equipment	$160,065	$—
Intangibles	2,089,935	—
	2,250,000	—
Liabilities assumed	—	—
Net assets purchased	2,250,000	—
Common stock issued	(1,850,000)	—
Cash paid	$400,000	$—

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Nutriband Inc. (the “Company”) is a Nevada corporation, incorporated on January 4, 2016. In January 2016, the Company acquired Nutriband Ltd, an Irish company which was formed by the Company’s chief executive officer in 2012 to enter the health and wellness market by marketing transdermal patches. References to the Company relate to the Company and its subsidiaries unless the context indicates otherwise.

On August 1, 2018, the Company acquired 4P Therapeutics LLC (“4P Therapeutics”) for $2,250,000, consisting of 62,500 shares of common stock, valued at $1,850,000, and $400,000, and a royalty payable to the former owner of 4P Therapeutics, of 6% on all revenue generated by the Company from the abuse deterrent intellectual property that had been developed by 4P Therapeutics. The former owner of 4P Therapeutics has been a director of the Company since April 2018, when the Company entered into an agreement to acquire 4P Therapeutics.

4P Therapeutics is engaged in the development of a series of transdermal pharmaceutical products that are in the preclinical stage of development. Prior to the acquisition of 4P Therapeutics, the Company’s business was the development and marketing of a range of transdermal consumer patches. Most of these products are considered drugs in the United States and cannot be marketed in the United States without approval by the Food and Drug Administration (the “FDA”). The Company is not presently taking any steps to seek FDA approval of its consumer transdermal products and its consumer products are not being marketed in the United States.

With the acquisition of 4P Therapeutics, 4P Therapeutics’ drug development business became the Company’s principal business. The Company’s approach is to use generic drugs that are off patent and incorporate them into the Company’s transdermal drug delivery system. Although these medications have received FDA approval in oral or injectable form, the Company needs to conduct a transdermal product development program which will include the preclinical and clinical trials that are necessary to receive FDA approval before we can market any of our pharmaceutical products.

Going Concern

The Company’s consolidated financial statements for the year ended January 31, 2019 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. The Company did not generate any revenue prior to the quarter ended October 31, 2018. For the year ended January 31, 2019, the Company generated revenue of $245,285 on which it recorded cost of sales of $288,301 and a loss from operations of $3,331,240. The Company will require substantial funding to execute its strategic business plan. Successful business operations and its transition to attaining profitability are dependent upon obtaining significant additional financing and achieving a level of revenue to support its cost structure, developing its products and obtaining FDA approval to market any product it develops and implementing a marketing program for such products. These factors raise substantial doubt about ability of the Company to continue as a going concern for a period of at least one year from the date of issuance of these financial statements.

Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated. The operations of 4P Therapeutics are included in the Company’s financial statements from the date of acquisition of August 1, 2018.

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include short-term investments in money-market funds and certificate of deposits with an original maturity of three months or less when purchased.

Foreign Currency Translation

The functional currency of the Company’s Irish subsidiary is the Euro. The assets and liabilities of the subsidiary are translated into US dollars using the prevailing exchange rate as of the balance sheet date and income and expenses are translated into US dollars using the average exchange rate during the reporting period. Translation adjustments are recorded in other comprehensive income (loss).

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. The Company adopted the guidance under the new revenue standards using the modified retrospective method effective February 1, 2018 and determined no cumulative effect adjusted to retained earnings was necessary upon adoption. Topic 606 requires the Company to recognize revenues when control of the promised goods or services and receipt of payment is probable. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Revenue Service Types

The following is a description of the Company’s revenue service types, which include professional services and sale of goods:

•        Professional services include the contract of research and development related services with our clients in the life sciences field on an as-needed basis. Deliverables primarily consist of detailed findings and conclusion reports provided to the client for each given research project engaged.

•        Sales revenues are derived from the sale of our products. Upon the reception of a purchase order, we have the order filled and shipped.

Contracts with Customers

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the Company’s different revenue service types, the performance obligation is satisfied at different times. Our performance obligations include providing products and professional services in the area of research. We recognize product revenue performance obligations in most cases when the product has shipped to the customer. When we perform professional service work, we recognize revenue when we have the right to invoice the customer for the work completed, which typically occurs on a monthly basis for work performed during that month.

All revenue recognized in the statement of operations is considered to be revenue from contracts with customers.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by service type and by geographical location. See the tables:

Revenue by service type	Year Ended January 31, 2019 $	Year Ended January 31, 2018 $
Sale of goods	49,000	—
Services	196,285	—
Total	245,285	—
Revenue by geographical location	Year Ended January 31, 2019 $	Year Ended January 31, 2018 $
United States	196,285	—
Non-United States	49,000	—
Total	245,285	—

Upon adoption, the new standards replaced most existing revenue recognition guidance in U.S. GAAP. The adoption of the new revenue recognition standards did not have any impact on its consolidated financial statements since the Company did not recognize any revenue prior to the third quarter of 2018, and all revenue is recognized pursuant to Topic 606 under the five-step model specified by the new revenue standards.

Accounts receivable

Trade accounts receivable are recorded at the net invoice value and are not interest bearing. The Company maintains allowances for doubtful accounts for estimated losses from the inability of its customers to make required payments. The Company determines its allowances by both specific identification of customer accounts where appropriate and the application of historical loss to non-specific accounts. For the year ended January 31, 2019, the Company recorded no bad debt expense and no allowance for doubtful accounts related to accounts receivable.

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Inventories

Inventories are valued at the lower of cost and realizable value determined using the first-in, first-out (FIFO) method. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. The cost of finished goods and work in progress is comprised of material costs, direct labor costs and other direct costs and related production overheads (based on normal operating capacity).

Property, Plant and Equipment

Property and equipment represent an important component of the Company’s assets. The Company depreciates its plant and equipment on a straight-line basis over the estimated useful life of the assets. Property, plant and equipment is stated at historical cost. Expenditures for minor repairs, maintenance and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. All major additions and improvements are capitalized. Depreciation is computed using the straight-line method. The lives over which the fixed assets are depreciated range from 3 to 5 years as follows:

Lab Equipment	5 years
Furniture, fixtures and equipment	3 years

Intangible Assets

Intangible assets include intellectual property and customer base acquired through business combinations. The Company accounts for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” The Company capitalizes certain costs related to patent technology. A substantial component of the purchase price related to the Company’s acquisition has also been assigned to intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Intellectual property and customer base are being amortized over their estimated useful lives of ten years.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company does not amortize goodwill in accordance with ASC 350.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between fair market value of the long-lived asset and the related net book value.

On May 22, 2017, the Company entered into an agreement to acquire Advanced Health Brands, Inc., which owned the rights, title and interests in provisional patents related to transdermal patch and formulation and a related company in exchange for 1,250,000 of the Company’s common stock valued at $2,500,000, based on the market price of the Company’s common stock at that date. Advanced Health Brands, Inc. was an early-stage transdermal development company with an intellectual property portfolio of provisional patents relating to prescription medications to be delivered through transdermal technology. In August 2018, the Company issued the 1,250,000 shares of common stock to the stockholders of Advanced Health Brands, Inc., and the stockholders

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

agreed to transfer the Advanced Health Brands, Inc. stock to the Company. In January 2018, the Company had not received the stock in Advanced Health Brands, Inc. or an assignment of the intellectual property and the Company determined that the cost to complete the filings with the FDA would be prohibitive, and the Company did not have the available funds to complete the process before the expiration of the provisional patents. As a result, the Company recorded an impairment loss of $2,500,000 for the year ended January 31, 2018.

Stock-Based Compensation

ASC 718, “Compensation — Stock Compensation,” prescribes accounting and reporting standards for all stock-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

For the years ended January 31, 2019 and 2018, the Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity — Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date. Effective February 1, 2019, pursuant to ASU 2018-07, ASC 718 will apply to stock-based compensation for both employees and non-employees.

During the year ended January 31, 2019, the Company incurred $1,763,950 of expenses from the issuance of 80,500 shares of common stock for services. During the year ended January 31, 2018, the Company incurred $222,500 of expenses (of which $61,997 was expensed during the year ended January 31, 2018 and $160,503 was included in prepaid expenses) from the issuance 53,750 shares of common stock for services. The common stock issued as compensation was valued at the market price on the respective dates of grant.

Business Combinations

The Company recognizes the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the accounting literature. In accordance with this guidance, acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred. That replaces the cost-allocation process detailed in previous accounting literature, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair value.

Research and Development

Research and developments costs are expensed as incurred.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States and Ireland.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company records net deferred tax assets to the extent they believe these assets will more-likely-than-not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company’s cash and cash equivalents are concentrated primarily in banks. At times, such deposits could be in excess of insured limits. Management believes that the financial institutions that hold the Company’s financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments. As of and for the year ended January 31, 2019 three customers accounted for 100% of our revenues and two customers accounted for 100% of our accounts receivable.

Earnings Per Share

Basic earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. Potential shares of common stock consist of outstanding common stock purchase warrants. For the years ended January 31, 2019 and 2018 there were 182,500 potential shares of common stock that were not included in the calculation of diluted earnings per share as their effect would be anti-dilutive.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value.

The Company utilizes the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis during the reporting period. The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as follows:

Level 1	—	Observable inputs such as quoted market prices in active markets
Level 2	—	Inputs other than quoted prices in active markets that are either directly or indirectly observable
Level 3	—	Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions

As of January 31, 2019, there were no financial assets or liabilities that required disclosure.

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Recent Accounting Standards

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), to provide a new comprehensive model for lease accounting under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases and off-balance-sheet leases. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance. This guidance is effective for the annual periods and interim periods beginning December 15, 2018, and we adopted this guidance as of February 1, 2019. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. The update guidance requires a modified retrospective adoption.

The Company has implemented all new pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial statements or results of operations.

2.      INVENTORIES

Inventories as of January 31, 2019 and 2018 are as follows:

	January
	2019	2018
Finished goods	$—	$4,133
Work in progress	—	—
Raw materials	—	—
	$—	$4,133

3.      DEBT

Debt to related parties as of January 31, 2019 and 2018, consists of loans from officers and related parties, that are interest free and due on demand. As of January 31, 2018, debt to the related parties was $14,230. There was no debt to related parties on January 31, 2019.

Notes payable as of January 31, 2018 and 2017, consists of a loan from South County Dublin Council that is interest free with monthly payments of $75. The loan was due October 2017. As of January 31, 2018, the balance of long-term debt (current portion) was $1,820. The loan was paid in July 2018.

On September 12, 2017, the Company received an interest-free loan from TII Jet Services LDA in the amount of $15,000. The Company received an additional loan of $25,000 during April 2018. The loans are interest free and due upon demand. As of January 31, 2019 and 2018, the balance due was $40,000 and $15,000, respectively.

4.      PROPERTY AND EQUIPMENT

Depreciation expense amounted to $18,081 and $-0- for the years ended January 31, 2019 and 2018, respectively.

	January 31,
	2019	2018
Lab equipment	$144,585	$—
Furniture, fixtures and equipment	19,643	—
	164,228	—
Less: Accumulated depreciation	(18,081)	—
Net Property and Equipment	$146,147	$—

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

5.      INCOME TAXES

The Company adopted the provisions of ASC 740, “Income Taxes, (“ASC 740”). As a result of the implementation of ASC 740, the Company recognized no adjustment in the net liability for unrecognized income tax benefits. The Company believes there are no potential uncertain tax positions and all tax returns are correct as filed. Should the Company recognize a liability for uncertain tax positions, the Company will separately recognize the liability for uncertain tax positions on its balance sheet. Included in any liability or uncertain tax positions, the Company will also setup a liability for interest and penalties. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes.

There is no U.S. tax provision due to losses from U.S. operations for the years ended January 31, 2019 and 2018. Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities. The principal item giving rise to deferred taxes is the net operating loss carryforward in the U.S. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has set up a valuation allowance for losses for certain carryforwards that it believes may not be realized.

The provision for income taxes consist of the following:

Years Ended January 31,
	2019	2018
Current
Federal	$—	$—
Foreign	—	—

Deferred
Federal	—	—
Foreign	—	—
	$—	$—

A reconciliation of taxes on income computed at the federal statutory rate to amounts provided is as follows:

	Years Ended January 31,
	2019	2018
Book income (loss) from operations	$(699,560)	$(561,008)
Common stock issued for services	370,430	—
Impairment expense	—	525,000
Unused operating losses	329,130	36,008
Income tax expense	$—	$—

As of January 31, 2019, the Company recorded a deferred tax asset associated with a net operating loss (“NOL”) carryforward of approximately $1,659,586 that was fully offset by a valuation allowance due to the determination that it was more likely than not that the Company would be unable to utilize those benefits in the foreseeable future. The Company’s NOL expires in 2036. The valuation allowance increased by approximately $700,000 during the year ended January 31, 2019. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) significantly revised U.S. corporate income tax law by, among other things, reducing the corporate rate from 34% to 21%. Because the Company recognizes a valuation allowance for the entire balance, there is no net impact to the Company’s balance sheet or results of operations.

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

5.      INCOME TAXES (Cont.)

The types of temporary differences between tax basis of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liability and deferred tax asset and their approximate tax effects are as follows:

	January 31,
	2019	2018
Net operating loss carryforwards (expire through 2036)	$(417,229)	$(88,098)
Stock issued for services	(392,358)	(21,928)
Intangible impairment expense	(850,000)	(850,000)
Valuation allowance	1,659,587	960,026
Net deferred taxes	$—	$—

6.      ACQUISITION OF BUSINESS

On August 1, 2018, the Company acquired 100% of the membership interests of 4P Therapeutics pursuant to an agreement dated April 5, 2018, for $2,250,000, consisting of 62,500 shares of common stock, valued at $1,850,000, and $400,000, and a royalty payable to the former owner of 4P Therapeutics, of 6% on all revenue generated by us from the abuse deterrent intellectual property that had been developed by 4P Therapeutics. The primary purpose of the acquisition is to complete the development and seek FDA approval on a number of transdermal pharmaceutical products under development by 4P Therapeutics. As a result of the acquisition of 4P Therapeutics, the Company has a pipeline of potential products. Acquisition costs, which were minimal, have been expensed as incurred in accordance with ASC 350.

Details of the net assets acquired are as follows:

Fair Value Recognized On Acquisition
Equipment	$160,065
Customer base	136,500
Intellectual Property	234,200
Goodwill	1,719,235
Net assets acquired	2,250,000

Satisfied by:
Common stock issued	(1,850,000)
Cash outflows on acquisition	$(400,000)

The following unaudited pro forma condensed financial information presents the combined results of operations of the Company and 4P Therapeutics as if the acquisition occurred as of the beginning of each period presented. The unaudited pro forma condensed financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisition occurred at the beginning of the period presented and should not be taken as being representation of the future consolidated results of operations of the Company.

	2019		2018
	As Reported	Pro Forma	As Reported	Pro Forma
Net revenue	$245,285	$577,149	$—	$568,005
Net loss	(3,331,240)	(3,307,614)	(2,671,496)	(2,626,084)
Loss per share of common stock – basic and diluted	$(0.62)	$(0.62)	$(0.56)	$(0.56)

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

7.      INTANGIBLE ASSETS AND GOODWILL

Since the date of acquisition, 4P Therapeutics had net revenues of $196,285 and incurred a net loss of $88,298.

At January 31, 2019 and 2018, intangible assets consisted of intellectual property and customer base, net of amortization, as follows:

	January 31, 2019		January 31, 2018
		Acquisition
Customer base	$136,500	$136,500	$—
Intellectual property	234,200	234,200	—
Goodwill	1,719,235	1,719,235	—
Total	2,089,935	2,089,935	—
Less: Accumulated amortization	(18,930)	—	—
Net Intangible Assets	$2,071,005	$2,089,935	$—

The value of the intangible assets, consisting of intellectual property and customer base has been recorded at their fair value by the Company after completing a valuation and are being amortized over a period of ten years. Amortization expense for the year ended January 31, 2019 was $18,930.

No value has been given to the potential royalty payable to the former owner since the royalty is contingent upon the Company generating revenue from any source and there is no marketable product and there are material uncertainties, including the need for FDA approval, as to whether or when any revenue will be generated from the intellectual property subject to the royalty. If any royalties are paid to the former owner of 4P Therapeutics, the royalties will be expensed as incurred and treated as an operating expense.

Intangible assets consist of:
Intellectual property	$234,200
Accumulated amortization	(12,105)
Book value at January 31, 2019	$222,095
Customer base	$136,500
Accumulated amortization	(6,825)
Book value at January 31, 2019	$129,675
Total Intangible Assets, Net	$351,770

Estimated Amortization:

	Intellectual Property	Customer Base	Total
Year Ended January 31,
2020	$23,420	$13,650	$37,070
2021	$23,420	$13,650	$37,070
2022	$23,420	$13,650	$37,070
2023	$23,420	$13,650	$37,070
2024 and thereafter	$128,415	$75,075	$203,490
Total amortization	$222,095	$129,675	$351,770

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

8.      RELATED PARTY TRANSACTIONS

a)      An interest-free advance from the mother of the chief executive officer was $10,230 at January 31, 2018. The advance was repaid in full May 2018.

b)      During the year ended January 31, 2018, the chief financial officer advanced $8,250 to the Company, all of which was paid as of January 31, 2018. Additionally, the chief financial officer made payments on behalf of the Company during the year ended January 31, 2019 in the total amount of $30,800 and $4,000 in 2018, all of which was repaid in May 2018.

c)      The former owner of 4P Therapeutics has been a director of the Company since April 2018, when the Company entered into an agreement to acquire 4P Therapeutics. See Note 6 in connection with the terms of the acquisition of 4P Therapeutics from the former owner and the royalty payable to the former. The former owner was not a director of the Company when the acquisition agreement was signed.

d)      During the year ended January 31, 2019, the Company issued 52,500 shares of common stock, valued at $967,500, to executives of the Company based on the market price of the common stock on the date of issuance.

e)      During the year ended January 31, 2019, the Company issued 1,250 shares of common stock to each of the Company’s six independent directors for a total of 7,500 shares valued at $222,000, based on the market price on the date of issuance.

9.      COMMON STOCK

The Company issued 80,500 shares of common stock valued at $1,763,950, based on the market price on the date of issuance, during the year ended January 31, 2019 for services provided to the Company. Of these shares, 68,000 shares valued at $1,419,300 were issued to executives of the Company and 7,500 shares valued at $222,000 were issued to directors of the Company.

On May 2, 2018, the Company sold to an unrelated party for $1.0 million, 62,500 shares of common stock and 30-day warrants to purchase 62,500 shares of common stock at $16.00 per share. On May 27, 2018, the unrelated party exercised warrants to purchase 31,250 shares of common stock for proceeds of $500,000 and on June 2, 2018, warrants to purchase 31,250 shares of common stock expired unexercised.

On July 31, 2018, the Company issued 62,500 shares of common stock valued at $1,850,000 representing a portion of the purchase price for the equity of 4P Therapeutics. See Note 5.

On November 23, 2018, the Company issued 17,858 shares of its common stock and received proceeds of $500,000 from TII Jet Services LLC.

In November 2018, one of the defendants in the legal proceedings with Advanced Health Brands, Inc., returned 50,000 shares of common stock that had been issued to her, and these shares were cancelled as of January 31, 2019.

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

10.    WARRANTS

The following table summarizes the changes in warrants outstanding and the related price of the shares of the Company’s common stock issued to non-employees of the Company.

	Shares	Exercise Price	Remaining Life	Intrinsic Value
Outstanding, January 31, 2018	182,500	$6.32	1.35 years	—
Granted	62,500	16.00	—	—
Exercised	(31,250)	16.00	—	—
Expired/Cancelled	(31,250)	16.00	—	—
Outstanding, January 31, 2019	182,500	$6.32	0.35 years	$4,101,000
Exercisable, January 31, 2019	182,500	$6.32	0.35 years	$4,101,000

The following table summarizes additional information relating to the warrants outstanding at January 31, 2019:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractural Life (Years)	Weighted Average Exercise Price for Shares Outstanding	Number Exercisable	Weighted Average Exercise Price for Shares Exercisable
$2.80	125,000	0.05	$2.80	125,000	$2.80
$14.00	57,500	1	$14.00	57,500	$14.00

11.    COMMITMENTS AND CONTINGENCIES

On July 27, 2018, the Company commenced an action in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, against Advanced Health Brands, Inc., Raymond Kalmar, Paul Murphy, Michelle Polly-Murphy, Laura Fillman and John Baker, together with a Motion for Temporary Injunction Without Notice and a Motion for Prejudgment Writ of Replevin arising from the Company’s decision to seek to rescind for misrepresentation the agreement by which the Company acquired advanced Health Brands, Inc. for 1,250,000 shares of common stock valued at $2,500,000 and seek return of the shares. On August 2, 2018, the court entered a Temporary Injunction Without Notice and an Order to Show Cause against the defendants. Defendants Kalmar, Murphy, Polly-Murphy, and Baker have filed a Motion to Dismiss our Verified Complaint, Motion to Dissolve Temporary Injunction Without Notice and Response to Order to Show Cause, and Motion to Compel Arbitration. In November 2018, one of the defendants returned the 50,000 shares that had been issued to her, and these shares were cancelled as of January 31, 2019.

On January 4, 2019, the court in the Advanced Health Brands, Inc. litigation dismissed the Company’s complaint with prejudice, and directed the defendants to assign to the Company within 30 days, the six patent applications never duly transferred to the Company. On February 1, 2019, the Company appealed the court’s order.

Lease Commitments

The Company leases office space in Orlando, Florida at a monthly rental of $1,720 which expires July 31, 2019. For the year ended January 31, 2020 the Company has lease commitments of $10,320.

NUTRIBAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED JANUARY 31, 2019 AND 2018

12.    SUBSEQUENT EVENTS

The Company also leases 7,201 square feet of manufacturing space in Norcross, Georgia. The lease is month-to-month at a monthly rate of $14,929. The Company is currently in negotiations to lease the space on a long-term basis.

On February 19, 2019, the Company granted Jeffrey Patrick, an executive officer, an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to 75% of the market price on the date the Company receives notice of exercise. The option expires May 19, 2019.

In March 2019, the European Patent Office granted full patent protection for the European Patent Application entitled “Abuse and Misuse Deterrent Transdermal System” submitted by 4P Therapeutics LLC. The patent relates to the Company’s proprietary abuse deterrent technology, utilized in the fentanyl transdermal system which is being developed to combat the fentanyl overdose.

13.    REVERSE STOCK SPLIT AND CHANGE IN AUTHORIZED COMMON STOCK

On June 25, 2019, the Company effected a one-for-four reverse split, pursuant to which each share of common stock becomes and is converted into 0.25 share of common stock, and the Company decreased its authorized common stock from 100,000,000 shares to 25,000,000 shares. The reverse split will become effective in the marketplace upon receipt of approval by FINRA. All share and per share information in these financial statements reflects the reverse split.

x,xxx,xxx Shares of Common Stock and

x,xxx,xxx Warrants

Nutriband Inc.

_______________

Prospectus

_______________

Sole Book-Running Manager

Aegis Capital Corp.

        , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

Nature of Expense:	Amount
SEC Registration Fee	$1,883.09
NASDAQ initial listing fee	42,000.00
FINRA filing fee	2,830.55
Accounting fees and expenses	52,000.00
Legal fees and expenses	70,000.00
Printing	9,000.00
Transfer Agent and Warrant Agent expenses
Miscellaneous
Total

____________

(1)      All expenses, except the SEC registration fee, are estimated.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes 78.7502 and 78.751 provide broad authority for the indemnification of directors, officers and certain other persons.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)     is not liable pursuant to Nevada Revised Statute 78.138, or

(b)    acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)     is not liability pursuant to Nevada Revised Statute 78.138; or

(b)    acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)     the creation of a trust fund;

(b)    the establishment of a program of self-insurance;

(c)     the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)    the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)     by the stockholders;

(b)    by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)     if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)    if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

Our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of us or of a corporation of which we are or were a stockholder and his heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

1.      In connection with the organization of the Company in January 2016, on January 15, 2016, the Company issued 625,000 shares of common stock, valued at $13,094, to Gareth Sheridan in exchange for all of the issued and outstanding capital stock of Nutriband, Ltd., an Irish corporation. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering.

2.      Also in connection with the organization of the Company, on January 16, 2016, the Company issued 4,843,750 shares of common stock at $0.001 per share to the following persons:

Name	Shares
Gareth Sheridan	2,875,000
Serguei Melnik	750,000
Vitali Botgrox	750,000
Radim Kohot	218,750
Victor Orindes	125,000
Simon McDonald	125,000
4,843,750

The issuance of these shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering. On November 30, 2016, Mr. Sheridan transferred 1,750,000 shares of common stock to the Company and such shares were cancelled.

3.      In February 2016, the Company issued to Nociota Holdings Limited, for $100,000, 125,000 shares of common stock and a warrant to purchase 125,000 shares of common stock at $2.80 per share. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering.

4.      In June and July 2017, the Company issued for $40,000, 20,000 shares of common stock and three-year warrants to purchase 20,000 shares of common stock at $14.00 per share to Marc Angle, Jimmy Poirier, Jacques Poirier and George Pryor, each of whom purchased, for $10,000, (i) 5,000 shares of common stock and (ii) warrants to purchase 5,000 shares of common stock. The issuance of these shares and warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering.

5.      On September 1, 2017, the Company we issued 25,000 shares to the Goldberg Law Firm for legal services. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering.

6.      In May 2017, the Company issued a total of 1,250,000 shares of common stock to the stockholders of Advanced Health Brands, Inc. The shares were issued to the following former stockholders of Advanced Health Brands, Inc.

Name	Shares
Ray Kalmar	525,000
Paul Murphy	525,000
Michelle Poly Murphy	125,000
Laura Fillman	50,000
John Baker	25,000
1,250,000

The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering. In connection with litigation that the Company commenced seeking rescission of the acquisition agreement relating to Advanced Health Brands, Inc., pursuant to a settlement agreement, Laura Fillman returned to us the 50,000 shares that we had issued to her pursuant to the acquisition agreement.

7.      On November 30, 2017, the Company sold 2,500 shares of common stock to the following purchasers at a purchase price of $4.00 per share:

Name	Shares	Purchase Price
Eric Williams	750	$3,000
Christopher Sims	1,000	4,000
Kevin Kostenborder and Jenna Kostenborder	750	3,000
	2,500	$10,000

The issuance of these shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering.

8.      In January 2018, the Company issued 25,000 shares of common stock to the following persons for services rendered.

Name	Shares	Relationship
IR Consulting Services LLC	18,750	Investor relations
Kazushige Okaniskhi and Phan Thi Okanishi	3,750	Consultant
Jason Sakasci	2,500	Consultant
	25,000

9.      On May 2, 2018, the Company sold to Barandnic Holdings Ltd. for $1.0 million, 62,500 shares stock and 30-day warrants to purchase 62,500 shares of common stock at $16.00 per share. On May 27, 2018, Barandnic Holdings Ltd. exercised warrants to purchase 31,250 shares of common stock and on June 2, 2018, warrants to purchase 31,250 shares of common stock expired unexercised. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering.

10.    During the year ended January 31, 2019, the Company issued 73,000 shares of common stock to executive officers and consultants as compensation. The following table sets forth the number of shares and the value of the shares, based on the market price at the date of issuance, of common stock issued to our executive officers and consultants:

Name	Relationship	Shares	Value
Sean Gallagher	President	25,000	$402,500
Larry Dillaha, MD	Chief medical officer	12,500	370,000
Gerard Goodman	Chief accounting officer	12,500	370,000
Jeff Patrick, Pharm.D.(1)	Chief scientific officer	12,500	162,500
Patrick Ryan	Chief technical officer	3,750	69,500
Srinivas Nalamachu, MD	Member, scientific advisory board	2,500	74,000
Red Chip Companies	Investor relations	2,500	48,650
Trigger Movement Ltd.(2)	Consultant	1,750	44,800
		73,000	$1,541,658
__________

(1)      The shares issuable to Jeff Patrick were issued to Strategic Pharmaceutical Consulting LLC. Dr. Patrick has the sole right to vote and dispose of the shares owned by Strategic Pharmaceutical Consulting LLC.

(2)      Patrick Ryan has the right to vote and dispose of the shares owned by Trigger Movement Ltd.

The issuance of these shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.

11.    On July 31, 2018, the Company issued 62,500 shares of common stock to Steve Damon (41,750 shares) and Dr. Alan Smith (20,750 shares) as part of the purchase price for 4P Therapeutics. The issuance of these shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.

12.    On July 31, 2018, the Company issued 1,250 shares of common stock, valued at $37,000, based on the market price on the date of issuance, as compensation to each of the Company’s independent directors – Thomas Cooney, Michael Davidov, Michael Doron, Mark Hamilton, Stefan Mancas and Woody Jay Moore. The issuance of these shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.

13.    On November 23, 2018, the Company sold to TII Jetservices Lda., a Portuguese company, 17,857 shares of common stock for $500,000. The issuance of the shares was exempt from registration pursuant to Regulation S of the Securities and Exchange Commission pursuant to the Securities Act of 1933.

No Underwriter was involved in any of these issuances and the certificates for the shares bear a restricted stock legend.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description
*1.1	Form of underwriting agreement
3.1	Articles of incorporation, as amended(5)
3.2	By-laws(1)
*4.1	Form of Warrant Agency Agreement
*4.2	Form of warrant
*5.1	Opinion of Ellenoff Grossman & Schole LLP as to the legality of the securities being registered.
10.1	Share exchange agreement dated January 15, 2016 by and among the Company, Nutriband Limited, an Ireland corporation, and Gareth Sheridan and/or his nominee(1)
10.2	Quality agreement, dated July 19, 2016, between Pocono Coated Products LLC and the Company.(1)
10.3	Share exchange agreement dated May 22, 2017 between the Company, Advanced Health Brands, Inc., TD Therapeutics and the shareholders of Advanced Health Brands, Inc. and TD Therapeutics.(2)
10.4	Acquisition agreement dated April 5, 2018 between the Company and 4P Therepeutics LLC.(3)
10.5	Form of agreement with independent directors.(4)(5)
10.6	Exclusive master distribution agreement dated April 13, 2018 between the Company and EMI-Korea (Best Choice), Inc.(4)
10.7	Agreement dated July 31, 2018 between the Company and Srinvas Nalamachu.(5)
10.8	Employment agreement dated April 23, 2019 between the Company and Gareth Sheridan(5)
10.9	Employment agreement dated April 23, 2019 between the Company and Serguei Melnik(5)
10.10	Extension agreement dated May 26, 2019 between the Company and EMI-Korea (Best Choice), Inc.(5)
23.1	Consent of independent registered public accounting firm(6)
*23.2	Consent of counsel (included in Exhibit 5.1).
99.1	Form of Audit Committee Charter(4)
99.2	Form of Compensation Committee Charter(4)

____________

(1)      Filed as an exhibit to the Company’s registration statement on Form 10, which was filed with the Commission on June 2, 2016, and incorporated herein by reference.

(2)      Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on May 23, 2017 and incorporated herein by reference.

(3)      Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on April 10, 2018 and incorporated herein by reference.

(4)      Filed as an exhibit to the Company’s annual report on Form 10-K for the year ended January 3, 2019 which was filed with the Commission on April 19, 2019, and incorporated herein by reference.

(5)      Previously filed.

(6)      Filed herewith.

*        To be filed by amendment.

ITEM 17.    UNDERTAKINGS.

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement:

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida on July 25, 2019.

NUTRIBAND INC.
By:	/s/ Gareth Sheridan
Gareth Sheridan
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Gareth Sheridan*	Chief executive officer and director
Gareth Sheridan	(principal executive officer)
/s/ Serguei Melnik*	Chief financial officer and director
Serguei Melnik	(principal financial officer)
/s/ Vitalie Botgros*	Director
Vitalie Botgros
/s/ Radu Bujoreanu*	Director
Radu Bujoreanu
/s/ Thomas Cooney*	Director
Thomas Cooney
/s/ Steven P. Damon*	Director
Steven P. Damon
/s/ Michael Doron*	Director
Michael Doron
/s/ Sean Gallagher*	Director
Sean Gallagher
/s/ Mark Hamilton*	Director
Mark Hamilton
/s/ Stefan Mancas*	Director
Stefan Mancas
/s/ Woody Jay Moore*	Director
Woody Jay Moore
*By:	/s/ Gareth Sheridan	Attorney-in-Fact	July 25, 2019
Gareth Sheridan